Exhibit 10.11

SENIOR MEZZANINE LOAN AGREEMENT

Dated as of July 28, 2010

Among

CENTRO NP NEW GARDEN MEZZ 1, LLC, and

CENTRO NP SENIOR MEZZ HOLDING, LLC,

collectively, as Borrower

and

JPMORGAN CHASE BANK, N.A.,

as Lender

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ARTICLE III — CONDITIONS PRECEDENT		41

Section 3.1	Intentionally Omitted	41

ARTICLE IV — REPRESENTATIONS AND WARRANTIES		41

Section 4.1	Borrower Representations	41
4.1.1	Organization	41
4.1.2	Proceedings	42
4.1.3	No Conflicts	42
4.1.4	Litigation	42
4.1.5	Agreements	42
4.1.6	Title	43
4.1.7	Solvency	43
4.1.8	Full and Accurate Disclosure	44
4.1.9	No Plan Assets	44
4.1.10	Compliance	44
4.1.11	Financial Information	44
4.1.12	Condemnation	45
4.1.13	Federal Reserve Regulations	45
4.1.14	Intentionally Omitted	45
4.1.15	Not a Foreign Person	45
4.1.16	Intentionally Omitted	45
4.1.17	Intentionally Omitted	45
4.1.18	Enforceability	45
4.1.19	No Prior Collateral Assignment	45
4.1.20	Insurance	46
4.1.21	Mortgage Loan Representations	46
4.1.22	Intentionally Omitted	46
4.1.23	Intentionally Omitted	46
4.1.24	Intentionally Omitted	46
4.1.25	Intentionally Omitted	46
4.1.26	Leases	46
4.1.27	Intentionally Omitted	47
4.1.28	Principal Place of Business; State of Organization	47
4.1.29	Filing Fees	47
4.1.30	Special Purpose Entity/Separateness	47
4.1.31	Management Agreement	48
4.1.32	Illegal Activity	48
4.1.33	No Change in Facts or Circumstances; Disclosure	48
4.1.34	Investment Company Act	48
4.1.35	Embargoed Person	49
4.1.36	Senior Mezzanine Debt Service Account; Cash Management System, Etc	49
4.1.37	Intentionally Omitted	49
4.1.38	Underwriting Representations	50
4.1.39	Equipment, Fixtures and Personal Property	50
4.1.40	Ground Lease	50

4.1.41	No Contractual Obligations	51
4.1.42	Intentionally Omitted	51
Section 4.2	Survival of Representations	51

ARTICLE V — BORROWER COVENANTS		51

Section 5.1	Affirmative Covenants	51
5.1.1	Existence; Compliance with Legal Requirements	51
5.1.2	Taxes and Other Charges	52
5.1.3	Litigation	53
5.1.4	Access to Properties	53
5.1.5	Notice of Default, Etc	53
5.1.6	Cooperate in Legal Proceedings	54
5.1.7	Perform Loan Documents	54
5.1.8	Net Liquidation Proceeds After Debt Service	54
5.1.9	Further Assurances	54
5.1.10	Intentionally Omitted	54
5.1.11	Financial Reporting	54
5.1.12	Business and Operations	58
5.1.13	Title to the Properties	59
5.1.14	Costs of Enforcement	59
5.1.15	Estoppel Statement	59
5.1.16	Loan Proceeds	59
5.1.17	Intentionally Omitted	59
5.1.18	Confirmation of Representations	59
5.1.19	No Joint Assessment	60
5.1.20	Leasing Matters	60
5.1.21	Alterations	61
5.1.22	Operation of Property	62
5.1.23	Mortgage Reserve Accounts	63
5.1.24	Notices	63
5.1.25	Updated Appraisals	63
5.1.26	Principal Place of Business, State of Organization	63
5.1.27	Embargoed Person	63
5.1.28	Intentionally Omitted	64
5.1.29	Curing	64
5.1.30	Ground Lease	64
5.1.31	Mortgage Borrower Covenants	66
5.1.32	Special Purpose Entity/Separateness	67
Section 5.2	Negative Covenants	67
5.2.1	Operation of Property	67
5.2.2	Liens	68
5.2.3	Dissolution; Amendment of Organizational Documents	68
5.2.4	Change in Business	68
5.2.5	Debt Cancellation	68
5.2.6	Zoning	69

5.2.7	Intentionally Omitted	69
5.2.8	Principal Place of Business and Organization	69
5.2.9	ERISA	69
5.2.10	Transfers	70
5.2.11	Material Agreements	74
5.2.12	Limitation on Securities Issuances	75
5.2.13	Limitations on Distributions	75
5.2.14	Mortgage Loan Documents	75
5.2.15	Contractual Obligations	76
5.2.16	Refinancing	76
5.2.17	Ground Lease	76
5.2.18	Leasing Matters	76
5.2.19	EIL Policy	77

ARTICLE VI — INSURANCE; CASUALTY; CONDEMNATION		77

Section 6.1	Insurance	77
Section 6.2	Casualty	78
Section 6.3	Condemnation	78
Section 6.4	Restoration	78

ARTICLE VII — MEZZANINE RESERVE FUNDS		79

Section 7.1	Required Repairs	79
Section 7.2	Tax and Insurance Reserve Account and Tax Static Reserve Account	79
7.2.1	Tax and Insurance Reserve Account	79
7.2.2	Tax Static Reserve Account	79
Section 7.3	Replacement Reserve Account	79
Section 7.4	Rollover Reserve Account	80
Section 7.5	Excess Cash Flow Reserve Account	80
Section 7.6	Ground Rent Reserve Account and Ground Rent Static Reserve Account	80
7.6.1	Ground Rent Reserve Account	80
7.6.2	Ground Rent Static Reserve Account	81
Section 7.7	Letter of Credit	81
Section 7.8	Reserve Accounts Generally	81
Section 7.9	Transfer of Funds In Mortgage Reserve Accounts	81

ARTICLE VIII — DEFAULTS		82

Section 8.1	Event of Default	82
Section 8.2	Remedies	85
Section 8.3	Remedies Cumulative; Waivers	86

SCHEDULES AND EXHIBITS

Schedule I-A	–	Mortgage Borrower (Limited Liability Companies)

Schedule I-B	–	Mortgage Borrower (Limited Partnerships and General Partners)

Schedule II-A	–	Borrower Company Agreements

Schedule II-B	–	Mortgage Borrower Company Agreements

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Schedule III	–	Organizational Chart of Borrower

Schedule IV	–	Reserved

Schedule V	–	Allocated Loan Amounts

Schedule VI	–	Reserved

Schedule VII	–	Reserved

Schedule VIII	–	Reserved

Schedule IX-A	–	Outparcels

Schedule IX-B	–	Partial Release Parcels

Schedule X	–	Prepaid Rent

Schedule XI	–	Tenant Purchase Options and Rights

Schedule XII	–	Exceptions to Ground Lease Representations and Warranties

Schedule XIII	–	Preapproved Alterations

Schedule XIV	–	Predecessors as to Certain Individual Properties

Schedule XV	–	Tenant Termination Rights

Exhibit A	–	Closing Date Mortgage Loan Agreement

SENIOR MEZZANINE LOAN AGREEMENT

THIS SENIOR MEZZANINE LOAN AGREEMENT, dated as of July 28, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns, “Lender”) and CENTRO NP NEW GARDEN MEZZ 1, LLC, a Delaware limited liability company, and CENTRO NP SENIOR MEZZ HOLDING, LLC, a Delaware limited liability company, each having its principal place of business at 420 Lexington Avenue, New York, New York 10170 (collectively and/or individually as the context may require, “Borrower”).

W I T N E S S E T H:

WHEREAS, JPMorgan (as hereinafter defined), as mortgage lender (in such capacity, “Mortgage Lender”), has made a loan in the original principal amount of Four Hundred Eighty-Five Million and No/100 Dollars ($485,000,000.00) (the “Mortgage Loan”) to the entities respectively set forth on Schedule I-A and Schedule I-B hereto (individually and/or collectively as the context may require, “Mortgage Borrower”), pursuant to a Loan Agreement dated as of July 28, 2010 (as amended, supplemented or otherwise modified from time to time, the “Mortgage Loan Agreement”), which Mortgage Loan is evidenced by a Consolidated, Amended and Restated Promissory Note of even date therewith made by Mortgage Borrower to Mortgage Lender and secured by, among other things, the Mortgage (as defined in the Mortgage Loan Agreement) by Mortgage Borrower in favor of Mortgage Lender pursuant to which Mortgage Borrower has granted Mortgage Lender a first priority Lien (as hereinafter defined) on, among other things, the Properties (as hereinafter defined);

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender;

WHEREAS, Borrower is the legal and beneficial direct owner of one hundred percent (100%) of the limited liability company interests (the “Pledged LLC Interests”) in each Mortgage Borrower that is a limited liability company, as set forth on Schedule I-A hereto;

WHEREAS, Borrower is the legal and beneficial direct owner of ninety-nine and one-half percent (99.5%) of the limited partner interests (the “Pledged Limited Partner Interests”) in the Mortgage Borrower that is a limited partnership (the “Mortgage Borrower Limited Partnership”), as set forth on Schedule I-B hereto;

WHEREAS, Borrower is the legal and beneficial direct owner of one hundred percent (100%) of the limited liability company interests (the “Pledged General Partner Interests”) in each general partner of a Mortgage Borrower Limited Partnership, as set forth on Schedule I-C;

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I — DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent, capitalized terms used in this Agreement shall have the meanings set forth in this Section 1.1. Any term that is defined below with reference to the definition thereof set forth in the Mortgage Loan Agreement shall be deemed to have such meaning set forth in the Closing Date Mortgage Loan Agreement.

“Accrual Period” shall mean the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar day of such calendar month; provided, however, that the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar day of the calendar month in which the Closing Date occurs.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(d) hereof.

“Affected Pledged Company Interests” shall have the meaning set forth in Section 9.1.2(b) hereof.

“Affiliate” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Affiliated Manager” shall mean any Manager in which Mortgage Borrower, Borrower, Junior Mezzanine Borrower, any SPE Constituent Entity, any Mortgage SPE Constituent Entity, any Junior Mezzanine SPE Constituent Entity, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Aggregate Material Adverse Effect” shall mean in Lender’s reasonable judgment any event or condition that has a material adverse effect on (a) the use, operation, or value of the Properties taken as a whole, (b) the business, profits, operations or financial condition of Borrower or Mortgage Borrower (including, without limitation, Net Operating Income), or (c) the ability of Borrower or Mortgage Borrower to repay the principal and interest of the Loan or the Mortgage Loan, respectively, as it becomes due or to satisfy any of Borrower’s or Mortgage Borrower’s other obligations under the Loan Documents or the Mortgage Loan Documents, respectively.

“Aggregate Square Footage” shall mean the aggregate rentable square footage of the Properties (but excluding the rentable square footage of each Release Property that shall have been released from the Lien of the related Mortgage pursuant to Section 2.6 of the Closing Date Mortgage Loan Agreement prior to the date of determination).

“Allocated Loan Amount” shall mean, with respect to each Individual Property, the amount set forth on Schedule V hereof. For the avoidance of doubt, no portion of the Loan shall be allocated to any of the Outparcels.

“Alterations” shall have the meaning set forth in Section 5.1.21(a) hereof.

“Alterations Deposit” shall have the meaning set forth in Section 5.1.21(b) hereof.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by Mortgage Borrower in accordance with Section 5.1.11(e) hereof for the annual budgeting period.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Award” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Collateral or any Individual Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Big Four” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with each such Person’s successors and permitted assigns.

“Borrower Company Agreements” shall mean, collectively, each of the limited liability company agreements of Borrower, each dated as of Closing Date and more particularly described on Schedule II-A, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of the following are not open for business: (i) national banks in New York, New York, (ii) the New York Stock Exchange, (iii) the Federal Reserve Bank of New York or (iv) provided that Borrower shall have received written notice thereof (which written notice, in the case of any the determination of any Payment Date or the date upon which any other payment hereunder is required to be made pursuant to Section 2.3.2, shall have been delivered to Borrower not less than thirty (30) days prior to such date), (A) the principal place of business of the trustee under a Securitization (or, if no Securitization has occurred, the principal place of business of Lender), (B) the principal place of business of any Servicer or (C) the principal place of business of the Agent, the Lockbox Bank or the financial institution that maintains any Mortgage Reserve Account or Senior Mezzanine Reserve Account.

“Capital Expenditures” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Cash Management Account” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Cash Management Agreement” shall mean the Closing Date Cash Management Agreement or any Replacement Cash Management Agreement, as applicable, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Cure Date” shall mean the first date following the occurrence of a Cash Sweep Event on which no Event of Default or Bankruptcy Action of Borrower, Mortgage Borrower or Guarantor or DSCR Trigger Period is continuing, provided that, notwithstanding the foregoing, at such time as three (3) Cash Sweep Cures Dates shall have occurred from time to time during the term of the Loan, any Cash Sweep Period occurring thereafter shall continue until the Maturity Date and no subsequent Cash Sweep Cure Date shall be deemed to have occurred upon the satisfaction of the foregoing conditions or otherwise.

“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower, Mortgage Borrower or Guarantor; or (c) a DSCR Trigger Event.

“Cash Sweep Period” shall mean the period commencing on the occurrence of a Cash Sweep Event and terminating on the Cash Sweep Cure Date.

“Casualty” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Casualty/Condemnation Prepayment” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Certificate of Rent Roll” shall mean a Certificate of Rent Roll, dated as of the Closing Date, certifying and attaching a rent roll for each Individual Property for the month in which the Closing Date occurs.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the Closing Date, by and among Borrower, Lender, Manager, Mortgage Borrower, Mortgage Lender, Junior Mezzanine Borrower, Junior Mezzanine Lender and Agent.

“Closing Date DSCR” shall mean 1.66:1.00.

“Closing Date Mortgage Loan Agreement” shall mean the Mortgage Loan Agreement as of the Closing Date (as attached hereto as Exhibit A), without regard to any amendment, restatement, supplement, modification, lack of enforceability or termination thereof or thereto occurring after the Closing Date. To the extent that any terms, provisions or definitions of the Closing Date Mortgage Loan Agreement that are incorporated herein by reference are incorporated into the Closing Date Mortgage Loan Agreement by reference to any other document or instrument, such terms, provisions or definitions that are incorporated herein by reference shall at all times be deemed to incorporate each such term, provision and definition of the applicable other document or instrument as the same is set forth in such other document or instrument as of the Closing Date, without regard to any amendment, restatement, supplement or modification of or to such other document or instrument occurring after the Closing Date.

“Code” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Collateral” shall mean, collectively, the “Collateral” (as defined in the Pledge Agreement) and all amounts on deposit in the Senior Mezzanine Debt Service Account and any Senior Mezzanine Reserve Account.

“Collective Group” shall have the meaning set forth in Section 10.23 hereof.

“Condemnation” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Condemnation Proceeds” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Contractual Obligation” shall mean, as to Borrower, any agreement, instrument or undertaking to which Borrower is a party or by which it or any of its property is bound or any provision of the foregoing, other than the Loan Documents, the Mortgage Borrower Company Agreements (and the initial membership and partnership interests, as applicable, in Mortgage Borrower issued pursuant thereto), certain service agreements entered into by Borrower and its Independent Managers prior to the Closing Date and such agreements, instruments or undertakings that are not material in the aggregate and are incidental to its activities as a general or limited partner or regular member, as applicable, of Mortgage Borrower.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the Closing Date, by and among each Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.1.1(c) hereof

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note, together with all interest accrued and unpaid thereon (including any interest that would accrue on the outstanding principal amount of the Loan through and including the end of any applicable Accrual Period, even if such Accrual Period extends beyond any applicable Payment Date, prepayment date or the Maturity Date), any Prepayment Premium or Prepayment Default Premium that, in each case, becomes due pursuant to Section 2.4 hereof, and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the period in question in which:

(a) the numerator is the Net Operating Income (excluding interest on credit accounts) for such period as set forth in the financial statements required hereunder; provided, however, that for the purposes of this definition Net Operating Income shall be determined using the annualized Rents set forth on the rent roll most recently delivered pursuant to Section 5.1.11(d) (as opposed to Rents for the applicable period), and

(b) the denominator is the aggregate amount of (i) Debt Service, (ii) Mortgage Debt Service and (iii) Junior Mezzanine Debt Service for such period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) three percent (3%) above the Interest Rate.

“Disclosure Document(s)” shall mean any written materials used or provided to any prospective investors and/or Rating Agencies in connection with any public offering or private placement of Securities in a Securitization, including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents marketing materials or information provided to prospective investors, in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto, used to offer Securities in connection with a Securitization and designated as a “Disclosure Document” by Lender in its sole and absolute discretion.

“DSCR Trigger Event” shall mean that, as of the date of determination, the Debt Service Coverage Ratio based on the trailing three (3) month period immediately preceding the date of such determination is less than 1.40 to 1.00.

“DSCR Trigger Event Cure” shall mean that the Debt Service Coverage Ratio, as determined as of the first day of each of six (6) consecutive months following the occurrence of the applicable DSCR Trigger Event, based on the trailing three (3) month period immediately preceding the date of each determination, shall be greater than 1.40 to 1.00.

“DSCR Trigger Period” shall mean the period from the date of the occurrence of a DSCR Trigger Event until the date that a DSCR Trigger Event Cure occurs in respect of such DSCR Trigger Event.

“EIL Policy” shall mean that certain Pollution Legal Liability Select (PLL Select) Policy Number 27781505 issued by Chards Specialty Insurance Company.

“Eligible Account” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Eligible Institution” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Embargoed Person” shall mean any Person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“ERISA” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Exchange Act” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Excluded Entity” shall mean Guarantor and any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or nonmember manager) of Guarantor.

“Existing Management Agreement” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Existing Manager” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Fixtures” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“GAAP” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Governmental Authority” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Grantor Trust” shall mean a grantor trust as defined in subpart E, part I of subchapter J of the Code.

“Gross Income from Operations” shall mean, for any period, all income derived from the ownership and operation of the Properties from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by Tenants under the Leases of any nature but excluding extraordinary non-recurring items of income, Rents from month-to-month Tenants (unless such Tenants have been in occupancy for at least one (1) year) or Tenants that are included in any Bankruptcy Action (unless such Tenants have affirmed their Lease), sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance) and Condemnation Proceeds, and any disbursements to Borrower, Mortgage Borrower or Junior Mezzanine Borrower from the Mortgage Reserve Accounts, the Senior Mezzanine Reserve Accounts or the Junior Mezzanine Reserve Accounts.

“Ground Lease” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Ground Lease Property” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Ground Lessor” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Ground Rent” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Ground Rent Reserve Account” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Ground Rent Static Reserve Account” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Guarantor” shall mean Centro NP LLC, a Maryland limited liability company.

“Guarantor Net Worth” shall mean, as of the date of determination, as to Guarantor or any Guarantor Successor, total stockholders’ equity in such Person (taking into account, among other things, all increases or decreases in tax liabilities and contingent liabilities as a result of the applicable consolidation or merger) of such Person, on a consolidated basis, as reasonably determined by Lender based upon the financial statements of such Person for the immediately preceding calendar quarter prepared in accordance with GAAP and audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender (but subject to any deemed approval pursuant to Section 5.2.10(g) hereof). For the avoidance of doubt, in determining the Guarantor Net Worth of any Guarantor Successor, such determination shall be pro forma based upon the financial statements of the Persons comprising such Guarantor Successor upon the consummation of the proposed transaction, in each case, prepared in accordance with GAAP and audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.

“Guarantor Successor” shall mean any Person with which Guarantor or any prior Guarantor Successor is consolidated with, or into which Guarantor or such prior Guarantor Successor is merged (whether or not Guarantor or such prior Guarantor Successor is the surviving Person), in one or more related transactions that satisfy the requirements of a Permitted Guarantor Merger Transaction.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the Closing Date and executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) the face amount of the obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean (a) Lender and any designee of Lender, (b) any Affiliate of Lender that has filed any registration statement relating to a Securitization or has acted as the sponsor or depositor in connection with such Securitization, (c) any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in such Securitization, (d) any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in such Securitization, (e) each Person who controls (within the meaning of Section 15 of the Exchange Act) any Person described in any of the foregoing clauses, (f) any Person who is or will have been involved in the origination of the Loan, (g) any Person who is or will have been involved in the servicing of the Loan, (h) any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan evidenced for the benefit of third parties), (i) any Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan, (j) any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business, and (k) the respective officers, directors, shareholders, partners, employees, agents, representatives, contractors, subcontractors, Affiliates, participants, successors and assigns of any Person described in any of the foregoing clauses.

“Indenmified Persons” shall have the meaning set forth in Section 9.1.1(c) hereof.

“Independent Director” or “Independent Manager” means a natural person who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or independent managers, another nationally-recognized company reasonably approved by Lender that provides professional independent directors or independent managers and other corporate services in the ordinary course of its business and is not an Affiliate of Borrower or any SPE Constituent Entity, and which natural person is duly appointed as an Independent Director or Independent Manager, as applicable, and is not, and has never been, and will not while serving as an Independent Director or Independent Manager, as applicable, be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of Borrower, any SPE Constituent Entity or any of their respective Affiliates (other than as an Independent Director or Independent Manager of (i) Borrower or any SPE Constituent Entity or (ii) any Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that (A) such Independent Director or Independent Manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of its business) and (B) the fees that such Independent Director or Independent Manager earns from serving as an Independent Director or Independent Manager of Borrower, each SPE Constituent Entity and any Affiliate of Borrower in any given calendar year constitute, in the aggregate, less than five percent (5%) of the annual income of such Independent Director or Independent Manager for that calendar year;

(b) a creditor, supplier or service provider (including provider of professional services) to Borrower, any SPE Constituent Entity, or any of their respective Affiliates (other than a nationally-recognized company that routinely provides professional independent directors or independent managers and other corporate services to Borrower, any SPE Constituent Entity or any of their respective Affiliates in the ordinary course of its business);

(c) a family member of any Person referenced in the foregoing clause (a) that is a natural person; or

(d) a Person that Controls any Person referenced in any of the foregoing clauses (a), (b) or (c).

The same natural person may not serve as an Independent Director or Independent Manager of any Borrower (or any SPE Constituent Entity) and also of any Mortgage Borrower (or any Mortgage Borrower SPE Constituent Entity) or any Junior Mezzanine Borrower (or any Junior Mezzanine SPE Constituent Entity).

“Individual Material Adverse Effect” shall mean, in Lender’s reasonable judgment, in respect of an Individual Property, any event or condition that has a material adverse effect on the use, operation, or value of such Individual Property.

“Individual Property” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated as of the Closing Date delivered by Edwards Angell Palmer & Dodge LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Insurance Proceeds” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Interest Rate” shall mean a rate of nine percent (9.00%) per annum.

“JPMorgan” shall mean JPMorgan Chase Bank, N.A., a national banking association, and its successors and assigns.

“Junior Mezzanine Borrower” shall mean, collectively, Centro NP New Garden Mezz 2, LLC and Centro NP Junior Mezz Holding, LLC, each a Delaware limited liability company, together with their respective successors and permitted assigns.

“Junior Mezzanine Debt Service” shall have the meaning ascribed to the term “Debt Service” in the Junior Mezzanine Loan Agreement.

“Junior Mezzanine Debt Service Account” shall have the meaning ascribed to the term “Junior Mezzanine Debt Service Account” in the Junior Mezzanine Loan Agreement.

“Junior Mezzanine Lender” shall mean JPMorgan in its capacity as Lender under the Junior Mezzanine Loan Agreement, together with its successors and assigns in such capacity.

“Junior Mezzanine Loan” shall mean that certain loan made as of the Closing Date by Junior Mezzanine Lender to Junior Mezzanine Borrower in the original principal amount of Forty-Four Million Five Hundred Thousand and No/100 Dollars ($44,500,000.00), and evidenced by the Junior Mezzanine Note and evidenced and secured by the other Junior Mezzanine Loan Documents.

“Junior Mezzanine Loan Agreement” shall mean that certain Junior Mezzanine Loan Agreement, dated as of the Closing Date, between Junior Mezzanine Borrower and Junior Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Junior Mezzanine Loan Documents” shall have the meaning ascribed to the term “Loan Documents” in the Junior Mezzanine Loan Agreement.

“Junior Mezzanine Note” shall have the meaning ascribed to the term “Note” in the Junior Mezzanine Loan Agreement.

“Junior Mezzanine Reserve Account” shall have the meaning ascribed to the term “Junior Mezzanine Reserve Account” in the Junior Mezzanine Loan Agreement.

“Junior Mezzanine SPE Constituent Entity” shall have the meaning ascribed to the term “SPE Constituent Entity” in the Junior Mezzanine Loan Agreement.

“Land” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Lease” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Legal Requirements” shall mean, with respect to each Individual Property and the Collateral, as the context requires, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or Collateral (or any part of the foregoing), or the construction, use, alteration or operation of any Individual Property, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Mortgage Borrower, at any time in force affecting Borrower, Mortgage Borrower, the Collateral or any Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or Alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit having an initial term of not less than one (1) year, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Eligible Institution.

“Liabilities” shall have the meaning set forth in Section 9.1.1(c) hereof.

“Lien” shall mean, with respect to each Individual Property and the Collateral, as the context requires, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, Mortgage Borrower, the Collateral, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall have the meaning set forth in Section 2.4.4(a) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and evidenced and secured by the Note and the other Loan Documents.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Guaranty, the Environmental Indemnity, the Subordination of Management Agreement, the Cash Management Agreement, the Contribution Agreement and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Split Documents” shall have the meaning set forth in Section 9.1.2(b) hereof.

“Loan Splitting” shall have the meaning set forth in Section 9.1.2(a) hereof.

“Lockbox Account” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Lockbox Agreement” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Lockbox Bank” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Major Lease” shall mean, with respect to any Individual Property, any (a) Lease (i) covering more than thirty thousand (30,000) square feet at such Individual Property or (ii) entered into by a Tenant that is a Tenant under another Lease at such Individual Property or that is an Affiliate of any other Tenant under a Lease at such Individual Property, if, pursuant to such Leases, such Tenant (or such Tenant and its Affiliate(s)) leases more than thirty thousand (30,000) square feet in the aggregate at the applicable Individual Property or (b) Lease under which the Tenant is an Affiliate of Mortgage Borrower, Borrower or Guarantor. Notwithstanding the foregoing, no Permitted Parcel Ground Lease shall constitute a Major Lease.

“Management Agreement” shall mean the Existing Management Agreement or, if the context requires, a Replacement Management Agreement pursuant to which a Qualified Manager is managing one or more of the Individual Properties in accordance with the terms and provisions of this Agreement.

“Manager” shall mean Existing Manager or, if the context requires, a Qualified Manager who is managing one or more of the Individual Properties in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Action” shall mean any Bankruptcy Action or a voluntary dissolution of Borrower or an SPE Constituent Entity.

“Material Agreements” shall mean, collectively, all contracts and agreements relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Properties or any Individual Property (other than the Management Agreement, the Leases and contracts under which contractors, subcontractors and materialmen are engaged solely in respect of the completion of Alterations at the applicable Individual Property, provided that (i) such Alterations are permitted under Section 5.1.21 hereof without the consent of Lender or (ii) if Lender’s consent to such Alterations is required under Section 5.1.21 hereof, Lender shall have consented thereto) under which there is an obligation of Mortgage Borrower to pay more than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per annum.

“Maturity Date” shall mean August 1, 2020, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Moody’s” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Mortgage” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Mortgage Borrower” shall have the meaning set forth in the recitals to this Agreement, together with its respective successors and permitted assigns.

“Mortgage Borrower Company Agreements” shall mean, collectively, each of the limited liability company agreements and limited partnership agreements of Mortgage Borrower, each dated as of the Closing Date and more particularly described on Schedule II-B.

“Mortgage Borrower Limited Partnership” shall have the meaning set forth in the recitals to this Agreement.

“Mortgage Debt Service” shall mean “Debt Service” as defined in the Mortgage Loan agreement.

“Mortgage Lender” shall have the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Mortgage Loan” shall have the meaning set forth in the recitals to this Agreement.

“Mortgage Loan Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Mortgage Loan Default” shall mean a “Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Documents” shall mean the Loan Documents (as defined in the Mortgage Loan Agreement).

“Mortgage Loan Event of Default” shall mean an “Event of Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Foreclosure Transfer” shall mean any Transfer of one or more Individual Properties in connection with realization thereon by Mortgage Lender in connection with the exercise of its remedies pursuant to the Mortgage Loan Documents following a Mortgage Event of Default, including, without limitation, a foreclosure sale or deed-in-lieu of foreclosure in respect of one or more Individual Properties.

“Mortgage Reserve Accounts” shall mean the “Reserve Accounts” as defined in the Mortgage Loan Agreement.

“Mortgage SPE Constituent Entity” shall mean each “SPE Constituent Entity” as defined in the Mortgage Loan Agreement.

“Net Cash Flow” shall mean, with respect to the Properties for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all proceeds and other amounts paid to or received by or on behalf of Mortgage Borrower from or in connection with such Liquidation Event, less (i) any portion of such amounts required to be paid by Mortgage Borrower to Mortgage Lender or by Borrower to Lender in respect of the costs of Mortgage Lender or Lender, respectively, incurred in connection with the recovery thereof, (ii) in the case of any Casualty or Condemnation, the costs incurred by Mortgage Borrower in connection with any Restoration made in accordance with the Mortgage Loan Documents, (iii) amounts required or permitted to be deducted therefrom pursuant to the Mortgage Loan Documents and amounts paid to, or retained by, Mortgage Lender pursuant to the Mortgage Loan Documents, (iv) in the case of a Mortgage Loan Foreclosure Transfer, (A) reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions) and (B) such costs and expenses incurred by Mortgage Lender as to which Mortgage Lender shall be entitled to receive reimbursement under the terms of the Mortgage Loan Documents, (v) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonably approved by Lender, and (vi) in the case of any proceeds realized under an owner’s title insurance policy, any portion of such proceeds that are used by Mortgage Borrower to cure the applicable title defect in accordance with, and subject to the restrictions set forth in, Section 2.4.4(c).

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“New Note” shall have the meaning set forth in Section 9.1.2(b) hereof.

“New Note Amount” shall have the meaning set forth in Section 9.1.2(b) hereof.

“Note” shall mean that certain Mezzanine Promissory Note of even date herewith in the principal amount of Forty-Four Million Five Hundred Thousand and No/100 Dollars ($44,500,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Agreement” shall mean that certain Operations and Maintenance Agreement dated as of the Closing Date entered into by Mortgage Lender and each applicable Mortgage Borrower in connection with the Mortgage Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner or the managing member of Borrower, as applicable.

“Open Prepayment Date” shall mean February 1, 2020.

“Operating Expenses” shall mean, for any period, the total of all expenditures of whatever kind during such period relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, Ground Rent, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, assumed management fees in an amount equal to the greater of actual management fees or three and one-half percent (3.5%) of Gross Income from Operations, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments, and other similar costs, but excluding depreciation, income taxes, Mortgage Debt Service (including amortization, if any), Debt Service, Junior Mezzanine Debt Service, Capital Expenditures and contributions to the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Rollover Reserve Account and any other Mortgage Reserve Accounts, Senior Mezzanine Reserve Accounts or Junior Mezzanine Reserve Accounts, and any item of expense which would otherwise be considered an Operating Expense pursuant to this definition but is paid directly by any Tenant.

“Organizational Documents” means as to any Person, the certificate of incorporation and by-laws with respect to a corporation; the certificate of organization and operating agreement with respect to a limited liability company; the certificate of limited partnership and partnership agreement with respect to a limited partnership, or any other organizational or governing documents of such Person.

“Other Charges” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Outparcel” shall mean each parcel of Land legally described or depicted on Schedule IX-A hereto.

“Parcel Release Prepayment Amount” shall mean, with respect to each Partial Release Parcel, the amount set forth on Schedule IX-B hereto for such Partial Release Parcel.

“Partial Par Prepayment” shall have the meaning set forth in Section 2.4.1(b) hereof.

“Partial Par Prepayment Cap” shall have the meaning set forth in Section 2.4.1(b) hereof.

“Partial Par Prepayment Date” shall mean September 1, 2017.

“Partial Release Parcel” shall mean each parcel of Land legally described or depicted on Schedule IX-B.

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan, or if such day is not a Business Day, then the Business Day immediately preceding such day, commencing on September 1, 2010 and continuing to and including the Maturity Date.

“Permitted Debt” shall mean, collectively, the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Pledge Agreement and the other Loan Documents.

“Permitted Encumbrances” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Permitted Equipment Transfer” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Permitted Guarantor Merger Transaction” shall mean any consolidation or merger of Guarantor or any prior Guarantor Successor with or into any other Person (whether or not Guarantor or such prior Guarantor Successor is the surviving Person), provided that (i) immediately after giving effect to such transaction, (A) no Event of Default exists and (B) the Guarantor Net Worth shall not be less than the Guarantor Net Worth as of the last fiscal quarter of Guarantor or such prior Guarantor Successor, and (ii) either (1) Guarantor or such prior Guarantor Successor, as applicable, is the surviving Person in any such transaction (in which case such Guarantor or such prior Guarantor Successor shall ratify in writing the Guaranty and the Environmental Indemnity) or (2) in the case of any transaction in which the Person formed by or surviving such transaction is other than the Guarantor or such prior Guarantor Successor, as applicable, such surviving Person executes a guaranty in favor of Lender in the form of the Guaranty and an environmental indemnity agreement in favor of Lender in the form of the Environmental Indemnity and otherwise assumes all the obligations of Guarantor or such prior Guarantor Successor, as applicable, under the Loan Documents (including, without limitation, the obligation to continue to maintain the EIL Policy in accordance with Section 6.1(a) hereof) both prospectively and retrospectively (and, upon the execution and delivery thereof, the Guaranty shall be terminated and Guarantor or such prior Guarantor Successor, as applicable, shall be released from all obligations under the other Loan Documents (and Lender shall execute any documentation reasonably requested by Borrower, and prepared by Borrower at Borrower’s sole cost and expense (including, without limitation, Lender’s reasonable legal fees and expenses), in order to evidence the same)), and (D) Borrower shall not have replaced Manager within the six (6) week period prior to such consolidation or merger.

“Permitted Investments” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Permitted Parcel Ground Lease” shall mean any Lease entered into after the Closing Date that constitutes a ground lease pursuant to which premises located wholly within an Outparcel or Partial Release Parcel are demised to a Person that is not an Affiliate of Mortgage Borrower or Borrower and which does not obligate Mortgage Borrower as ground lessor to pay the costs of, or reimburse the applicable ground lessee for the costs of, or perform any Alterations, the aggregate cost of which exceeds the Threshold Amount.

“Permitted Premium Prepayment Date” shall mean September 1, 2012.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any Transfer of any interest in an Affiliated Manager if, following such Transfer, such Affiliated Manager shall be under common Control with Guarantor, (d) any Transfer permitted without the consent of Lender pursuant to the provisions of Section 5.2.2(b), Section 5.2.10(d) or Section 5.2.10(g), (e) any Lease of space in any of the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (f) any Permitted Equipment Transfer, (g) Permitted Encumbrances, (h) any pledge (or any Transfer occurring upon the foreclosure of the same or delivery of an assignment in lieu of foreclosure in respect of the same) by Junior Mezzanine Borrower of the direct ownership interests in Borrower and/or each SPE Constituent Entity pursuant to the Junior Mezzanine Loan Agreement, and (i) any Mortgage Loan Foreclosure Transfer.

“Person” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Personal Property” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Pledge Agreement” shall mean that certain Pledge Agreement and Security Agreement, dated as of the Closing Date, by Borrower in favor of Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Company Interests” shall mean, collectively, as to each Mortgage Borrower, the related Pledged LLC Interests, Pledged Limited Partner Interests and Pledged General Partner Interests, as applicable.

“Pledged General Partner Interests” shall have the meaning set forth in the recitals to this Agreement.

“Pledged Limited Partner Interests” shall have the meaning set forth in the recitals to this Agreement.

“Pledged LLC Interests” shall have the meaning set forth in the recitals to this Agreement.

“Policies” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Policy” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Preapproved Alterations” shall mean the Alterations more particularly described on Schedule XIII hereto.

“Prepayment Default Premium” shall mean an amount equal to eight percent (8%) of the outstanding principal balance of the Loan to be prepaid or satisfied.

“Prepayment Premium” shall mean an amount equal to the outstanding principal amount of the Loan being prepaid multiplied by (a) if the relevant prepayment occurs on any date after the Permitted Premium Prepayment Date through and including September 1, 2013, six percent (6.00%), (b) if the relevant prepayment occurs on any date from and including September 2, 2013 through and including September 1, 2014, five percent (5.00%), (c) if the relevant prepayment occurs on any date from and including September 2, 2014 through and including September 1, 2015, four percent (4.00%), (d) if the relevant prepayment occurs on any date from and including September 2, 2015 through and including September 1, 2016, three percent (3.00%), (e) if the relevant prepayment occurs on any date from and including September 2, 2016 through and including September 1, 2017, two percent (2.00%), and (f) if the relevant prepayment occurs on any date after September 2, 2017 but prior to the Open Prepayment Date, one percent (1.00%).

“Properties” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Provided Information” shall mean any and all financial and other information (including any updates thereto) provided at any time by, or on behalf of, Borrower, Mortgage Borrower, Junior Mezzanine Borrower, any SPE Constituent Entity, any Mortgage SPE Constituent Entity, any Junior Mezzanine SPE Constituent Entity, Guarantor and/or Manager.

“Qualified Manager” shall mean (a) Existing Manager, (b) any Person that is under common Control with Existing Manager or Guarantor and/or (c) is a reputable Person that (i) has at least five (5) years’ experience in the management of commercial retail properties with similar size, scope, class, use and value as the Property, (ii) has, for at least five (5) years prior to its engagement as property manager, managed at least ten (10) properties similar in size, scope, class, use and value as the Property which comprise in the aggregate at least one million (1,000,000) leasable square feet of retail shopping centers, and (iii) is not the subject of a Bankruptcy Action, provided, that, if required by Lender following a Securitization, Borrower shall have obtained (i) in the case of the foregoing subclause (c), a Rating Agency Confirmation in respect of the management of the Properties by such Person (and in which event Lender shall be deemed to have consented to such management organization) and (ii) in the case of the foregoing subclause (b) and subclause (c), if such Person is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, and Realpoint or any other nationally recognized statistical rating organization that has been approved by Lender, or that has been engaged by or on behalf of Lender or its designee to rate the Loan to assign a rating to the Loan or the Securities.

“Rating Agency Confirmation” means, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, any Rating Agency elects not to consider whether to grant or withhold such an affirmation, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation, provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.

“Realpoint” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Related Entities” shall have the meaning set forth in Section 5.2.10(e)(v) hereof.

“Release Prepayment” shall have the meaning set forth in Section 2.6.1 hereof.

“Release Prepayment Amount” shall mean, for an Individual Property, the lesser of:

(a) the Debt; or

(b) an amount equal to the Allocated Loan Amount for such Individual Property set forth on Schedule V multiplied by (A) one hundred five percent (105%) to the extent such Allocated Loan Amount plus the aggregate Allocated Loan Amounts paid by Borrower to Lender in connection with releases of Release Properties pursuant to Section 2.6.1 occurring prior to the release of the Individual Property for which the Release Prepayment Amount is being calculated is less than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00), and (B) one hundred fifteen percent (115%) to the extent such Allocated Loan Amount plus the aggregate Allocated Loan Amounts paid by Borrower to Lender in connection with releases of Release Properties pursuant to Section 2.6.1 occurring prior to the release of the Individual Property for which the Release Prepayment Amount is being calculated is equal to or greater than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00). For the avoidance of doubt, any Parcel Release Prepayment Amounts paid by Borrower shall not be taken into account in determining whether the aforesaid Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) threshold shall have been met.

“Release Property” shall have the meaning set forth in Section 2.6.1 hereof.

“Rents” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Replacement Agent” shall mean any successor to KeyBank National Association that is an Eligible Institution and either (a) assumes the obligations of the Agent being replaced under the then-existing Cash Management Agreement or (b) executes and delivers a Replacement Cash Management Agreement, in each case, acting in such Person’s capacity as Agent under the Replacement Cash Management Agreement.

“Replacement Cash Management Agreement” shall mean any cash management agreement entered into by and among Borrower, Lender, Manager, Mortgage Borrower, Junior Mezzanine Borrower, Lender, Mortgage Lender, Junior Mezzanine Lender and a Replacement Agent, provided that such cash management agreement is in form and substance substantially similar to the Closing Date Cash Management Agreement or is otherwise in form and substance reasonably acceptable to Lender.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, after a Securitization, may require that Borrower cause Mortgage Borrower to obtain a Rating Agency Confirmation in respect of such management agreement and (b) a subordination of management agreement and management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower, Mortgage Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Replacement Reserve Cap” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Repurchase” shall have the meaning set forth in Section 9.1.2(d) hereof.

“Required Repairs” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Restoration” shall have the meaning as set forth in the Mortgage Loan Agreement.

“Restricted Party” shall mean collectively, (a) Borrower, each SPE Constituent Entity, each Mortgage Borrower, each Mortgage SPE Constituent Entity, each Junior Mezzanine Borrower, each Junior. Mezzanine SPE Constituent Entity, and any Affiliated Manager and (b) any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of Borrower, any SPE Constituent Entity, any Mortgage Borrower, any Mortgage SPE Constituent Entity, any Junior Mezzanine Borrower, any Junior Mezzanine SPE Constituent Entity or any Affiliated Manager, provided that no Excluded Entity shall be a Restricted Party. For the avoidance of doubt in respect of the foregoing subclause (b), notwithstanding anything in this Agreement to the contrary, no notice to or consent of Lender shall be required in connection with the consummation of any Sale or Pledge of a direct or indirect interest in any Excluded Entity.

“Rollover Reserve Account” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Rollover Reserve Cap” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“S&P” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Sale or Pledge” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1.1(a) hereof.

“Securitization Vehicle” shall mean the issuer of Certificates in a Securitization.

“Senior Mezzanine Debt Service Account” shall have the meaning set forth in Section 2.7.3 hereof.

“Senior Mezzanine Reserve Account” shall mean any reserve account established and maintained by Borrower for the benefit of Lender pursuant to Article VII hereof.

“Senior Mezzanine Reserve Funds” shall mean any funds deposited into any Senior Mezzanine Reserve Account.

“Servicer” shall have the meaning set forth in Section 9.4 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“SPE Constituent Entity” shall mean the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership, or the managing member of Borrower, if Borrower is a multi-member limited liability company.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements:

(i) is and shall be organized solely for the purpose of (A) in the case of Borrower, owning the Pledged Company Interests, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Pledged Company Interests in connection with a permitted repayment of the Loan, and transacting any lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (B) in the case of an SPE Constituent Entity, acting as a general partner of the limited partnership that is a Borrower or as member of the limited liability company that is a Borrower and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) has not engaged and shall not engage in any business unrelated to (A) the ownership of the Pledged Company Interests and acting as the sole member or the sole limited partner, as applicable, of Mortgage Borrower and each general partner of a Mortgage Borrower Limited Partnership or (B) in the case of an SPE Constituent Entity, acting as general partner of the limited partnership that is a Borrower or acting as a member of the limited liability company that is a Borrower, as applicable;

(iii) has not owned and shall not own any property other than the Pledged Company Interests;

(iv) does not have, shall not have and at no time had any assets other than (A) in the case of Borrower, the Pledged Company Interests and personal property necessary or incidental to its ownership and operation of the Pledged Company Interests, or (B) in the case of an SPE Constituent Entity, its partnership interest in the limited partnership or the member interest in the limited liability company that is a Borrower and personal property necessary or incidental to its ownership of such interests;

(v) has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (C) in the case of an SPE Constituent Entity, any transfer of its partnership interest or member interest in Borrower;

(vi) shall not cause, consent to or permit any amendment of its Organizational Documents with respect to the matters set forth in this definition without the prior written consent of Lender;

(vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than one- half of one percent (0.5%);

(viii) if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is an SPE Constituent Entity, with respect to Borrower, unless two (2) Independent Directors shall have consented in writing to such action;

(ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity that is a corporation or a single-member Delaware limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(x) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors, (C) shall not take any Material Action and shall not cause or permit the members or managers of such limited liability company to take any Material Action, either with respect to itself or, if the limited liability company is an SPE Constituent Entity, with respect to Borrower, in each case unless two (2) Independent Directors then serving as managers of the limited liability company shall have consented in writing to such action, and (D) has and shall have two (2) natural persons who are not members of the limited liability company, that have signed its limited liability company agreement and that, under the terms of such limited liability company agreement become a member of the limited liability company immediately prior to the withdrawal or dissolution of the last remaining member of the limited liability company;

(xi) has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate or articles of incorporation or bylaws that, in each case, provide that such entity shall not) (I) dissolve, merge, liquidate, consolidate; (II) sell all or substantially all of its assets; (III) amend its Organizational Documents with respect to the matters set forth in this definition without the consent of Lender; or (IV) without the affirmative vote of two (2) Independent Directors of itself or the consent of an SPE Constituent Entity that is a member or general partner in it: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;

(xii) has at all times been and shall at all times remain solvent and has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require any shareholder, partner or member of such entity, as applicable, to make additional capital contributions to such entity;

(xiii) has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity;

(xiv) has maintained and shall maintain books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv) has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi) except as contemplated herein with respect to each other Borrower, has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person other than as provided in the Loan Documents;

(xvii) has held and shall hold its assets in its own name;

(xviii) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than its Affiliate, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as its agent;

(xix) (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity except as provided herein with respect to each other Borrower;

(xx) has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, if any, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xxi) has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable, that are necessary to comply with the other clauses of this definition;

(xxii) Intentionally omitted;

(xxiii) shall have no Indebtedness other than (A) the Loan, (B) Permitted Debt, and (C) such other liabilities that are permitted pursuant to this Agreement;

(xxiv) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, and has not held out and shall not hold out itself or its credit or assets as being available to satisfy the obligations of any other Person, in each case, except as contemplated by this Agreement with respect to each other Borrower;

(xxv) has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(xxvi) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates or any guarantor of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) except as contemplated herein with respect to each other Borrower, has not pledged and shall not pledge its assets to secure the obligations of any other Person;

(xxix) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person,

(xxx) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii) has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxxiii) other than capital contributions and distributions permitted under the terms of its Organizational Documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except (A) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are comparable to those of an arm’s-length transaction with an unrelated third party and (B) in connection with this Agreement;

(xxxiv) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv) if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi) has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(xxxvii) has not formed, acquired or held and shall not form, acquire or hold any subsidiary other than Mortgage Borrower and each Mortgage SPE Constituent Entity, except that an SPE Constituent Entity may acquire and hold its interest in Borrower;

(xxxviii) has complied and shall comply with all of the terms and provisions contained in its Organizational Documents;

(xxxix) has maintained and shall maintain its bank accounts separate from those of any other Person and has not permitted and shall not permit any Affiliate independent access to its bank accounts, except as otherwise contemplated by the Loan Documents;

(xl) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and duly qualified in all other jurisdictions where it is required to be qualified in order to do business;

(xli) has no material contingent or actual obligations, other than, in the case of Borrower, material contingent or actual obligations related to the Pledged Company Interests directly or indirectly owned by it; and

(xlii) if treated as a “disregarded entity” for tax purposes, does not have and shall not have any obligation to reimburse its equityholders or any of their Affiliates for any taxes that such equityholders or any of their Affiliates may incur as a result of any profits or losses of such entity.

“Special Purpose Entity (Mortgage Loan)” shall mean a “Special Purpose Entity” as defined in the Mortgage Loan Agreement.

“Split Loan” shall have the meaning set forth in Section 9.1.2(a) hereof.

“Splitting Documentation” shall have the meaning set forth in Section 9.1.2(a) hereof.

“Subordination of Management Agreement” shall mean, that certain Subordination of Management Agreement and Management Fees, dated as of the date hereof, among Lender, Borrower, Mortgage Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Tax and Insurance Reserve Account” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Tax Static Reserve Account” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Tenant” shall mean any Person with a possessory right to all or any part of an Individual Property pursuant to a Lease.

“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.

“Threshold Amount” shall mean the greater of $750,000 and five percent (5%) of the Allocated Loan Amount for the applicable Individual Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Transferee’s SPE Constituent Entity” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“Transferee’s Sponsors” shall have the meaning set forth in the Closing Date Mortgage Loan Agreement.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable state in which an Individual Property or the Collateral (or any part thereof) is located.

“UCC Title Insurance Policy” shall mean, with respect to the Collateral, a UCC title insurance policy in a form reasonably acceptable to Lender issued with respect to the Collateral and insuring the Lien of the Pledge Agreement encumbering such Collateral.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II — GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to accept, the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. The principal amount of the Loan shall be advanced to Borrower in one advance on the Closing Date. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3 The Note, Pledge Agreement and Loan Documents. The Loan shall be evidenced by the Note and secured by the Pledge Agreement and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) make an equity contribution to Mortgage Borrower in order to cause the Mortgage Borrower to use such amounts for any use permitted pursuant to Section 2.1.4 of the Mortgage Loan Agreement, (b) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender and (c) distribute the balance, if any, to Borrower.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, subject to Section 2.2.4, interest on the principal balance of the Loan outstanding from time to time shall accrue at the Interest Rate from (and including) the Closing Date to (but excluding) the Maturity Date.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until (i) in the event of an Event of Default that is non-monetary in nature, the cure of such Event of Default by Borrower or (ii) in the event of an Event of Default that is monetary in nature, the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Pledge Agreement. This Section 2.2.3 shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default, and Lender retains its rights under the Note and this Agreement to accelerate and to continue to demand payment of the Debt during the continuance of any Event of Default.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the initial Accrual Period and (b) on September 1, 2010, and on each Payment Date thereafter up to and including the Maturity Date, all interest that shall have accrued during the Accrual Period immediately preceding such Payment Date.

2.3.2 Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and, with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding the Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (excluding the balloon payment due on the Maturity Date) are not paid by Borrower on or before the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. (a) Except as otherwise expressly provided in this Section 2.4, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b) Notwithstanding anything to the contrary herein, from time to time on any Business Day after the Partial Par Prepayment Date, through but not including the Open Prepayment Date, and provided no Event of Default is continuing on the date of any such prepayment, a portion of the Debt not to exceed Eight Million Nine Hundred Thousand and No/100 Dollars ($8,900,000.00) in the aggregate (the “Partial Par Prepayment Cap”) may be prepaid, in one or more prepayments (each such prepayment, a “Partial Par Prepayment”), in each case upon not less than thirty (30) days’ and not more than ninety (90) days’ prior written notice to Lender specifying the projected date of such Partial Par Prepayment and the amount of such Partial Par Prepayment, without payment of any Prepayment Premium or other premium or penalty. If any notice of a Partial Par Prepayment pursuant to this Section 2.4.1(b) is given, the related Partial Par Prepayment shall be due and payable on the projected date of such Partial Par Prepayment, provided that Borrower shall have the right to revoke or postpone any such Partial Par Prepayment upon written notice given to Lender not less than three (3) Business Days prior to the projected date of the Partial Par Prepayment (provided, further, that Borrower shall pay all actual out-of-pocket costs and expenses of Lender incurred in reliance upon the projected date of the Partial Par Prepayment). If for any reason Borrower makes a Partial Par Prepayment on a date other than a Payment Date, Borrower shall pay to Lender, in addition to the amount of such Partial Par Prepayment, interest on the amount of such Partial Par Prepayment for the full Accrual Period during which such Partial Par Prepayment occurs. Any prepayment made pursuant to this Section 2.4.1(b) shall reduce the Allocated Loan Amounts on a pro rata basis.

(c) Notwithstanding anything to the contrary herein but subject to Borrower’s rights pursuant to Section 2.4.1(b) above, from time to time on any Business Day after the Permitted Premium Prepayment Date through but not including the Open Prepayment Date, and provided no Event of Default is continuing on the date of any such prepayment, the Debt may be prepaid in whole or in part upon not less than thirty (30) days’ and not more than ninety (90) days’ prior written notice to Lender specifying the projected date of prepayment and upon payment of an amount equal to the Prepayment Premium, provided that contemporaneously with such prepayment of the Debt, Junior Mezzanine Borrower shall have prepaid all, or in the case of a partial prepayment of the Debt pursuant to this Section 24.1(c), a pro-rata portion (based on the outstanding principal balance of the Loan prior to the proposed prepayment, the then- outstanding principal balance of the Junior Mezzanine Loan and the portion of the Debt proposed to be prepaid), of the Junior Mezzanine Debt pursuant to Section 2.4.1(c) of the Junior Mezzanine Loan Agreement. If any notice of prepayment is given, the portion of the Debt that is the subject of such prepayment notice shall be due and payable on the projected date of prepayment, provided that Borrower shall have the right to revoke or postpone any such prepayment upon written notice given to Lender not less than three (3) Business Days prior to the projected date of such prepayment (provided that Borrower shall pay all actual out-of-pocket costs and expenses of Lender incurred in reliance upon the projected date of such prepayment). Lender shall not be obligated to accept any prepayment of all or any portion of the Debt pursuant to this Section 2.4.1(c) unless it is accompanied by the Prepayment Premium due in connection therewith. If for any reason Borrower prepays all or any portion of the Loan on a date other than a Payment Date, Borrower shall pay to Lender, in addition to the Debt (or portion thereof) being prepaid, interest on the Debt or such portion thereof for the full Accrual Period during which such prepayment occurs. For the avoidance of doubt, any prepayment of the Debt made by Borrower on or after the Partial Par Prepayment Date shall be deemed to have been made by Borrower pursuant to Section 2.4.1(b) until such time as the aggregate amount of the Debt prepaid by Borrower pursuant to said Section 2.4.1(b) shall equal the Partial Par Prepayment Cap. Any prepayment made pursuant to this Section 2.4.1(c) shall reduce the Allocated Loan Amounts on a pro rata basis.

(d) Provided no Event of Default has occurred and is continuing, on the Open Prepayment Date, and on any Business Day thereafter through the Maturity Date, Borrower may, at its option, prepay the Debt in full (but not in part) without payment of any Prepayment Premium or other premium or penalty; provided, however, if for any reason such prepayment is not paid on a regularly-scheduled Payment Date, the Debt shall include interest for the full Accrual Period during which the prepayment occurs. Borrower’s right to prepay the principal balance of the Loan in full pursuant to this subsection shall be subject to Borrower’s submission of a notice to Lender setting forth the projected date of prepayment, which date shall be no less than thirty (30) days from the date of such notice.

2.4.2 Mandatory Prepayments. All Net Proceeds shall be applied as provided in Section 2.4.2 and Section 6.4(e) of the Mortgage Loan Agreement. Upon the making by Mortgage Borrower of any Casualty/Condemnation Prepayment pursuant to the terms of the Mortgage Loan Agreement and in accordance with Section 6.4(b), concurrently with the payment of the amounts required to be paid to Lender pursuant to Section 6.4(e) of the Closing Date Mortgage Loan Agreement, Borrower shall pay to Lender the Release Prepayment Amount in respect of the applicable Individual Property, provided that no Prepayment Premium or other penalty or premium shall be due in connection with any such prepayment.

2.4.3 Prepayments After Default. If payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of amounts on deposit in any Senior Mezzanine Reserve Accounts) during the continuance of an Event of Default, such tender or recovery shall be (a) made on the next occurring Payment Date together with all accrued and unpaid interest on the amount of the Debt so tendered, and (b) if occurring (i) prior to the Permitted Premium Prepayment Date, deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1(a)

hereof, and Borrower shall pay, in addition to the other Debt, an amount equal to the Prepayment Default Premium which shall be applied by Lender to the Debt in such order and priority as Lender shall determine in its sole and absolute discretion, or (ii) on or after the Permitted Premium Prepayment Date, deemed a voluntary prepayment by Borrower pursuant to Section 2.4.1(c) hereof, and Borrower shall pay, in addition to the other Debt, an amount equal to the Prepayment Premium which shall be applied by Lender to the Debt in such order and priority as Lender shall determine in its sole and absolute discretion.

2.4.4 Liquidation Events. (a) In the event of (i) any Casualty, (ii) any Condemnation, (iii) a Mortgage Loan Foreclosure Transfer, (iv) any refinancing of the Mortgage Loan, or (v) the receipt by Mortgage Borrower of any proceeds realized under its owner’s title insurance policy (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited directly into the Senior Mezzanine Debt Service Account. On each date on which Net Liquidation Proceeds After Debt Service are deposited into the Senior Mezzanine Debt Service Account in accordance with the foregoing, the same shall be applied by Lender to prepay the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service, together with interest that would have accrued on such amount through the next Payment Date. Any Net Liquidation Proceeds After Debt Service remaining after the repayment of the Debt in full shall be (A) if the Junior Mezzanine Loan is then outstanding, deposited into the Junior Mezzanine Debt Service Account for further distribution pursuant to the terms and conditions of the Cash Management Agreement, or (B) if the Junior Mezzanine Loan is not then outstanding, paid to Borrower. In the event that Net Liquidation Proceeds After Debt Service are applied as a prepayment of the Debt, the Allocated Loan Amount for the Individual Property or Individual Properties with respect to which such Net Liquidation Proceeds After Debt Service were paid shall be reduced in an amount equal to such prepayment (or, in the case of a Liquidation Event referenced in the foregoing clause (iii) or clause (iv), applied to reduce the Allocated Loan Amounts on a pro rata basis).

(b) Borrower shall immediately notify Lender of any Liquidation Event once Borrower has knowledge of such event, and Borrower shall be deemed to have knowledge of such event at any time that Mortgage Borrower or Guarantor has, or is deemed to have, knowledge thereof Borrower, Mortgage Borrower and Guarantor shall be deemed to have knowledge of (i) a Mortgage Loan Foreclosure Transfer on the date that notice of such Mortgage Loan Foreclosure Transfer is provided to Mortgage Borrower, and (ii) a refinancing of the Mortgage Loan in its entirety on the date on which a commitment for such refinancing has been entered into by Mortgage Borrower. The provisions of this Section 2.4.4 shall not be construed in a manner so as to contravene or modify in any manner the restrictions and other provisions governing refinancing of the Mortgage Loan and Transfers set forth in this Agreement and the other Loan Documents.

(c) Notwithstanding anything to the contrary in this Section 2.4.4 and provided no Event of Default has occurred, in the event of a Liquidation Event (solely with respect to clause (v) of the definition thereof) that consists of the receipt by Mortgage Borrower of proceeds realized under its owner’s title insurance policy and gives rise to Net Liquidation Proceeds After Debt Service, if the applicable title defect as to which such proceeds were paid by the applicable title insurance company is the result of any mechanics’ Liens, mortgage Liens or other monetary Liens that were not excepted from coverage in the applicable title insurance policy and the failure to so cure would cause a Mortgage Event of Default, Lender shall distribute the Net Liquidation Proceeds After Debt Service in respect of such title defect to Borrower for application by Mortgage Borrower (and Borrower shall cause Mortgage Borrower to so apply the same) for the payment of the amounts required to release the applicable Lien on the affected Individual Property, provided that, if such proceeds are not sufficient to repay the amounts required to release the applicable Lien in full, Lender may, as a condition to making such proceeds available to Mortgage Borrower, require that Borrower provide to Lender evidence that is reasonably satisfactory to Lender that Mortgage Borrower has funds available to pay the shortfall (and, in such case, Borrower shall cause Mortgage Borrower to pay such shortfall).

Section 2.5 Intentionally Omitted.

Section 2.6 Release of Collateral. Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release or assignment of any Lien of the Pledge Agreement on the Collateral.

2.6.1 Prepayment in Connection with Release of Individual Property. (a) After the Permitted Premium Prepayment Date, Mortgage Borrower shall have the right to obtain from Mortgage Lender the release of an Individual Property (each such Individual Property, a “Release Property”) from the Lien of the Mortgage thereon and the Mortgage Loan Documents pursuant to Section 2.6.1 of the Mortgage Loan Agreement, and Borrower shall have the right to obtain the release of Borrower’s obligations under the Loan Documents in respect of such Release Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(i) Borrower shall deliver notice to Lender of the proposed release of such Release Property, and no Default or Event of Default shall be continuing at the time such notice is delivered to Lender and on the date that the Release Property is released from the Lien of the Mortgage thereon;

(ii) Borrower shall have paid to Lender (A) the applicable Release Prepayment Amount (such payment, the “Release Prepayment”) and (B) the Prepayment Premium, if applicable (as provided in Section 2.4.1);

(iii) intentionally omitted;

(iv) After giving effect to such Release Prepayment, as of the date of such Release Prepayment, the Debt Service Coverage Ratio (excluding such Release Property then being released at the request of Mortgage Borrower) shall not be less than the greater of (A) the Debt Service Coverage Ratio for the trailing twelve (12) full calendar months as of the date immediately preceding such release and (B) the Closing Date DSCR; provided, however, that, in order to satisfy the Debt Service Coverage Ratio requirement set forth in this clause (iv) (1) Borrower may prepay a portion of the Loan in accordance with Section 2.4.1 hereof, (2) Mortgage Borrower may prepay all or a portion of the Mortgage Loan in accordance with Section 2.4.1 of the Mortgage Loan Agreement, and/or (3) Junior Mezzanine Borrower may prepay all or a portion of the related Junior Mezzanine Loan in accordance with Section 2.4.1 of the Junior Mezzanine Loan Agreement;

(v) Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with any release effectuated pursuant to this Section 2.6.1, and Borrower shall have paid all third-party fees, costs and expenses incurred in connection with any such release, including but not limited to, the current fee being assessed by any Servicer to effect such release and any other charges incurred in connection with the return of the certificates evidencing such Pledged Company Interests as provided below;

(vi) Borrower shall have delivered to Lender (A) evidence that would be reasonably satisfactory to a prudent lender that the Special Purpose Entity nature and bankruptcy remoteness of Mortgage Borrower and Borrower following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Insolvency Opinion or delivery of an Additional Insolvency Opinion, if the same would be reasonably required by a prudent lender in such circumstances); and (B) an opinion of a nationally-recognized tax counsel that the release of such Release Property would not constitute a “significant modification” of the Mortgage Loan under Treasury Regulations Section 1.860G-2(b) nor cause a Securitization Vehicle to fail to qualify as a Grantor Trust, or a tax to be imposed on a Securitization Vehicle;

(vii) Borrower shall deliver evidence satisfactory to Lender that Mortgage Borrower has otherwise complied with all of the terms and conditions set forth in Section 2.6.1 of the Mortgage Loan Agreement in respect of the release of the applicable Individual Property; and

(viii) Borrower shall deliver evidence satisfactory to Lender that Junior Mezzanine Borrower has otherwise complied with all of the terms and conditions set forth in Section 2.6.1 of the Junior Mezzanine Loan Agreement in respect of the release of the applicable Individual Property.

If any Release Prepayment is in connection with the release pursuant to Section 2.6.1 of the Mortgage Loan Agreement of all of the Individual Properties then owned by the related Mortgage Borrower, the Lien of the Pledge Agreement on the Collateral that is Pledged Company Interests of such Mortgage Borrower (and its general partner, if applicable) shall be deemed released and terminated and (i) Lender shall promptly return to Borrower any certificates evidencing such Pledged Company Interests and (ii) Borrower may, at its cost and expense, file terminations of any UCC financing statements (subject to Lender’s confirmation that any terminations to be so filed by Borrower relate only to the applicable Pledged Company Interests and do not impair the coverage under the Lender’s UCC Title Insurance Policy as to the remaining Pledged Company Interests) as shall then be filed in respect of such Pledged Company Interests, provided that Borrower shall have delivered to Lender an Officer’s Certificate certifying that such release and termination will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Pledge Agreement and the other Loan Documents not being released (or as to the parties to the Loan Documents and Collateral not being released).

(b) Simultaneously with any release of a Release Property in accordance with this Section 2.6.1, any Borrower which, as a result of such release no longer owns indirectly any Individual Properties, shall be released from its obligations under the Loan and the Loan Documents other than with respect to any provision of this Agreement and the other Loan Documents which expressly survives the termination of this Agreement and the satisfaction and discharge of the Debt and then only insofar as such liabilities and obligations arise from or relate to such Borrower and/or such Release Property indirectly owned by such Borrower.

2.6.2 Releases of Outparcels and Partial Release Parcels. Lender agrees that, upon the request of Borrower, Borrower may cause Mortgage Borrower to obtain the release of individual Outparcels and Partial Release Parcels (from time to time) and the release of Mortgage Borrower’s obligations under the Mortgage Loan Documents with respect to each such Outparcel and Partial Release Parcel that is released from time to time as herein provided (other than those expressly stated to survive) upon the satisfaction of each of the following conditions:

(a) Borrower shall deliver notice to Lender of the proposed release of such Outparcel or Partial Release Parcel, and no Default or Event of Default shall be continuing at the time such notice is delivered to Lender and on the date that the Outparcel or Partial Release Parcel is released from the Lien of the Mortgage thereon;

(b) Intentionally omitted;

(c) In the case of any Partial Release Parcel, Borrower shall have paid to Lender the applicable Parcel Release Prepayment Amount (for the avoidance of doubt, in connection with any release of an Outparcel or a Partial Release Parcel, Borrower shall not be obligated to pay any Allocated Loan Amount, Release Prepayment Amount or Prepayment Premium or other prepayment fee or premium in connection therewith except for, in the case of a Partial Release Parcel, the aforesaid Parcel Release Prepayment Amount);

(d) Prior to the transfer and release of the Outparcel or Partial Release Parcel in question, each applicable municipal authority exercising jurisdiction over such Outparcel or Partial Release Parcel shall have approved a lot-split ordinance or other applicable action under local law dividing the Outparcel or Partial Release Parcel from the remainder of the affected Individual Property, and a separate tax identification number shall have been issued for the Outparcel or Partial Release Parcel in question (with the result that, upon the transfer and release of the Outparcel or Partial Release Parcel in question, no part of the remaining affected Individual Property shall be part of a tax lot which includes any portion of such Outparcel or Partial Release Parcel);

(e) All Legal Requirements applicable to the Outparcel or Partial Release Parcel in question necessary to accomplish the lot split shall have been fulfilled, and all necessary variances, if any, shall have been obtained, and Borrower shall have delivered, or caused Mortgage Borrower to deliver, to Lender either (1) letters or other evidence from the appropriate municipal authorities confirming such compliance with laws, or (2) a zoning report or legal opinion confirming such compliance with laws, in each case in substance reasonably satisfactory to Lender;

(f) As a result of the lot split, the remaining Individual Property (after the release of the Outparcel or Partial Release Parcel in question from such Individual Property) with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation of any Leases and then applicable Legal Requirements and all necessary variances, if any, shall have been obtained and evidence thereof has been delivered to Lender which in form and substance is appropriate for the jurisdiction in which the applicable Outparcel or Partial Release Parcel is located;

(g) If reasonably necessary, appropriate reciprocal easement agreements for the benefit and burden of the remaining Individual Property and the Outparcel or Partial Release Parcel in question regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance that would be reasonably acceptable to an ordinary prudent lender and which easements will not materially adversely affect the remaining Individual Property, shall be declared and recorded, and the remaining Individual Property and the applicable Outparcel or Partial Release Parcel shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the Individual Property;

(h) Borrower shall have delivered to Lender an opinion of a nationally- recognized tax counsel that the release of such Outparcel does not constitute a “significant modification” of the Mortgage Loan under Treasury Regulations Section 1.860G-2(b) nor cause a Securitization Vehicle to fail to qualify as a Grantor Trust, or cause a tax to be imposed on a Securitization Vehicle;

(i) Borrower shall deliver evidence satisfactory to Lender that Mortgage Borrower has otherwise complied with all of the terms and conditions set forth in Section 2.6.2 of the Mortgage Loan Agreement in respect of the release of the applicable Outparcel or Partial Release Parcel;

(j) Borrower shall have delivered an Officer’s Certificate to the effect that (i), to such officer’s knowledge after diligent inquiry, the conditions in subsection (a)-(i) hereof have occurred or shall occur concurrently with the transfer and release of the applicable Outparcel or Partial Release Parcel and (ii) the release of the applicable Outparcel or Partial Release Parcel will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents, other than the release of the same as to the applicable Outparcel or Partial Release Parcel;

(k) Borrower shall have executed and delivered such other documents and instruments that are reasonably requested by Lender and typical for similar transactions; and

(1) Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with any release effectuated pursuant to this Section 2.6.2, and Borrower shall have paid all third-party fees, costs and expenses incurred by Lender in connection with any such release, including but not limited to, the current fee being assessed by any Servicer to effect such release.

2.6.3 Release of Senior Mezzanine Reserve Funds. In the event that, at the time that any Release Prepayment is made pursuant to Section 2.6.1 in connection with release of a Release Property pursuant to Section 2.6.1 of the Mortgage Loan Agreement, Lender will return to Borrower a portion of the Senior Mezzanine Reserve Funds (or permit Borrower to deposit replacement Letters of Credit in lieu of any Letters of Credit delivered to Lender in lieu of such Senior Mezzanine Reserve Funds in accordance with Section 7.7), if any, equal to the amount, as determined by Lender in its reasonable discretion, that is allocable to such Release Property, but only to the extent the remaining amount in the applicable Senior Mezzanine Reserve Accounts or the amount of such Letters of Credit with respect to all Individual Properties remaining subject to the Loan Documents exceed the estimated amounts that Lender determines in its reasonable discretion is necessary to satisfy the obligations for which such Senior Mezzanine Reserve Accounts were established or Letters of Credit were deposited. Following the release of a Release Property in accordance with Section 2.6.1, if the related Senior Mezzanine Reserve Accounts have been established, Lender shall adjust the Replacement Reserve Cap, the Rollover Reserve Cap and (if applicable) the other amounts thereafter required to be deposited by Borrower into the Senior Mezzanine Reserve Accounts to reflect amounts required solely for the remaining Individual Properties after giving effect to such release.

2.6.4 Release on Payment in Full. Upon payment in full of the Debt in accordance with the terms and provisions of the Note and this Agreement and the other Loan Documents, the Lien of the Pledge Agreement on the Collateral shall be deemed released and terminated and (i) Lender shall promptly return to Borrower any certificates evidencing the Pledged Company Interests and (ii) Borrower may, at its sole cost and expense, file terminations of any UCC financing statements as shall then be filed in respect of the Collateral.

Section 2.7 Lockbox Account; Cash Management Account; Senior Mezzanine Debt Service Account.

2.7.1 Lockbox Account. (a) Borrower has caused Mortgage Borrower to establish the Lockbox Account as required by Section 2.7.1 of the Closing Date Mortgage Loan Agreement, and during the term of the Loan (and without regard to whether the Mortgage Loan shall then be outstanding) Borrower will cause Mortgage Borrower to at all times comply with the provisions of said Section 2.7.1 of the Closing Date Mortgage Loan Agreement.

(b) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

2.7.2 Cash Management Account. Borrower has caused Mortgage Borrower to establish the Cash Management Account as required by Section 2.7.1 of the Closing Date Mortgage Loan Agreement, and during the term of the Loan (and without regard to whether the Mortgage Loan shall then be outstanding), Borrower will cause Mortgage Borrower to at all times comply with the provisions of said Section 2.7.2 of the Closing Date Mortgage Loan Agreement. Borrower will not cause or permit Mortgage Borrower in any way to alter or modify the Cash Management Account and will notify Lender of the account number thereof Mortgage Lender and its servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Mortgage Borrower. Borrower shall direct or cause Mortgage Borrower to direct that all cash distributions from the Cash Management Account to be paid to Lender in accordance with the Cash Management Agreement (including the Net Liquidation Proceeds After Debt Service) be deposited into the Senior Mezzanine Debt Service Account. Disbursements from the Senior Mezzanine Debt Service Account will be made in accordance with the terms and conditions of the Cash Management Agreement and Section 2.7.3.

2.7.3 Senior Mezzanine Debt Service Account. (a) During the term of the Loan, Borrower shall establish and maintain a segregated Eligible Account (the “Senior Mezzanine Debt Service Account”) to be held by Agent in trust and for the benefit of Lender, which Senior Mezzanine Debt Service Account shall be under the sole dominion and control of Lender. The Senior Mezzanine Debt Service Account shall be entitled “Centro NP New Garden Mezz 1, LLC and Centro NP Senior Mezz Holding, LLC as Mezzanine Borrower fbo JPMorgan Chase Bank, N.A., as Lender together with its successors and assigns, pursuant to Senior Mezzanine Loan Agreement dated as of July 28; 2010 — Senior Mezzanine Debt Service Account”. Borrower hereby grants to Lender a first priority security interest in the Senior Mezzanine Debt Service Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Senior Mezzanine Debt Service Account, including, without limitation, filing UCC-1 financing statements and continuations thereof upon Lender’s request therefor. Borrower will not cause or permit Mortgage Borrower to in any way alter or modify the Senior Mezzanine Debt Service Account without the prior written consent of Lender, and Borrower will notify Lender of the account number of the Senior Mezzanine Debt Service Account. Lender and Servicer shall have the sole right to make withdrawals from the Senior Mezzanine Debt Service Account and all costs and expenses for establishing and maintaining the Senior Mezzanine Debt Service Account shall be paid by Borrower.

(b) Upon the occurrence and during the continuance of an Event of Default, all funds on deposit in the Senior Mezzanine Debt Service Account shall be applied by Lender to the payment of the Debt and/or for any other purpose for which such funds may be applied by Lender pursuant to the provisions of any Loan Document, in such order and priority as Lender shall determine, in its sole discretion. Provided no Event of Default shall have occurred and be continuing, all funds on deposit in the Senior Mezzanine Debt Service Account shall be applied by Lender in accordance with the Cash Management Agreement and this Agreement.

(c) The insufficiency of funds on deposit in the Senior Mezzanine Debt Service Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d) Borrower hereby agrees to cooperate with Lender in connection with any amendment to the Cash Management Agreement that Lender deems necessary for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents.

2.7.4 Payments Received from Senior Mezzanine Debt Service Account. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of Debt Service, shall be deemed satisfied to the extent sufficient amounts are deposited in the Senior Mezzanine Debt Service Account to satisfy such obligations pursuant to this Agreement and the Cash Management Agreement on the dates that each such payment is required, regardless of whether any of such amounts are so applied by Lender. To the extent that sufficient funds are on deposit in the Cash Management Account to fund the amount required to be deposited into the Senior Mezzanine Debt Service Account and Mortgage Lender is required under the terms of the Mortgage Loan Agreement and the Cash Management Agreement to disburse the same to the Senior Mezzanine Debt Service Account, it shall not constitute a Default or Event of Default if such funds are not transferred to the Senior Mezzanine Debt Service Account unless such failure is the result of an act or omission of Mortgage Borrower or Borrower.

2.7.5 Distributions to Borrower and Junior Mezzanine Borrower. All transfers of funds on deposit in the Cash Management Account to the Senior Mezzanine Debt Service Account or the Junior Mezzanine Debt Service Account or otherwise to or for the benefit of Lender, Borrower, Junior Mezzanine Lender or Junior Mezzanine Borrower, pursuant to the Loan Agreement, the Cash Management Agreement or any of the other Loan Documents, Mortgage Loan Documents or Junior Mezzanine Loan Documents are intended by Borrower, Mortgage Borrower and Junior Mezzanine Borrower to constitute, and shall constitute, distributions from Mortgage Borrower to Borrower and from Borrower to Junior Mezzanine Borrower, as applicable. No provision of the Loan Documents, the Mortgage Loan Documents or the Junior Mezzanine Loan Documents shall create a debtor-creditor relationship between Borrower and either Mortgage Lender or Junior Mezzanine Lender or between Lender and either Mortgage Borrower or Junior Mezzanine Borrower.

ARTICLE III — CONDITIONS PRECEDENT

Section 3.1 Intentionally Omitted.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the Closing Date that:

4.1.1 Organization. Borrower has been duly organized and is and has been validly existing and is in good standing with requisite power and authority to own its assets and to transact the businesses in which it is now engaged. Borrower is and always has been duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its assets, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its assets and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership of the Pledged Company Interests. The ownership interests in Borrower and the Pledged Company Interests are as set forth on the organizational chart attached hereto as Schedule III, and Borrower does not own equity interests in any Person other than as reflected on said Schedule III.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or, to Borrower’s actual knowledge, to which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending against or affecting or, to Borrower’s actual knowledge, threatened against or affecting Borrower, Mortgage Borrower, Guarantor, any SPE Constituent Entity, the Collateral or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Mortgage Borrower, Guarantor, any SPE Constituent Entity, the Collateral or any Individual Property, would materially adversely affect the business or condition (financial or otherwise) of Borrower, Mortgage Borrower, Guarantor, any SPE Constituent Entity or the condition or ownership of the Collateral or any Individual Property. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency that resulted in a judgment against any Borrower, any SPE Constituent Entity, any Mortgage Borrower, any Mortgage SPE Constituent Entity or Guarantor or that otherwise affects any Individual Property or the Collateral that has not been paid in full.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower, Mortgage Borrower, any Individual Property or the Collateral, or Borrower’s or Mortgage Borrower’s business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor Mortgage Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or Mortgage Borrower, or, to Borrower’s knowledge, any of the Properties or the Collateral are bound. Neither Borrower nor Mortgage Borrower has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Mortgage Borrower is a party or by which Borrower, Mortgage Borrower, the Properties or the Collateral is otherwise bound, other than (a) in the case of Borrower, obligations incurred in the ordinary course of the ownership of the Collateral and the management of Mortgage Borrower as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and obligations under the Loan Documents and (b) in the case of Mortgage Borrower, obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 of the Closing Date Mortgage Loan Agreement and obligations under the Mortgage Loan Documents. Each Borrower has no contingent or actual obligations not related to the Pledged Company Interests owned by such Borrower.

4.1.6 Title. Borrower is the beneficial owner of, and has good title to, the Collateral, free and clear of all Liens whatsoever, except the Liens created by the Loan Documents. The Pledge Agreement, together with the UCC financing statements relating to the Collateral when properly filed in the appropriate records, will create a valid, perfected security interest in and to the Collateral, all in accordance with the terms thereof for which a Lien can be perfected by filing a UCC financing statement. Borrower’s delivery to Lender of the certificates, evidencing the Pledge Company Interests described in the Pledge Agreement, creates a valid and perfected first-priority security interest in the Collateral. With respect to each Individual Property set forth on Schedule XIV hereto, the Mortgage Borrower owning such Individual Property (as reflected on said Schedule XIV) took title to the same pursuant to a deed from the Person set opposite such Individual Property in the column entitled “Grantor Entity” on said Schedule XIV, and such grantor entity is the successor by merger or otherwise by operation of law, or by special or limited warranty deed, to all right, title and interest therein previously owned by the Person set forth opposite such Individual Property on said Schedule XIV.

4.1.7 Solvency. Borrower has (a) not entered into the transaction contemplated by this Agreement nor executed any Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loan (i) the fair saleable value of Borrower’s assets exceeds Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, (ii) the fair saleable value of Borrower’s assets is greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, and (iii) Borrower’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Mortgage Borrower, any SPE Constituent Entity or Guarantor in the last seven (7) years, and none of Borrower, Mortgage Borrower, any SPE Constituent Entity nor Guarantor has, in the last seven (7) years, made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, Mortgage Borrower, any SPE Constituent Entity or Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Person’s assets or property, and to Borrower’s actual knowledge no Person is contemplating the filing of any such petition against it or against any Mortgage Borrower, SPE Constituent Entity or Guarantor.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, nor as far as Borrower can foresee, might materially and adversely affect any Individual Property, the Collateral or the business, operations or condition (financial or otherwise) of Borrower, Mortgage Borrower, any SPE Constituent Entity, any Mortgage SPE Constituent Entity or Guarantor.

4.1.9 No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute , regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance. Borrower complies in all material respects with all applicable Legal Requirements. The Properties (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and parking requirements and ratios, except where the failure to comply with such Legal Requirements would not have an Individual Material Adverse Effect on any Individual Property. Neither Mortgage Borrower nor Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or Mortgage Borrower or, to Borrower’s actual knowledge, by any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property, the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents or Mortgage Borrower’s obligations under any of the Mortgage Loan Documents.

4.1.11 Financial Information. All financial data (including, without limitation, the statements of cash flow and income and operating expense) that have been delivered to Lender by or at the direction of Borrower or its Affiliates in connection with the Loan (a) are true, complete and correct in all material respects (or, to the extent that any such financial data were incorrect when delivered, the same have been corrected by financial data subsequently delivered to Lender prior to the Closing Date), (b) accurately represent the financial condition of Borrower, the Collateral, Mortgage Borrower, Guarantor, and the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections are materially inaccurate. None of Mortgage Borrower, Borrower or Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on Borrower, Mortgage Borrower, Guarantor, the Collateral or any Individual Property or the current operation of any Individual Property as a retail shopping center, except (i) in the case of Mortgage Borrower, Permitted Encumbrances, and (ii) as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower, Mortgage Borrower or Guarantor from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened or, to Borrower’s actual knowledge, is contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property other than to the extent that the same do not have an Individual Material Adverse Effect on the Individual Property affected thereby.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Intentionally Omitted.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(0(3) of the Code.

4.1.16 Intentionally Omitted.

4.1.17 Intentionally Omitted.

4.1.18 Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower, Mortgage Borrower, Manager or Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Collateral Assignment. There are no prior assignments of the Collateral which are presently outstanding except in accordance with the Loan Documents.

4.1.20 Insurance. Borrower has caused Mortgage Borrower to obtain and deliver to Lender certificates evidencing all Policies, which certificates reflect the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such Policies and would have an Individual Material Adverse Effect with respect to any Individual Property or an Aggregate Material Adverse Effect. No Person, including Borrower and Mortgage Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.21 Mortgage Loan Representations. All of the representations and warranties of Mortgage Borrower contained in the Mortgage Loan Documents are hereby incorporated into this Agreement and deemed made by Borrower hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by Mortgage Lender or to whether the Mortgage Loan has been repaid, unless otherwise consented to in writing by Lender.

4.1.22 Intentionally Omitted.

4.1.23 Intentionally Omitted.

4.1.24 Intentionally Omitted.

4.1.25 Intentionally Omitted.

4.1.26 Leases. No Individual Property is subject to any leases other than the Leases in respect of such Individual Property that are described in the Certificate of Rent Roll. To Borrower’s knowledge, except as otherwise disclosed on the Certificate of Rent Roll and except for discrepancies which, either individually or in the aggregate would not have an Individual Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect, the rent roll attached to the Certificate of Rent Roll is true, complete and accurate in all respects as of the date of such rent roll. In respect of each Individual Property, (i) Mortgage Borrower is the owner and lessor of landlord’s interest in the Leases in respect to such Individual Property and (ii) no Person has any possessory interest in such Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases or any Permitted Encumbrances. To Borrower’s knowledge, except as otherwise disclosed on the Certificate of Rent Roll, the current Leases are in full force and effect. None of Manager, Borrower, Mortgage Borrower, Guarantor or any Affiliate of Guarantor has received written notice that Mortgage Borrower (or Mortgage Borrower’s predecessor-in-interest) is in default under any Lease except for violations or defaults (A) that have been cured or (B) that do not, in the aggregate in respect of any Individual Property, have an Individual Material Adverse Effect on such Individual Property. Except (1) as set forth in the tenant estoppels delivered by Borrower to Lender on or prior to the Closing Date or in the Certificate of Rent Roll and (2) if the same, either individually or in the aggregate, would not have an Individual Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect, as of the Closing Date, (a) none of Manager, Borrower, Mortgage Borrower (or Mortgage Borrower’s predecessor-in-interest), Guarantor or any Affiliate of Guarantor has delivered a written notice to a Tenant at any Individual Property that it is in default under its Lease (other than notices relating to defaults that have been cured by such tenant) and no Tenant is in monetary or, to Borrower’s actual knowledge, material non-monetary default under its Lease, (b) all security deposits in respect of each Individual Property are held by Mortgage Borrower in accordance with applicable law, (c) except as otherwise disclosed on Schedule X hereto, no Rent has been paid by any Tenant at any Individual Property more than one (1) month in advance of its due date, and (d) all work to be performed by Mortgage Borrower under each Lease in respect of each Individual Property has been performed as required and has been accepted by the applicable Tenant. As of the Closing Date, except as otherwise disclosed on Schedule XI hereto, no Tenant has a right or option pursuant to its Lease or otherwise to purchase all or any part of the Individual Property to which such Lease relates. Except if the same, either individually or in the aggregate, would not have an Individual Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect and except as otherwise disclosed on Schedule XV hereto, as of the Closing Date, no Tenant has a right or option pursuant to its Lease or otherwise to terminate such Lease prior to the scheduled expiration date thereof, other than any such right or option that is conditional upon the occurrence of certain events of circumstances. Neither Borrower nor Mortgage Borrower has, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assigned, transferred, encumbered, hypothecated, pledged or granted a security interest in any of the Leases or its interest therein, other than pursuant to the Loan Documents. The organizational identification number of Centro NP Senior Mezz Holding, LLC is 4847021, and the organizational identification number of Centro NP New Garden Mezz 1, LLC is 4846514.

4.1.27 Intentionally Omitted.

4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business has been for the preceding four months (or, if less, the entire period of the existence of Borrower), and is as of the Closing Date, the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware.

4.1.29 Filing Fees. All filing and other fees required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the delivery and filing of any UCC financing statements to be filed on the Closing Date in respect of the Collateral have been paid.

4.1.30 Special Purpose Entity/Separateness. (a) Borrower and each SPE Constituent Entity is a Special Purpose Entity. Each Mortgage Borrower and each Mortgage SPE Constituent Entity is a Special Purpose Entity (Mortgage Loan).

(b) The representations and warranties set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any amendment or amendment and restatement of any of Borrower’s Organizational Documents on or prior to the Closing Date has been accomplished in accordance with, and was permitted by, the relevant provisions of each such Organizational Document (as the same existed prior to such amendment or amendment and restatement).

(d) All of the stated facts and assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all material respects. Borrower, Mortgage Borrower and each SPE Constituent Entity have each complied with all of the stated facts and assumptions made with respect to Borrower, Mortgage Borrower and each SPE Constituent Entity in the Insolvency Opinion. Borrower, Mortgage Borrower and each SPE Constituent Entity have complied with all of the stated facts and assumptions made with respect to Borrower and Mortgage Borrower in any Additional Insolvency Opinion. Each entity other than Borrower, Mortgage Borrower and each SPE Constituent Entity with respect to which an assumption is made or a fact stated in the Insolvency Opinion and any Additional Insolvency Opinion have complied with all of the assumptions made and facts stated with respect to it in the Insolvency Opinion and any such Additional Insolvency Opinion.

4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32 Illegal Activity. No portion of any Individual Property or the Collateral has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. To Borrower’s actual knowledge, all information submitted by and on behalf of Borrower, Mortgage Borrower, Guarantor and Manager to Lender and in all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Mortgage Borrower, Guarantor and Manager in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. The foregoing representation shall not apply to any such financial information that constitutes projections, provided that Borrower represents and warrants that it has no reason to believe that such projections are materially inaccurate. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has or might have an Individual Material Adverse Effect with respect to any Individual Property or an Aggregate Material Adverse Effect. Borrower, Mortgage Borrower, Guarantor and Manager have disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. None of the funds or other assets of Borrower, Mortgage Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person. No Embargoed Person has any interest of any nature whatsoever in Borrower, Mortgage Borrower or Guarantor, as applicable, with the result that the investment in Borrower, Mortgage Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, and none of the funds of Borrower, Mortgage Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Mortgage Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Senior Mezzanine Debt Service Account; Cash Management Systems Etc. (a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Senior Mezzanine Debt Service Account in favor of Lender, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents, Borrower has not sold, pledged, transferred or otherwise conveyed the Senior Mezzanine Debt Service Account.

(b) The Senior Mezzanine Debt Service Account constitutes a “deposit account” and/or “securities account” within the meaning of the Uniform Commercial Code as in effect in the State of New York.

(c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, Agent has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Senior Mezzanine Debt Service Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities, and Borrower has not consented to the Agent complying with instructions with respect to the Senior Mezzanine Debt Service Account from any Person other than Lender.

(d) The Senior Mezzanine Debt Service Account is not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.

(e) Other than in connection with the Mortgage Loan Documents, Mortgage Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account or the Cash Management Account.

(f) None of the Properties are subject to any cash management system (other than pursuant to the Mortgage Loan Documents).

4.1.37 Intentionally Omitted.

4.1.38 Underwriting Representations. Borrower hereby represents, warrants and covenants that, each Borrower:

(a) is and always has been duly formed, validly existing, and in good standing in the state of its organization and in all other jurisdictions where it is qualified to do business;

(b) has no judgments or liens of any nature against it except for tax liens not yet due;

(c) is in compliance with all laws, regulations and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;

(d) is not involved in any dispute with any taxing authority;

(e) has paid all taxes which it owes;

(f) has never owned any personal property other than the Pledged Company Interests reflected on Schedule III as being owned by it and has never engaged in any business other than the ownership of the Pledged Company Interests;

(g) is not now, nor has ever been, party to any lawsuit, arbitration, summons or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full; and

(h) has no material contingent or actual obligations that are not related to the Pledged Company Interests reflected on Schedule III as being owned by it.

4.1.39 Equipment, Fixtures and Personal Property. Mortgage Borrower is the owner of all of the Equipment, Fixtures and Personal Property located on or at each Individual Property, other than any such Equipment, Fixtures and Personal Property which have been leased by Mortgage Borrower as permitted under the terms of the Mortgage Loan Agreement and this Agreement. All of the Equipment, Fixtures and Personal Property are sufficient to operate each Individual Property in the manner required under the Mortgage Loan Agreement and the Loan Agreement and in the manner in which it is currently operated.

4.1.40 Ground Lease. Borrower hereby represents and warrants to Lender the following with respect to each Ground Lease (provided that each such representation and warranty shall be deemed to be qualified by any matters disclosed on Schedule XII hereof):

(a) Pledge of Equity Interests. Such Ground Lease does not prohibit the granting of any Lien upon the Pledged Company Interests (or the exercise of the pledgee thereof of its rights and remedies under any document created or evidencing such Lien) or the Ground Lessor thereunder has approved and consented to the same. Such Ground Lease does not contain any prohibition on change of control of the Mortgage Borrower.

(b) Lender Consent. Such Ground Lease provides that it may not be terminated, surrendered or amended without the prior written consent of Lender other than any provisions thereof that provides that the Ground Lessor thereunder may exercise its remedies in accordance with such Ground Lease if the obligations of Mortgage Borrower under the Ground Lease are not performed or cured by Lender as provided in the Ground Lease.

(c) Notice. Such Ground Lease requires the Ground Lessor thereunder to give Lender as a pledgee of the Pledged Company Interests a copy of each notice of default or event of default under such Ground Lease at the same time as it gives notice of default to Mortgage Borrower, and no such notice of default or event of default shall be deemed effective unless and until a copy thereof shall have been so given to Lender as a pledgee of the Pledged Company Interests. Such Ground Lease further requires the Ground Lessor thereunder to give notice to Lender as a pledgee of the Pledged Company Interests if such Ground Lease is terminated by reason of an event of default under such Ground Lease.

(d) Cure. Lender as a pledgee of the Pledged Company Interests is permitted the opportunity to cure any default by Mortgage Borrower under such Ground Lease before the Ground Lessor thereunder may terminate such Ground Lease.

4.1.41 No Contractual Obligations. As of the Closing Date, Borrower is not subject to any Contractual Obligations and has not entered into any agreement, instrument or undertaking by which it or its assets are bound, or pursuant to which it has incurred any Indebtedness (other than the Loan Documents).

4.1.42 Intentionally Omitted.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V — BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens encumbering the Collateral (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and shall comply, and cause Mortgage Borrower, to comply with all Legal Requirements applicable to Borrower, Mortgage Borrower, the Collateral and the Properties (and the use thereof), as applicable, including, without limitation, building and zoning ordinances and codes and certificates of occupancy. There shall never be committed by Borrower, and Borrower shall not permit Mortgage Borrower or cause Mortgage Borrower to permit any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to permit or suffer to exist, or cause Mortgage

Borrower to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times cause Mortgage Borrower to maintain, preserve and protect all franchises and trade names and preserve all the remainder of the property of Mortgage Borrower used or useful in the conduct of its business and cause Mortgage Borrower to keep the Properties in good working order and, from time to time, repair and make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage Loan Documents. Borrower shall keep, or cause Mortgage Borrower to keep, the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in the Mortgage Loan Agreement. Borrower shall cause Mortgage Borrower to operate any Individual Property that is the subject of the O&M Agreement in accordance with the terms and provisions thereof in all material respects. After prior written notice to Lender, Borrower, or Mortgage Borrower, as applicable, at its own expense, may contest, by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Mortgage Borrower, any Individual Property or the Collateral or any alleged violation of any Legal Requirement, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower or Mortgage Borrower, as applicable, is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither any Individual Property nor the Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower or Mortgage Borrower, as applicable, shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Mortgage Borrower, the Collateral or any Individual Property, as applicable; and (f) either (A) in the case of any contest related to Mortgage Borrower or an Individual Property, Mortgage Borrower shall have furnished to Mortgage Lender such security as may be required pursuant to the Mortgage Loan Agreement, or if Mortgage Lender shall have waived the requirement to deposit such security, Borrower shall have furnished, or caused Mortgage Borrower to furnish, such security to Lender and (B) in the case of any contest related to Borrower or the Collateral, Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any security deposited with it pursuant to the foregoing sentence as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property or the Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Borrower shall cause Mortgage Borrower to pay, all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, that Borrower’s obligation to cause Mortgage Borrower to directly pay Taxes and Other Charges shall be suspended for so long as Mortgage Borrower complies with the terms and provisions of Section 7.2 of the Mortgage Loan Agreement. At any time that Mortgage Borrower is required to deliver to Mortgage Lender receipts for payment or other evidence reasonably that all Taxes and

Other Charges pursuant to Section 5.1.2 of the Closing Date Mortgage Loan Agreement and upon the request of Lender at any time during the continuance of an Event of Default, Borrower shall cause such receipts or other evidence to be delivered to Lender. Borrower shall not suffer, and shall not permit Mortgage Borrower to suffer, and shall promptly cause Mortgage Borrower to pay and discharge any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly cause Mortgage Borrower to pay, or cause to be paid, all utility services provided to the Properties (other than any such utilities which are, pursuant to the terms of any Lease, required to be paid by the Tenant thereunder directly to the applicable service provider). After prior written notice to Lender, Mortgage Borrower, at its own expense, may contest, by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Collateral nor any Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Mortgage Borrower shall, promptly upon final determination thereof, pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (f) Mortgage Borrower shall have furnished to Mortgage Lender such security as may be required pursuant to the Closing Date Mortgage Loan Agreement, or if Mortgage Lender shall have waived such security, Borrower shall have furnished such security to Lender. In the event that any such security is deposited with Lender, Lender may pay over the same or part thereof to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the related Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, Mortgage Borrower, any SPE Constituent Entity, any Mortgage SPE Constituent Entity, Guarantor or any Individual Property which might materially adversely affect the condition of Borrower, Mortgage Borrower, any SPE Constituent Entity or Guarantor (financial or otherwise) or business, any Individual Property or the Collateral.

5.1.4 Access to Properties. Subject to the rights of Tenants, Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default, Etc. Borrower shall promptly advise Lender of any material adverse change in the condition of Borrower, Mortgage Borrower, any SPE Constituent Entity, any Mortgage SPE Constituent Entity, or Guarantor, financial or otherwise, or of the occurrence of any Default, Event of Default Mortgage Loan Default or Mortgage Loan Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall, in a timely manner, observe, perform and satisfy all the terms, provisions, covenants and conditions of the Loan Documents executed and delivered by, or applicable to, Borrower, and shall pay when due all costs, fees and expenses of Lender, to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Net Liquidation Proceeds After Debt Service. Borrower shall cooperate with Lender in obtaining for Lender, in accordance with the relevant provisions of this Agreement, the benefits of any Net Liquidation Proceeds After Debt Service, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements and the reasonable expense of any appraisal obtained by Lender in case of a Liquidation Event that is a Casualty or Condemnation), provided that in lieu of any separate appraisal that Borrower would otherwise be required to obtain pursuant to this Section 5.1.8, Lender shall accept any appraisal delivered by Mortgage Borrower to Mortgage Lender pursuant to Section 5.1.8 of the Mortgage Loan Agreement if (a) no Default or Event of Default has occurred and is continuing on the date of such delivery and (b) such appraisal is also addressed to Lender.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower to Lender pursuant to the terms of the Loan Documents (if any) and by Mortgage Borrower to Mortgage Lender pursuant to the terms of the Mortgage Loan Documents or which are reasonably requested by Lender in connection therewith (regardless of whether Mortgage Lender may have waived delivery of same);

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Intentionally Omitted.

5.1.11 Financial Reporting. (a) Borrower will cause Mortgage Borrower to keep and maintain (or cause to be kept and maintained), on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth in the Mortgage Loan Agreement and GAAP

(or such other consistently applied accounting basis that is acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Mortgage Borrower and all items of income and expense in connection with Mortgage Borrower’s operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than twice in any calendar year (unless an Event of Default shall have occurred and be continuing, in which case no such restriction shall apply)) to examine such books, records and accounts at the office of Mortgage Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish, or cause to be furnished, to Lender annually, within one hundred and twenty (120) days following the end of each Fiscal Year, a complete copy of annual financial statements of Mortgage Borrower audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with GAAP (or such other consistently applied accounting basis that is acceptable to Lender) covering the Properties on a combined basis for such Fiscal Year and containing statements of profit and loss for Mortgage Borrower and the Properties and a balance sheet for Mortgage Borrower. Such statements shall set forth the financial condition and the results of operations for Mortgage Borrower and the Properties (on a combined basis) for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations, Capital Expenditures (for the avoidance of doubt, not including any contributions to the Replacement Reserve Account and the Required Repair Reserve Account) and Operating Expenses. Mortgage Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the Properties (on a combined basis) for the prior Fiscal Year, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (iii) a current rent roll for each Individual Property, (iv) a schedule reconciling Net Operating Income to Net Cash Flow for the Properties on a combined basis (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant and (v) an Officer’s Certificate certifying (1) that each annual financial statement, including each of the schedules described in the immediately preceding subclause (iv), present fairly the financial condition and the results of operations of Borrower, Mortgage Borrower and the Properties being reported upon, (2) that such financial statements and schedules have been prepared in accordance with GAAP and (3) as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. All financial statements of Mortgage Borrower to be delivered pursuant to this Section 5.1.11(b) shall constitute the financial statements of Borrower.

(c) (i) Prior to the earlier of (A) the Securitization of the entire Loan and (B) the date that is six (6) months after the Closing Date, Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month, (I) an operating statement in respect of such calendar month and a calendar year-to-date operating statement (on a combined basis with respect to the Properties), noting Net Operating Income, Net Cash Flow, Gross Income from Operations, Operating Expenses and Capital Expenditures (for the avoidance of doubt, not including any contributions by Mortgage Borrower to the Replacement Reserve Account (as defined in the Mortgage Loan Agreement) and the Required Repair Reserve Account (as defined in the Mortgage Loan Agreement)), and containing a comparison of (II) such information for (x) in respect of the operating statement in respect of such calendar month, the same calendar month in the immediately preceding calendar year, and (y) in respect of the operating statement in respect of the calendar year-to-date, the corresponding time period of the immediately preceding calendar year, and (III) budgeted income and expenses and the actual income and expenses for such calendar month, and (IV) upon Lender’s request, other information reasonably necessary and sufficient to fairly represent the financial position and results of operation of Mortgage Borrower and the Properties (on a combined basis) during such calendar month. Each such monthly report shall be accompanied by an Officer’s Certificate stating that the items provided are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Mortgage Borrower and the Properties on a combined basis as well as, where applicable, the financial condition and results of operations of each Individual Property, for the applicable calendar month. The reports and statements provided by Mortgage Borrower pursuant to this Section 5.1.11(c) may be prepared in accordance with the accounting standards otherwise utilized by Mortgage Borrower on a consistent basis for interim financial reporting and need not be prepared in accordance with GAAP.

(ii) During any Cash Sweep Period (regardless of whether occurring before or after any Securitization of the Loan), Borrower will furnish, or cause to be furnished (without duplication of any item furnished to Lender pursuant to clause (i) above) on or before thirty (30) days after the end of each calendar month, (A) an operating statement in respect of such calendar month and a calendar year-to-date operating statement (on a combined basis with respect to the Properties), (B) a current rent roll for each Individual Property, and (C) upon Lender’s request, other information maintained by Borrower in the ordinary course of business that is reasonably necessary and sufficient to fairly represent the financial position and results of operation of the Properties (on a combined basis) during such calendar month. The reports and statements provided by Borrower pursuant to this Section 5.1.11(c) may be prepared in accordance with the accounting standards otherwise utilized by Borrower on a consistent basis for interim financial reporting and need not be prepared in accordance with GAAP.

(d) Borrower will furnish, or cause to be furnished, to Lender, on or before sixty (60) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Mortgage Borrower and the Properties on a combined basis as well as, where applicable, the financial condition and results of operations of each Individual Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject period for each Individual Property and (ii) quarterly and year-to- date operating statements prepared for each calendar quarter, noting Net Operating Income, Net Cash Flow, Gross Income from Operations, and Operating Expenses and Capital Expenditures (for the avoidance of doubt, not including any contributions to the Replacement Reserve Account or the Required Repair Reserve Account), and for the Properties (on a combined basis), and, upon Lender’s request, other information reasonably necessary and sufficient to fairly represent the financial position and results of operation of the Properties (on a combined basis) during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses for the applicable calendar quarter, together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding three (3), six (6), and twelve (12) month periods as of the last day of such quarter; (iv) a Net Cash Flow Schedule; and (v) for informational purposes only, an accounts receivable report for the Properties. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables of Mortgage Borrower outstanding for more than sixty (60) days unless such amounts are being contested pursuant to the terms of the Mortgage Loan Agreement. All financial statements of Mortgage Borrower to be delivered pursuant to this Section 5.1.11(d) shall constitute the financial statements of Borrower.

(e) For each annual budgeting period following the partial annual budgeting period commencing on the Closing Date, Borrower shall submit to Lender an Annual Budget not later than fifteen (15) days prior to the commencement of such annual budgeting period in form reasonably satisfactory to Lender. In respect of the partial annual budgeting period commencing on the Closing Date, Borrower has submitted the existing Annual Budget to Lender on or prior to the Closing Date. The Annual Budget shall be for informational purposes only, provided that, during any Cash Sweep Period, the Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”), which approval shall not be unreasonably withheld or conditioned. Lender shall grant or deny, in writing to Borrower with a reasonable explanation of any objections, any consent required hereunder within fifteen (15) days after the receipt of the applicable proposed Annual Budget. In the event that Lender fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the Annual Budget with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fifteen (15) days from the date Lender receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered. In the event that Lender timely disapproves a proposed Annual Budget in accordance with the foregoing, Borrower shall promptly revise such Annual Budget and resubmit the same to Lender (and each such resubmittal shall be subject to the provisions of this Section 5.1.11(e) as if the applicable proposed Annual Budget were being submitted to Lender for its initial review of the same, provided that the aforesaid fifteen (15) day period shall be ten (10) days in connection with any such resubmittal). Borrower shall promptly revise each proposed Annual Budget and resubmit the same to Lender in accordance with the foregoing until Lender approves the proposed Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, each line item of such Approved Annual Budget shall be increased by five percent (5%) (other than the line items in respect of Taxes, Insurance Premiums and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses). In the event that, during any Cash Sweep Period, Borrower or Mortgage Borrower proposes to incur an extraordinary operating expense or capital expense that is not consistent with the Approved Annual Budget (each an “Extraordinary Expense”), Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, such approval not to be unreasonably withheld, conditioned or delayed.

(f) Intentionally omitted.

(g) Borrower shall cause Mortgage Borrower to furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant designated by Lender, provided that such financial and sales information shall be provided by Borrower only if (i) the same is in the possession of Mortgage Borrower or is otherwise required to be provided by the applicable Tenant pursuant to the terms of its Lease, (ii) Mortgage Borrower is not prohibited from disclosing the same, whether pursuant to any provisions of the applicable Lease or any other agreement entered into by Mortgage Borrower and the applicable Tenant prior to the date of Lender’s request, (iii) the same is not publicly available upon reasonable inquiry, and (iv) the Tenant as to which such information is requested is one of the three (3) largest Tenants at the applicable Individual Property, calculated on the basis of aggregate rentable square footage leased by such Tenant and such Tenant’s Affiliates under one or more Leases at such Individual Property.

(h) Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements prepared in accordance with GAAP (or such other consistently applied accounting basis that is acceptable to Lender) audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, which shall include an annual balance sheet and profit and loss statement of Guarantor.

(i) Any reports, statements or other information required to be delivered under this Agreement shall be delivered in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files), provided that Borrower may elect to provide the same also in paper form and/or on a diskette. Borrower agrees that Lender may disclose information regarding the Properties, the Collateral, Borrower and Mortgage Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with a Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership and management of the Collateral. Borrower will cause Mortgage Borrower to continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management, leasing and operation of the Properties. Borrower will, and will cause Mortgage Borrower to, qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership of the Collateral and the Properties, as applicable, or in the case of Mortgage Borrower, the maintenance, management and operation of the Properties. Borrower shall cause Mortgage Borrower at all times during the term of the Loan to continue to own or lease all Equipment, Fixtures and Personal Property which are necessary to operate the Properties in the manner in which they are currently operated, provided that the foregoing shall not be deemed to prohibit or restrict any Permitted Equipment Transfer.

5.1.13 Title to the Properties. Borrower will cause Mortgage Borrower to warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder and under the Mortgage Loan Agreement (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages and the Assignments of Leases on the Properties, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees, costs and expenses) incurred by Lender if an interest in the Collateral or any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that Lender exercises any or all of its rights or remedies under the Pledge Agreement or any other Loan Documents as and when permitted thereby, or (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Mortgage Borrower, Guarantor or any of their respective constituent Persons or an assignment by Borrower, Mortgage Borrower, Guarantor or any of their respective constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees, costs and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within fifteen (15) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided, however, Borrower shall not be required to provide such statement more often than two (2) times in any calendar year.

(b) At any time that (i) an Event of Default is continuing or (ii) Mortgage Borrower is required to deliver to Mortgage Lender tenant estoppel certificates pursuant to Section 5.1.15(b) of the Closing Date Mortgage Loan Agreement or ground lessor estoppel certificates pursuant to Section 5.1.28(e) of the Closing Date Mortgage Loan Agreement, Borrower shall cause such certificates to also be addressed to Lender and to otherwise be in form and substance reasonably satisfactory to Lender.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Intentionally Omitted.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions or, if any of such representations require qualification on such date, setting forth such qualifications in detail, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Mortgage Borrower, each SPE Constituent Entity and Guarantor as of the date of such Securitization.

5.1.19 No Joint Assessment. Borrower shall not cause or permit Mortgage Borrower to suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20 Leasing Matters. (a) Any Major Lease, including any amendment, modification or supplement thereto, executed after the Closing Date shall be subject to the approval of Lender, which approval shall not be unreasonably withheld. Upon request, Borrower shall furnish Lender with executed copies of such Leases as are identified by Lender (including all Leases, if requested by Lender, provided that Borrower shall not be required to deliver copies of all Leases more frequently than two (2) times in any calendar year), provided that, if Mortgage Lender is then concurrently requesting copies of Leases from Mortgage Borrower pursuant to Section 5.1.20 of the Mortgage Loan Agreement, Lender shall accept delivery from Mortgage Borrower of copies of such Leases in satisfaction of Lender’s request hereunder. All renewals of Leases and all proposed Leases shall provide for rental rates and other terms comparable or superior to then-existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would have any materially adverse effect on Lender’s rights under the Loan Documents or the value of the applicable Individual Property.

(b) Borrower shall cause Mortgage Borrower to (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved; and (iii) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

(c) Lender shall grant or deny with a reasonable explanation any consent required hereunder within fifteen (15) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fifteen (15) days from the date Lender receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

5.1.21 Alterations. (a) Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements (“Alterations”), including tenant improvements, which consent shall not be unreasonably withheld except with respect to Alterations that would reasonably be expected to result in an Individual Material Adverse Effect on the applicable Individual Property. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any (i) Required Repairs, (ii) Alterations performed pursuant to (A) the provisions of any Major Lease that is approved (or deemed approved) by Lender in accordance with Section 5.1.20 hereof, and (B) any other Lease that is approved in writing by Lender, provided that, in each case, Lender shall have expressly approved the estimated cost and scope of such Alterations at the time Lender approved such Major Lease or other Lease, (iii) Preapproved Alterations, (iv) Alterations to Improvements located wholly on an Outparcel or Partial Release Parcel pursuant to a Permitted Parcel Ground Lease (provided that the cost of such Alterations is borne solely by the applicable Tenant), and (v) Alterations that are not reasonably expected to result in an Individual Material Adverse Effect on the applicable Individual Property, provided that, in the case of Alterations pursuant to the foregoing subclause (v), such Alterations (1) are made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the Closing Date or pursuant to any Major Lease that is approved (or deemed approved) by Lender in accordance with Section 5.1.20, (2) do not adversely affect any structural component of any Improvements and the aggregate cost thereof does not exceed the Threshold Amount, or (3) are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement. Lender shall grant or deny with a reasonable explanation any consent required hereunder within fifteen (15) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender if (x) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (y) Lender does not approve or reject with a reasonable explanation the applicable request within fifteen (15) days from the date Lender receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

(b) If (i) the total unpaid amounts due and payable with respect to Alterations at any Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases and any amounts to be paid in respect of Preapproved Alterations with respect to such Individual Property) shall at any time exceed the Threshold Amount and (ii) Mortgage Lender waives the obligation of Mortgage Borrower to deliver such security to Mortgage Lender pursuant to Section 5.1.21(b) of the Closing Date Mortgage Loan Agreement, Borrower shall promptly deliver, or cause Mortgage Borrower to deliver, to Lender as security for the payment of such excess amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following (as applicable, the “Alterations Deposit”): (I) cash, (II) U.S. Obligations, (III) other securities having a rating reasonably acceptable to Lender and in respect of which, at Lender’s option, Borrower has obtained a Rating Agency Confirmation from the applicable Rating Agencies or (IV) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Lender and in respect of which, at Lender’s option, Borrower has obtained a Rating Agency Confirmation from the applicable Rating Agencies. Each such Alterations Deposit shall be (A) in an amount equal to the excess of the total unpaid amounts with respect to the applicable Alterations on the applicable Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and (B) disbursed from time to time by Lender to Borrower for completion of the Alterations at the applicable Individual Property upon the satisfaction of the following conditions: (1) Borrower shall submit, or cause Mortgage Borrower to submit, a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Alterations for which payment is requested, (2) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, and (3) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the Alterations at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, (y) identifying each contractor that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement and (z) stating that each such contractor has been paid in full upon such disbursement. Each Alterations Deposit shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.1.21(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. Upon the completion of the Alterations in respect of which any Alterations Deposit is being held, Lender shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (1) on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default shall be continuing and (2) such request shall be accompanied by an Officer’s Certificate stating that the Alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with Alterations (to the extent not received by Lender in connection with prior disbursement requests) and stating that each contractor providing services in connection with the Alterations has been paid in full.

5.1.22 Operation of Property. (a) Borrower shall cause Mortgage Borrower to operate the Properties, in all material respects, in accordance with the Management Agreement. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly cause Mortgage Borrower to enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Borrower shall: (i) cause Mortgage Borrower to promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Mortgage Borrower under the Management Agreement (without duplication of any item being delivered to Lender pursuant to Section 5.1.11 hereof); and (iv) cause Mortgage Borrower to enforce the performance and observance in all material respects of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23 Mortgage Reserve Accounts. Borrower shall cause Mortgage Borrower to establish and maintain each of the Mortgage Reserve Accounts as more particularly set forth in Article VII of the Closing Date Mortgage Loan Agreement and to perform and comply with all the terms and provisions relating thereto.

5.1.24 Notices. Borrower shall give notice, or cause notice to be given, to Lender, promptly upon the occurrence of:

(a) any default or event of default on the part of Mortgage Borrower, Guarantor or Manager under any Material Agreement that could reasonably be expected to have an Individual Material Adverse Effect on the applicable Individual Property or an Aggregate Material Adverse Effect; and

(b) a change in the business, operations, property or financial or other condition or prospects of Borrower, Guarantor or Mortgage Borrower which could reasonably be expected to have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect.

5.1.25 Updated Appraisals. During the continuance of an Event of Default or if Lender otherwise reasonably believes that an Event of Default is imminent, Lender may commission (or Lender may request that Borrower commission directly) an updated appraisal of one or more of the Properties then remaining subject to the Lien of a Mortgage. Borrower shall pay directly or promptly reimburse Lender for, as applicable, the costs and expenses of obtaining all such updated appraisals.

5.1.26 Principal Place of Business, State of Organization. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Collateral as a result of any change in its principal place of business or place of organization. Borrower shall cause its principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, to continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number.

5.1.27 Embargoed Person. Borrower shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Mortgage Borrower, any SPE Constituent Entity and Guarantor shall constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, Mortgage Borrower, any SPE Constituent Entity or Guarantor, as applicable, with the result that the investment in Borrower, Mortgage Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Mortgage Borrower, any SPE Constituent Entity or Guarantor, as applicable, shall be derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, Mortgage Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Individual Property to be subject to forfeiture or seizure.

5.1.28 Intentionally Omitted.

5.1.29 Curing. Lender shall have the right, but shall not have the obligation, to cure a Mortgage Loan Event of Default (including, if necessary, by exercising Borrower’s rights under the applicable Mortgage Borrower Company Agreements in accordance with the terms of the Pledge Agreement), unless Mortgage Borrower shall be diligently pursuing a remedy of the same, as determined by Lender in its sole discretion. Borrower shall reimburse Lender on demand for any and all costs incurred by Lender in connection with curing any such Mortgage Loan Event of Default.

5.1.30 Ground Lease. (a) Borrower shall, at its sole cost and expense, cause Mortgage Borrower to promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Mortgage Borrower as lessee under each Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under such Ground Lease).

(b) If Mortgage Borrower shall be in default under any Ground Lease, then, subject to the terms of such Ground Lease, Borrower shall cause Mortgage Borrower to grant to Lender the right (but not the obligation) (i) to cause the default or defaults under such Ground Lease to be remedied and (ii) to otherwise exercise any and all rights of Mortgage Borrower under such Ground Lease, as may be necessary to cure such default or defaults and (iii) subject to the rights of Tenants under the Leases with respect to the applicable Ground Lease Property, to enter all or any portion of the applicable Ground Lease Property, at such times and in such manner as Lender reasonably deems necessary, in order to cure any such default, provided that, in each case, such actions are necessary to protect Lender’s indirect interest in the applicable Ground Lease Property pursuant to the Loan Documents. In the event that a default on the part of the applicable Mortgage Borrower is continuing under a Ground Lease and Lender has the right to cure the same in accordance with the foregoing, Borrower shall cause Mortgage Borrower to promptly execute, acknowledge and deliver to Lender such instruments as may be required to permit Lender to cure or remedy the matter in default and preserve the security interest of Lender in the Collateral as it relates to each Ground Lease Property. Borrower irrevocably appoints Lender as its true and lawful attorney in fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Mortgage Borrower under or with respect to each Ground Lease as it relates to each Ground Lease Property (including, without limitation, the right to take any action necessary to cure or remedy the matter in default under such Ground Lease), and the above powers granted to Lender are coupled with an interest and shall be irrevocable. This Section 5.1.30(b) is expressly subject to the assignment in favor of Mortgage Lender contained in Section 5.1.28(b) of the Closing Date Mortgage Loan Agreement.

(c) Borrower shall notify Lender promptly in writing of (i) the occurrence of any material default by any Ground Lessor of which Borrower or Mortgage Borrower is aware, (ii) the occurrence of any event of which Borrower or Mortgage Borrower is aware that, with the passage of time or service of notice, or both, would constitute a material default by any Ground Lessor, or (iii) Borrower or Mortgage Borrower becoming aware (whether upon the receipt by Mortgage Borrower of a written notice from any Ground Lessor or otherwise) of the occurrence of (or any claim by a Ground Lessor that there has occurred) any default by Mortgage Borrower under such Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Mortgage Borrower under such Ground Lease and Borrower shall promptly deliver to Lender a copy of any written notice of default referenced in the foregoing subclause (iii) unless Lender has advised Borrower that it already received notice of the same from the applicable Ground Lessor.

(d) Notwithstanding anything to the contrary contained in this Agreement with respect to any Ground Lease:

(i) Borrower shall not permit Mortgage Borrower, without Lender’s prior written consent, to elect to treat any Ground Lease as terminated under subsection 365(h)(1) of the Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

(ii) As security for the Debt, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights to the payment of damages arising as a result of any rejection of a Ground Lease by the applicable Ground Lessor under the Bankruptcy Code. Lender and Borrower shall proceed jointly or in the name of Borrower or Mortgage Borrower (as determined by Lender and Borrower upon consultation with each other in good faith) in respect of any claim, suit, action or proceeding relating to the rejection of any Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of any Ground Lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of any Ground Lease as aforesaid shall be applied (1) first, to all reasonable costs and expenses of Lender (including, without limitation, reasonable attorney’s fees and costs) actually incurred in connection with the exercise of any of its rights or remedies pursuant to this Section 5.1.30 and (2) second, to the Debt. The Allocated Loan Amount for the Individual Property with respect to which such rejection damages were paid shall be reduced in an amount equal to the amount applied to the Debt pursuant to the foregoing subclause (2). The foregoing assignment is expressly subject to the assignment in favor of Mortgage Lender contained in Section 5.1.28(f)(iii) of the Closing Date Mortgage Loan Agreement.

(iii) If any action, proceeding, motion or notice shall be commenced or filed in respect of any Ground Lessor of all or any part of any Ground Lease Property in connection with any case under the Bankruptcy Code, Lender and Borrower shall, subject to the rights of Mortgage Lender pursuant to Section 5.1.28(f)(v) of the Closing Date Mortgage Loan Agreement, cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all reasonable costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the Lien of the Pledge Agreement and the other Loan Documents.

(e) Borrower shall telephonically notify Lender of any filing by or against any Ground Lessor of a petition under the Bankruptcy Code promptly after obtaining knowledge of such filing. Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender a copy of any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

(f) Borrower shall cause Mortgage Borrower to (i) exercise each option or right to renew or extend the term of any Ground Lease in accordance with the terms of such Ground Lease at least one hundred twenty (120) days prior to the last date on which Mortgage Borrower may exercise such option or right pursuant to the terms of such Ground Lease, and (ii) give prompt written notice to Lender upon any such exercise; provided, however, that Borrower shall not be required to cause Mortgage Borrower to exercise any particular option or right to renew or extend to the extent Borrower shall have received the prior written consent of Lender to such non-exercise (which consent may be withheld by Lender in its sole and absolute discretion).

(g) Borrower shall cause any acquisition of any Ground Lessor’s interest in any Ground Lease by Mortgage Borrower or any Affiliate of Mortgage Borrower to be accomplished by Mortgage Borrower or such Affiliate in such a manner so as to avoid a merger of the interests of the lessor under such Ground Lease, and the lessee under such Ground Lease, unless consent to such merger is granted by Lender.

5.1.31 Mortgage Borrower Covenants. Borrower shall cause Mortgage Borrower, in a timely manner, to observe, perform and fulfill each and every covenant, term and provision of each Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower (including, without limitation, those certain affirmative covenants and negative covenants set forth in Article V of the Mortgage Loan Agreement) whether the Mortgage Loan has been repaid or the applicable Mortgage Loan Document has been terminated (except as to any such covenants that apply to any Individual Property that has been released from the Lien of the Mortgage in accordance with the terms of the Mortgage Loan Agreement and this Agreement), unless otherwise consented to in writing by Lender (which consent shall not be unreasonably withheld, conditioned or delayed).

5.1.32 Special Purpose Entity/Separateness. (a) Borrower and each SPE Constituent Entity shall each be and continue to be a Special Purpose Entity. Borrower shall cause Mortgage Borrower and each Mortgage SPE Constituent Entity to be and continue to be a Special Purpose Entity (Mortgage Loan).

(b) Borrower and each SPE Constituent Entity will, and Borrower will cause each Mortgage Borrower and each Mortgage SPE Constituent Entity to, comply with all of the stated facts and assumptions made with respect to such Person in the Insolvency Opinion. Borrower and each SPE Constituent Entity will, and Borrower will cause each Mortgage Borrower and each Mortgage SPE Constituent Entity to, comply with all of the stated facts and assumptions made with respect to such Person in any Additional Insolvency Opinion. Each entity other than Borrower, Mortgage Borrower, each Mortgage SPE Constituent Entity and each SPE Constituent Entity with respect to which an assumption is made or a fact stated in the Insolvency Opinion and any Additional Insolvency Opinion will comply with all of the assumptions made and facts stated with respect to it in the Insolvency Opinion and any such Additional Insolvency Opinion. Borrower covenants that, in connection with any Additional Insolvency Opinion, it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(c) Borrower shall provide Lender with thirty (30) days’ prior written notice prior to the removal of an Independent Director or Independent Manager of Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity and Borrower shall not remove any such Independent Director or Independent Manager without Cause (as defined in the Organizational Documents of Borrower, Mortgage Borrower, such SPE Constituent Entity or such Mortgage SPE Constituent Entity, as applicable).

Section 5.2 Negative Covenants. From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld) cause or permit Mortgage Borrower to: (i) surrender, terminate or cancel the Management Agreement; provided, that Mortgage Borrower may, without Borrower obtaining Lender’s consent, replace the Manager so long as (A) the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement (provided that, in the event that such Qualified Manager is an Affiliate of Borrower, Mortgage Borrower or Guarantor, Borrower shall deliver an acceptable Additional Insolvency Opinion covering such Qualified Manager if such Qualified Manager was not covered by the Insolvency Opinion) and (B) other than in any case in which the proposed replacement manager is (1) a Person that is under common Control with Existing Manager or (2) a Person that is under common Control with the Guarantor Successor (provided such proposed Replacement Manager constitutes a Qualified Manager under clause (c) of the definition thereof), no Permitted Guarantor Merger Transaction shall have occurred within six (6) weeks prior to the date of such replacement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not cause or permit Mortgage Borrower to exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2 Liens. (a) Borrower shall not create, incur, assume or suffer to exist any Lien on any of the Collateral, except Liens created by or permitted pursuant to the Loan Documents.

(b) Borrower shall not permit or cause Mortgage Borrower to create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except Permitted Encumbrances.

5.2.3 Dissolution; Amendment of Organizational Documents. Borrower shall not, without obtaining the consent of Lender (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership of the Collateral, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its Organizational Documents or its qualification and good standing in any jurisdiction or (e) cause or permit Mortgage Borrower or any SPE Constituent Entity to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which Mortgage Borrower or such SPE Constituent Entity would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the Organizational Documents of Mortgage Borrower or such SPE Constituent Entity, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4 Change in Business. (a) Borrower shall not enter into any line of business other than the ownership of the Collateral, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

(b) Borrower shall not cause or permit any Mortgage Borrower to enter into any line of business other than the ownership and operation of the Individual Properties owned by it, or make any material change in the scope or nature of its respective business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

(c) Nothing contained in this Section 5.2.4 shall be deemed to apply to any Transfers, and for the avoidance of doubt, Borrower’s right to effectuate Transfers is governed solely by Section 5.2.10 hereof.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business. In addition, Borrower shall not permit or cause Mortgage Borrower to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance with Section 5.2.18 hereof or with Section 5.2.14 of the Closing Date Mortgage Loan Agreement or forgiveness in the ordinary course of Mortgage Borrower’s business of Rent in arrears in connection with a settlement with a Tenant under a Lease, provided that, in the case of a Major Lease, the amount of Rent so forgiven is less than the aggregate amount of six (6) months’ basic Rent under such Major Lease) owed to Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s business.

5.2.6 Zoning. Borrower shall not cause or permit Mortgage Borrower to initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7 Intentionally Omitted.

5.2.8 Principal Place of Business and Organization. Borrower shall not change (or permit any other Person to change) its or Mortgage Borrower’s name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.28 hereof) or its corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement and the other Loan Documents and, in the case of a change in Borrower’s or Mortgage Borrower’s structure, without first obtaining the prior written consent of Lender, which consent may given or denied in Lender’s sole discretion. Borrower shall not change (or permit any other Person to change) the place of its or Mortgage Borrower’s respective organization from the State of Delaware without the consent of Lender, which consent shall not be unreasonably withheld.

5.2.9 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members and (if Borrower is a trust) beneficial owners, as applicable, and principals of Borrower in owning the Collateral in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Collateral as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the other obligations of Borrower set forth in the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Collateral so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the other obligations of Borrower set forth in the Loan Documents, Lender can recover the Debt by a sale of the Collateral.

(b) Without the prior written consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property, or all or any part of the Collateral or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than, in either case, to the extent that such Transfer constitutes a Permitted Transfer. Any Transfer made without Lender’s prior written consent (to the extent that such consent is required pursuant to this Section 5.2.10) shall be null and void. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, the Sale or Pledge of a direct or indirect interest in an Excluded Entity shall not constitute a Transfer and may be effectuated by the applicable Person without the consent of, or any notice to, Lender.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Collateral or any part thereof or Mortgage Borrower agrees to sell the Individual Property or any part thereof, in each case for a price to be paid in installments; (ii) an agreement by Mortgage Borrower leasing all or a substantial part of an Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-

member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d) Notwithstanding the provisions of this Section 5.2.10 but subject to the final two sentences of this Section 5.2.10(d), Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the stock, limited partnership interests or membership interests (provided that, in the case of any multi-member Restricted Party, excluding any interests of the managing member) (as the case may be) in a Restricted Party; provided, however, (i) no such Transfer shall result in the change of Control in a Restricted Party, (ii) as a condition to each such Transfer, Lender shall receive not less than thirty (30) days’ prior written notice of such proposed Transfer, and (iii) if after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and, following a Securitization, acceptable to the Rating Agencies. Notwithstanding anything contained in this Section 5.2.10(d), no Transfer of any direct ownership interests in any Borrower, any SPE Constituent Entity, any Mortgage Borrower, any Mortgage SPE Constituent Entity, any Junior Mezzanine Borrower or any Junior Mezzanine SPE Entity shall be permitted. In addition, at all times, Guarantor must continue to Control Borrower, each SPE Constituent Entity, Mortgage Borrower, each Mortgage SPE Constituent Entity, each Junior Mezzanine Borrower, and each Junior Mezzanine SPE Constituent Entity and own, directly or indirectly, at least a fifty-one percent (51%) legal and beneficial interest in Borrower, each SPE Constituent Entity, Mortgage Borrower, each Mortgage Borrower SPE Constituent Entity, each Junior Mezzanine Borrower, and each Junior Mezzanine SPE Constituent Entity.

(e) No Transfer of all of the Properties and assumption of the Loan shall occur during the period that is sixty (60) days prior to a Securitization or the period that is sixty (60) days after a Securitization. Otherwise, Lender’s consent to a one (1) time Transfer of all of the Properties or of Mortgage Borrower and Borrower, in each case, that results in an assumption of the entire Loan and the Mortgage Loan by the proposed Transferee (the “Transferee”) shall be given in Lender’s sole discretion provided that Lender receives sixty (60) days’ prior written notice of such Transfer and no Event of Default has occurred and is continuing at the time Lender receives such notice and at the time such Transfer is consummated. In determining whether to consent to any proposed Transfer pursuant to this Section 5.2.10(e), Lender may require or consider, without limitation, the following actions and matters:

(i) Borrower shall pay Lender a fee equal to one-half percent (0.5%) of the outstanding principal balance of the Loan at the time of such Transfer;

(ii) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums (whether for title insurance with respect to the Properties and/or UCC title insurance with respect to the Collateral) and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);

(iii) Transferee or Transferee’s Sponsors must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Properties, which expertise shall be reasonably determined by Lender;

(iv) Transferee and Transferee’s Sponsors shall, as of the date of such Transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender;

(v) Transferee, Transferee’s Sponsors and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Sponsors (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vi) Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii) There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Sponsors or any Related Entities which is not reasonably acceptable to Lender;

(viii) Transferee, Transferee’s Sponsors and any Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(ix) Transferee and Transferee’s SPE Constituent Entities must be able to make all of the representations set forth in Sections 4.1.30, 4.1.35, and 4.1.38 of each of this Agreement and the Mortgage Loan Agreement, and perform all of the covenants set forth in the respective Sections 5.1.27, 5.1.32 and 5.2.9 of each of this Agreement and the Mortgage Loan Agreement, as applicable, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s SPE Constituent Entities shall deliver (A) all Organizational Documents reasonably requested by Lender, which shall be reasonably satisfactory to Lender, and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(x) Following a Securitization, if required by Lender, Transferee shall be approved by the Rating Agencies rating the Loan, which approval, if required by Lender, shall take the form of a Rating Agency Confirmation with respect to such Transfer;

(xi) Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and the Environmental Indemnity or executed a replacement guaranty and/or environmental indemnity agreement reasonably satisfactory to Lender;

(xii) Borrower shall deliver, at its sole cost and expense, (A) an endorsement to the UCC Title Insurance Policy confirming the Lien of the Pledge Agreement, as modified by the assumption agreement, as a valid first lien on the Collateral and naming Transferee as owner of the Collateral, which endorsement shall insure that, as of the date that such Transferee assumes the Loan, the Collateral shall not be subject to any additional exceptions or Liens other than those contained in the UCC Title Insurance Policy issued on the Closing Date and (B) in the case of a Transfer that includes the Transfer of the Properties, an owner’s title insurance policy reasonably acceptable to Lender insuring that the applicable Transferee has (a) good and insurable leasehold title to each Ground Lease Property, (b) good and insurable fee simple title to the real property comprising part of each Individual Property (excluding each Ground Lease Property), and (c) good title to the balance of such Individual Property, free and clear of all Liens whatsoever except Permitted Encumbrances;

(xiii) Each Individual Property shall be managed by Qualified Manager (and, if the Qualified Manager managing any one or more Individual Properties prior to the Transfer is being replaced, the replacement Qualified Manager shall manage such Individual Properties pursuant to a Replacement Management Agreement);

(xiv) Borrower or Transferee, at its sole cost and expense, shall deliver to Lender (A) an Additional Insolvency Opinion in respect of such Transfer satisfactory in form and substance to Lender and (B) a fraudulent conveyance opinion in respect of such Transfer, each of which opinions may be relied upon by Lender and the Rating Agencies with respect to the proposed Transfer;

(xv) if the Junior Mezzanine Loan is still outstanding, Junior Mezzanine Borrower shall have complied with all of the terms and conditions set forth in the Junior Mezzanine Loan Documents with respect to the Transfer and to effectuate the assumption of the Junior Mezzanine Loan; and

(xvi) Mortgage Borrower shall have complied with all of the terms and conditions set forth in the Mortgage Loan Documents with respect to the Transfer and the assumption of the Mortgage Loan and Mortgage Lender shall have approved such Transfer pursuant to the Mortgage Loan Documents.

Immediately upon the consummation of a Transfer pursuant to this Section 5.2.10(e) (provided that Lender has consented thereto in accordance with the foregoing), each Borrower and Guarantor shall be released from all liability under this Agreement, the Note, the Pledge Agreement and the other Loan Documents and, in the case of an assumption of the Mortgage Loan, each Mortgage Borrower and Guarantor (as defined in the Mortgage Loan Agreement shall be released from all liability under the Mortgage Loan Documents, in each case accruing after the date of such Transfer (other than to the extent such liability is expressly stated herein to survive). The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof if the same is reasonably requested by Borrower.

(f) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon the consummation of a purported Transfer that is prohibited (and as such, null and void) pursuant to the terms of this Section 5.2.10. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(g) Notwithstanding the provisions of this Section 5.2.10 but subject to the final two sentences of this Section 5.2.10(g), Lender’s consent shall not be required in connection with a Permitted Guarantor Merger Transaction; provided that, (i) Lender shall have received written notice of such proposed Permitted Guarantor Merger Transaction not less than sixty (60) days prior to the effective date thereof, (ii) prior to the effective date of such Permitted Guarantor Merger Transaction, Borrower shall have delivered to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and, following a Securitization, acceptable to the Rating Agencies, and (iii) Lender shall have received such documents, instruments, certificates, assignments and other writings to evidence, preserve and/or protect the Collateral as Lender may reasonably require. Lender shall make a determination of the Guarantor Net Worth within fifteen (15) days after the receipt of the required financial statements. In the event that Lender fails to make such determination within said fifteen (15) day period, such failure shall be deemed to be a determination by Lender that the condition set forth in clause (i)(B) of the definition of Permitted Guarantor Merger Transaction shall have been satisfied if (A) Borrower has delivered to Lender the required financial statements, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting acceptance and (B) Lender does not advise Borrower of its determination of the Guarantor Net Worth within fifteen (15) days from the date Lender receives the financial statements as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered. Notwithstanding anything contained in this Section 5.2.10(g), no Transfer of any direct ownership interests in any Borrower, any SPE Constituent Entity, any Mortgage Borrower or any Mortgage SPE Constituent Entity shall be permitted. In addition, at all times, Guarantor (or Guarantor Successor, if Guarantor Successor is the surviving Person with respect to such Permitted Guarantor Merger Transaction) must continue to Control Borrower, each SPE Constituent Entity, Mortgage Borrower, each Mortgage SPE Constituent Entity, each Mezzanine Borrower and each Mezzanine SPE Constituent Entity and own, directly or indirectly, at least a fifty-one percent (51%) legal and beneficial interest in Borrower, each SPE Constituent Entity, Mortgage Borrower, each Mortgage SPE Constituent Entity, each Mezzanine Borrower and each Mezzanine SPE Constituent Entity.

5.2.11 Material Agreements. Borrower shall not cause or permit Mortgage Borrower to, without Lender’s prior written consent: (a) enter into any Material Agreement (b) surrender or terminate any Material Agreement to which it is a party (unless (i) the other party thereto is in material default and the termination of such agreement would be commercially reasonable or (ii) such termination is effectuated in the ordinary course of the business of Mortgage Borrower and in compliance with the terms of such Material Agreement and, to the extent that the services provided pursuant to such Material Agreement continue to be required with respect to the applicable Individual Property or Individual Properties, Mortgage Borrower

shall enter into a contract with a replacement service provider to provide such services in compliance with this Section 5.2.11), (c) increase or consent to the increase of the amount of any amounts to be paid by Mortgage Borrower under any Material Agreement to which it is a party, except as expressly permitted thereby or on an arms’-length basis and on commercially reasonable terms; or (d) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party in any material respect, except on an arms’-length basis and on commercially reasonable terms. Lender shall grant or deny with a reasonable explanation any consent required hereunder within fifteen (15) days after the receipt of the applicable request, together with a copy of the proposed Material Agreement. In the event that Lender fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender if (x) Borrower has delivered to Lender such request, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (y) Lender does not approve or reject with a reasonable explanation the applicable request within fifteen (15) days from the date Lender receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

5.2.12 Limitation on Securities Issuances. Borrower shall not, nor shall Borrower cause or permit Mortgage Borrower to, issue any limited liability company interests or partnership interests, as applicable, or other securities other than those that have been issued as of the Closing Date.

5.2.13 Limitations on Distributions. During the continuance of an Event of Default, neither Borrower nor any SPE Constituent Entity shall make any distributions to its members or partners, as applicable. Borrower shall not cause or permit Mortgage Borrower to distribute to Borrower any property other than cash (other than any Transfer of an Individual Property to an Affiliate of Mortgage Borrower (other than Borrower) in compliance with the provisions of Section 2.6).

5.2.14 Mortgage Loan Documents. Prior to the payment in full of the Debt, Borrower shall not cause or permit Mortgage Borrower to enter into or otherwise suffer or permit any material modification, material amendment (including any consolidation, spread or restatement), material waiver or termination of any of the Mortgage Loan Documents (other than any such termination that is effected pursuant to the provisions of the Mortgage Loan Documents) without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed. Lender shall grant or deny with a reasonable explanation any consent required hereunder within fifteen (15) days after the receipt of the applicable request and all documents in connection therewith. Borrower shall deliver to Lender the applicable documents with the notation “IMMEDIATE RESPONSE TO THIS APPROVAL REQUEST REQUIRED WITHIN FIFTEEN (15) DAYS FROM RECEIPT” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval. If Lender does not approve or reject (with a reasonable explanation) the applicable request within fifteen (15) days from the date Lender receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered, Borrower shall re-deliver to Lender the applicable documents with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval. If Lender fails to approve or reject (with a reasonable explanation) the applicable request within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender.

5.2.15 Contractual Obligations. Borrower shall not enter into any Contractual Obligations.

5.2.16 Refinancing. Borrower shall not permit Mortgage Borrower to consummate any refinancing of the Mortgage Loan unless it obtains the prior consent of Lender, which consent may be granted or withheld by Lender in its sole and absolute discretion and may be conditioned by Lender upon the satisfaction of such factors and conditions as Lender shall determine in its sole and absolute discretion.

5.2.17 Ground Lease. (a) Borrower shall not permit Mortgage Borrower to waive, excuse, condone or in any way release or discharge any Ground Lessor of or from such Ground Lessor’s material obligations, covenants and/or conditions under the applicable Ground Lease without the prior written consent of Lender (which consent shall not be unreasonably withheld).

(b) Borrower shall not, without Lender’s prior written consent, permit Mortgage Borrower to (i) surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of any Ground Lease, (ii) reject (as debtor in possession in connection with a Bankruptcy Action or otherwise) any Ground Lease or (iii) modify, change, supplement, alter or amend in a manner that is materially adverse to Mortgage Borrower or the applicable Individual Property, any Ground Lease. Consent by Lender to any particular amendment, change or modification of a Ground Lease shall not be deemed to be a waiver of the right to require consent to future or successive amendments, changes or modifications.

5.2.18 Leasing Matters. Borrower shall not permit Mortgage Borrower to (i) terminate any Lease other than by reason of either (A) a Tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property, or (B) a Tenant pursuant to the exercise by such Tenant of any termination right expressly provided in any existing Lease or any Lease hereafter entered into in compliance with the conditions set forth in this Section 5.2.18; provided, however, that no such termination or surrender of any Major Lease will be permitted under the foregoing subclause (A) without the prior written consent of Lender, which consent shall not be unreasonably withheld; except that no termination by Mortgage Borrower or acceptance of surrender by a Tenant of any Leases shall be permitted without the prior written consent of Lender, which consent shall not be unreasonably withheld; (ii) permit Mortgage Borrower to collect any of the Rents more than one (1) month in advance (other than security deposits and estimated additional rent amounts on account of operating expense, tax and other escalations or pass-throughs); (iii) permit Mortgage Borrower to execute any other collateral assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Mortgage Loan Documents); or (iv) shall not permit Mortgage Borrower to alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Mortgage Loan Documents. Notwithstanding anything to the contrary contained herein, Borrower shall not cause or permit Mortgage Borrower to enter into a lease of all or substantially all of any Individual Property without Lender’s prior written consent.

5.2.19 EIL Policy. Prior to the payment in full of the Debt, Borrower shall not, and shall not cause or permit Mortgage Borrower to, terminate the EIL Policy or enter into or otherwise suffer or permit any modification, amendment (including any endorsement), supplement or replacement thereof or thereto without the prior written consent of Lender.

ARTICLE VI — INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance. (a) From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower shall cause Mortgage Borrower to maintain the insurance required under Section 6.1 of the Mortgage Loan Agreement (including without limitation the EIL Policy), which insurance shall, without limitation, meet all insurer requirements thereunder. Borrower shall cause Lender and Borrower to each to be named as an additional insured under the insurance policies described in Section 6.1(a)(v), (vii) and (viii) of the Mortgage Loan Agreement. In addition, Borrower shall cause Lender to be named as a loss payee together with Mortgage Lender, as their interests may appear under the insurance policies required under Sections 6.1(a)(i), (ii), (iii), (iv), (ix), (x) and (xi) of the Mortgage Loan Agreement. Borrower shall also cause all insurance policies required under this Section 6.1 to provide for at least thirty (30) days prior notice to Lender in the event of policy cancellation or material changes (other than to increase the coverage provided thereby). Borrower shall provide Lender with evidence of all such insurance required hereunder simultaneously with Mortgage Borrower’s provision of such evidence to Mortgage Lender.

(b) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, subject to the rights of Mortgage Lender pursuant to Section 6.1(f) of the Mortgage Loan Agreement, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Collateral, including, without limitation, the obtaining of such insurance coverage (provided that (i) in no event shall such coverage be in excess of the coverage required under the Mortgage Loan Agreement and (ii) Lender shall not obtain any insurance pursuant to this Section 6.1(b) in any case in which the same is being obtained by Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement) as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall constitute a portion of the Debt and shall bear interest at the Default Rate. If Borrower fails to maintain any Policy as required pursuant to this Section 6.1, Lender may, at its option, obtain such Policy in accordance with, but subject to the restrictions set forth in, the foregoing using such carriers and agencies as Lender shall elect from year to year (until Borrower shall have obtained such Policy in accordance with this Section 6.1) and pay the premiums therefor, and Borrower shall reimburse Lender on demand for any premium so paid, with interest thereon at the Default Rate from the time such premiums are paid by Lender until the same are reimbursed by Borrower, and the amount so owing to Lender shall constitute a portion of the Debt. The insurance obtained by Lender pursuant to the foregoing may, but need not, protect Borrower’s or Mortgage Borrower’s interest, and the same may not pay any claim that Borrower or Mortgage Borrower makes or any claim that is made against Mortgage Borrower in connection with any Individual Property.

Section 6.2 Casualty. If an Individual Property shall be damaged or destroyed, in whole or in part, by a Casualty, Borrower shall (or shall cause Mortgage Borrower to) give prompt written notice of such damage to Lender and shall cause Mortgage Borrower to promptly commence and diligently prosecute the completion of the Restoration of the Individual Property pursuant to Section 6.4 of the Mortgage Loan Agreement as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such Alterations as may be reasonably approved by Lender (to the extent approval thereof is required pursuant to Section 5.1.21) and otherwise in accordance with Section 6.4 of the Mortgage Loan Agreement.

Section 6.3 Condemnation. Borrower shall (or shall cause Mortgage Borrower to) promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall cause Mortgage Borrower to deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings that relate to a Condemnation of a material portion of an Individual Property, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall cause Mortgage Borrower to, at its expense, diligently prosecute any such proceedings, and in the case of such proceedings that relate to a Condemnation of a material portion of an Individual Property, shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until Net Liquidation Proceeds After Debt Service have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Net Liquidation Proceeds After Debt Service interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of the applicable Individual Property pursuant to Section 6.4 of the Mortgage Loan Agreement and otherwise comply with the provisions of Section 6.4 of the Mortgage Loan Agreement.

Section 6.4 Restoration. (a) Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 6.4 of the Mortgage Loan Agreement and to otherwise comply in all respects with Section 6.4 of the Mortgage Loan Agreement in connection with any Restoration.

(b) Mortgage Borrower shall be permitted to make a Casualty/Condemnation Prepayment in accordance with Section 6.4(b) of the Closing Date Mortgage Loan Agreement, provided that (i) Borrower shall have satisfied the requirements of Section 2.6.1(a)(i), (v), (vi), and (vii) hereof, (ii) Borrower shall consummate the Casualty/Condemnation Prepayment on or before the second Payment Date occurring following the proposed date of the intended Casualty/Condemnation Prepayment and (iii) Borrower pays to Lender, concurrently with making such Casualty/Condemnation Prepayment, the amounts required pursuant to Section 2.4.2 hereof.

ARTICLE VII — MEZZANINE RESERVE FUNDS

Section 7.1 Required Repairs. Borrower shall, or shall cause Mortgage Borrower to perform the Required Repairs in accordance with all of the terms and conditions set forth in Section 7.1 of the Closing Date Mortgage Loan Agreement.

Section 7.2 Tax and Insurance Reserve Account and Tax Static Reserve Account.

7.2.1 Tax and Insurance Reserve Account.

(a) Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 7.2.1 of the Closing Date Mortgage Loan Agreement.

(b) In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Tax and Insurance Reserve Account pursuant to the terms of Section 7.2.1 of the Closing Date Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, (A) Lender shall have the right to require Borrower to establish and maintain an reserve account that would operate in the same manner as the Tax and Insurance Reserve Account pursuant to Section 7.2.1 of the Closing Date Mortgage Loan Agreement, and (B) the provisions of Section 7.2.1 of the Closing Date Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

7.2.2 Tax Static Reserve Account.

(a) Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 7.2.2 of the Closing Date Mortgage Loan Agreement.

(b) In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Tax Static Reserve Account pursuant to the terms of Section 7.2.2 of the Closing Date Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, (A) Lender shall have the right to require Borrower to establish and maintain an reserve account that would operate in the same manner as the Tax Static Reserve Account pursuant to Section 7.2.2 of the Closing Date Mortgage Loan Agreement, and (B) the provisions of Section 7.2.2 of the Closing Date Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

Section 7.3 Replacement Reserve Account.

(a) Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 7.3.1 of the Closing Date Mortgage Loan Agreement.

(b) In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Replacement Reserve Account pursuant to the terms of Section 7.3 of the Closing Date Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, (A) Lender shall have the right to require Borrower to establish and maintain an reserve account that would operate in the same manner as the Replacement Reserve Account pursuant to Section 7.3 of the Closing Date Mortgage Loan Agreement, and (B) the provisions of Section 7.3 of the Closing Date Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

Section 7.4 Rollover Reserve Account.

(a) Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 7.4 of the Closing Date Mortgage Loan Agreement.

(b) In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Rollover Reserve Account pursuant to the terms of Section 7.4 of the Closing Date Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, (A) Lender shall have the right to require Borrower to establish and maintain an reserve account that would operate in the same manner as the Rollover Reserve Account pursuant to Section 7.4 of the Closing Date Mortgage Loan Agreement, and (B) the provisions of Section 7.4 of the Closing Date Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

Section 7.5 Excess Cash Flow Reserve Account.

(a) Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 7.5 of the Closing Date Mortgage Loan Agreement.

(b) In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents (i) Mortgage Borrower is required to maintain the Excess Cash Flow Reserve Account pursuant to the terms of Section 7.5 of the Closing Date Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, (A) Lender shall have the right to require Borrower to establish and maintain an reserve account that would operate in the same manner as the Excess Cash Flow Reserve Account pursuant to Section 7.5 of the Closing Date Mortgage Loan Agreement, and (B) the provisions of Section 7.5 of the Closing Date Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

Section 7.6 Ground Rent Reserve Account and Ground Rent Static Reserve Account.

7.6.1 Ground Rent Reserve Account.

(a) Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 7.6.1 of the Closing Date Mortgage Loan Agreement.

(b) In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents (i) Mortgage Borrower is required to maintain the Ground Rent Reserve Account pursuant to the terms of Section 7.6.1 of the Closing Date Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, (A) Lender shall have the right to require Borrower to establish and maintain an reserve account that would operate in the same manner as the Ground Rent Reserve Account pursuant to Section 7.6.1 of the Closing Date Mortgage Loan Agreement, and (B) the provisions of Section 7.6.1 of the Closing Date Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

7.6.2 Ground Rent Static Reserve Account. (a) Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 7.6.2 of the Closing Date Mortgage Loan Agreement.

(b) In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents (i) Mortgage Borrower is required to maintain the Ground Rent Static Reserve Account pursuant to the terms of Section 7.6.2 of the Closing Date Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, (A) Lender shall have the right to require Borrower to establish and maintain an reserve account that would operate in the same manner as the Ground Rent Static Reserve Account pursuant to Section 7.6.2 of the Closing Date Mortgage Loan Agreement, and (B) the provisions of Section 7.6.2 of the Closing Date Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

Section 7.7 Letter of Credit. In addition to or in lieu of making the payments to any Senior Mezzanine Reserve Account similar to the Replacement Reserve Account or the Rollover Reserve Account and established by Lender pursuant to Section 7.3 and/or Section 7.4, as applicable, Borrower may deliver a Letter of Credit on the same terms and subject to the requirements of Section 7.7 of the Closing Date Mortgage Loan Agreement.

Section 7.8 Reserve Accounts Generally. All reserve accounts to be maintained, if any, by Borrower under this Article VII will be subject to the general requirements for Mortgage Reserve Accounts as set forth in Section 7.8 of the Closing Date Mortgage Loan Agreement.

Section 7.9 Transfer of Funds In Mortgage Reserve Accounts. (a) In the event that any Senior Mezzanine Reserve Account is required to be established and maintained by Borrower in accordance with the foregoing, Borrower shall cause any amounts, if any, that would have been deposited into the applicable Mortgage Reserve Accounts in accordance with the terms of the Mortgage Loan Agreement to be transferred to and deposited with Lender in accordance with the terms of this Article VII (and Borrower shall execute any and all amendments to the Lockbox Agreement and the Cash Management Agreement as shall be necessary in connection with establishing and maintaining the applicable Senior Mezzanine Reserve Accounts), and, if any Letters of Credit have been substituted by Mortgage Borrower for any such amounts deposited in the applicable Mortgage Reserve Accounts pursuant to the Closing Date Mortgage Loan Agreement, then Borrower shall also cause such Letters of Credit to be transferred to Lender to be held by Lender upon the same terms and provisions as set forth in the Mortgage Loan Agreement.

(b) Upon the payment in full of the Debt, if the Junior Mezzanine Loan is then outstanding and Junior Mezzanine Lender has elected to require Junior Mezzanine Borrower to establish and maintain any Junior Mezzanine Reserve Account in accordance with Article VII of the Junior Mezzanine Loan Agreement, Borrower shall cause any amounts that have been deposited into the applicable Senior Mezzanine Reserve Accounts in accordance with the terms hereof to be transferred to and deposited with Junior Mezzanine Lender in accordance with the terms of Article VII of the Junior Mezzanine Loan Agreement (and Borrower shall execute any and all amendments to the Cash Management Agreement as shall be necessary in connection with establishing and maintaining the applicable Junior Mezzanine Reserve Accounts), and, if any Letters of Credit have been substituted by Borrower for any such amounts deposited in the applicable Senior Mezzanine Reserve Accounts pursuant to this Agreement, then Borrower shall also cause such Letters of Credit to be transferred to Junior Mezzanine Lender to be held by Junior Mezzanine Lender upon the same terms and provisions as set forth in the Mortgage Loan Agreement.

ARTICLE VIII — DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any Debt Service payment is not paid on or before the day on which such payment is due, (B) the Debt is not paid in full on the Maturity Date or (C) any other portion of the Debt not specified in the foregoing subclause (A) or subclause (B) is not paid on or prior to the date when the same is due with such failure continuing for five (5) Business Days after Lender delivers written notice thereof to Borrower;

(ii) if any of the Taxes or Other Charges are not paid when the same become delinquent, subject to the rights of Mortgage Borrower to contest same as provided herein and in the Mortgage Loan Agreement;

(iii) if the Policies are not kept in full force and effect;

(iv) if Borrower shall fail to deliver to Lender certificates of insurance evidencing the Policies within ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender and such other documentation evidencing the Policies (including, without limitation, certified copies of the Policies) as reasonably requested by Lender from time to time within five (5) Business Days of any such request;

(v) if any Transfer is consummated in violation of the provisions of Section 5.2.10 hereof;

(vi) if any representation or warranty made by Borrower herein (including any representation or warranty of Mortgage Borrower that is incorporated herein by reference pursuant to Section 4.1.21 and made by Borrower hereunder) or by Borrower or Guarantor in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document or other materials or information furnished to Lender shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made;

(vii) if Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity shall make an assignment for the benefit of creditors;

(viii) if a receiver, liquidator or trustee shall be appointed for Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity or if Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code shall be filed by or against, consented to, or acquiesced in by, Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity, or if any proceeding for the dissolution or liquidation of Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity upon the same not being discharged, stayed or dismissed within ninety (90) days;

(ix) only upon the declaration by Lender that the same constitutes an Event of Default (which declaration may be made by Lender in its sole discretion) if (A) Guarantor or any other guarantor or indemnitor under any guaranty or indemnity that may be entered into in respect of the Loan following the Closing Date shall make an assignment for the benefit of creditors or if, (B) a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or any such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if (C) any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code shall be filed by or against, consented to, or acquiesced in by, Guarantor or any such other guarantor or indemnitor, or if (D) any proceeding for the dissolution or liquidation of Guarantor or any such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(x) if Borrower or Guarantor attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(xi) if Borrower breaches any covenant contained in Section 5.1.32 hereof, provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after such breach occurs, and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;

(xii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xiii) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xiv) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xv) a Mortgage Loan Event of Default shall occur;

(xvi) if Borrower shall breach any of the other terms, covenants or conditions of this Agreement not specified in clauses (i) to (xv) above or clause (xviii) or (xix) below, and such Default shall continue for ten (10) days after written notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xvii) if there shall be any default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, Mortgage Borrower, the Collateral or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xviii) any Lien created pursuant to any Loan Document shall cease to be a fully perfected enforceable first priority Lien other than, with respect to priority, solely as a result of Lender’s failure to file a UCC financing statement or continuation thereof; or

(xix) if Borrower breaches any covenant contained in Section 5.2.11, 5.2.12, 5.2.13, 5.2.14, or 5.2.16 hereof.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (x) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any portion of the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents and any or all of the Collateral and may exercise all the rights and remedies of a secured party under the Uniform Commercial Code, as adopted and enacted by the state or states where any of the Collateral is located, against Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (x) above, the Debt and the other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Collateral has been foreclosed upon, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any portion of the Collateral for the satisfaction of any of the Debt in any preference or priority to any other portion of the Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose upon the Collateral in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion. During the continuance of any Event of Default pursuant to clause (i) of Section 8.1 or any other monetary Event of Default, Lender may foreclose any or all of the Collateral to recover the applicable delinquent payments. If, pursuant to its rights set forth in Section 8.1(b), Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose upon the Collateral to recover so much of the principal balance of the Loan as Lender may accelerate and such other portions of the Debt as Lender may elect. Notwithstanding any partial foreclosures, the Collateral shall remain subject to the Pledge Agreement and the other Loan Documents to secure payment of sums secured by the Pledge Agreement and the other Loan Documents and not previously recovered.

Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledge agreements and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to execute the Severed Loan Documents (Borrower ratifying all that its said attorney shall do by virtue thereof); provided, however, that Lender shall not make or execute any such Severed Loan Documents under such power until the expiration of three (3) days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under the aforesaid power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents, and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(c) Any amounts recovered by Lender in connection with the exercise of its remedies under this Section 8.2 may be applied by Lender toward the payment of Debt in such order and priority as Lender shall determine in its sole and absolute discretion.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX — SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization. (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).

(b) At the request of Lender prior to a Securitization of the entire Loan, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall (i) use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or (ii) take other actions reasonably required by Lender, in each case, in order to (A) comply with disclosure laws applicable to any such Securitization, (B) satisfy inquiries from one or more Rating Agencies relating to any such Securitization, (C) satisfy requests from actual or potential investors or other interested parties (including any holder of an interest in the Junior Mezzanine Loan or any other loan subordinate to the Loan created or entered into in connection with any structural changes to the Loan, the Mortgage Loan and the Junior Mezzanine Loan contemplated by this Section 9.1) in any such Securitization, or (D) satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Lender shall have the right to provide to prospective investors in any Securitization and the Rating Agencies any information in its possession (including, without limitation, financial statements) relating to Borrower, any SPE Constituent Entity, Guarantor, Mortgage Borrower, the Properties, the Collateral and any Tenant. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Properties may be included in Disclosure Documents. Borrower agrees that each of Borrower, each Mortgage SPE Constituent Entity, each SPE Constituent Entity, Guarantor, Mortgage Borrower and their respective officers and representatives, shall, at Lender’s request, cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization.

(c) Lender shall cause to be delivered to Borrower the Disclosure Documents for review and comment by Borrower not less than five (5) Business Days prior to the date upon which Borrower is otherwise required to confirm such Disclosure Documents. Borrower agrees to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) each of Borrower, Mortgage Borrower, each SPE Constituent Entity, each Mortgage SPE Constituent Entity and Guarantor has, at Lender’s request in connection with each Securitization, reviewed the sections of the Disclosure Documents entitled “Risk Factors,” “Description of the Properties,” “Description of the Borrowers,” “Description of the Management Agreements,” “Description of the Mortgage Loan,” “Description of the Loan,” “Description of the Junior Mezzanine Loan,” and “Certain Legal Aspects of the Mortgage Loan” as the same relate to Borrower, Mortgage Borrower, each SPE Constituent Entity, each Mortgage SPE Constituent Entity, Guarantor and Manager (and/or the respective Affiliates of the foregoing), the Properties, the Collateral, the Loan and the Mortgage Loan (collectively with the Provided Information, the “Covered Disclosure Information”), and (B) the factual statements and representations contained in such sections do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, JPMorgan (whether or not it is the Lender), any Affiliate of JPMorgan that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of JPMorgan that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co- underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, reasonable costs or expenses (including, without limitation, reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject (whether or not arising from any third-party claim) insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading, and (iii) agreeing to reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.

(d) In connection with filings under the Exchange Act, Borrower jointly and severally agrees to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(e) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Borrower, notify such Borrower in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Borrower shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.1 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Borrower shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9911. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Borrower thereof, such Borrower shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Borrower to the Indemnified Person of its election to assume the defense of such claim or action, such Borrower shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof.

(f) Without the prior consent of JPMorgan (which consent shall not be unreasonably withheld), no Borrower shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such Borrower shall have given JPMorgan reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as Borrower has complied with its obligations to defend and indemnify hereunder, such Borrower shall not be liable for any settlement made by any Indemnified Person without the consent of such Borrower (which consent shall not be unreasonably withheld).

(g) Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 9.1 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.1), then Borrower, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of Borrower, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.1, no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation.

(h) Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 9.1 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. Borrower further agrees that the Indemnified Persons are intended third party beneficiaries under this Section 9.1.

(i) The liabilities and obligations of the Indemnified Persons and Borrower under this Section 9.1 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(j) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

(k) Borrower shall execute such amendments to the Loan Documents as are necessary to reflect any structural changes to the Loan that are requested by Lender in writing from time to time prior to a Securitization. Such structural changes may involve, without limitation, (i) the delivery by Borrower of one or more new component notes to replace the original note or the modification of the original note to reflect multiple components of the Loan (which new notes or modified note may have different interest rates), and (ii) the creation of one or more additional mezzanine loans (including amending Borrower’s organizational structure to provide for one or more additional mezzanine borrowers); provided, however, that (A) no amendment to the Loan Documents or new notes, modified notes or additional mezzanine notes shall (x) modify (1) the initial weighted average interest rate payable under the Note, (2) the stated maturity of the Note, or (3) any other material economic term of the Loan, or (y) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents and (B) any documents evidencing any new mezzanine loans shall be substantially in the form of the Loan Documents. In connection with the foregoing, Borrower shall (A) modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans and (B) deliver such opinions of counsel reasonably acceptable to the Rating Agencies or potential investors in a Securitization and addressing such matters as such Rating Agencies or potential investors may reasonably require.

(1) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (as applicable, the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Documents or any filing pursuant to the Exchange Act in connection with a Securitization.

9.1.2 Splitting the Loan; Uncross of Properties. (a) Without limitation to Section 9.1.1(b) above, at the election of Lender (in its sole discretion) at any time prior to a Securitization of the Loan or the securitization of the Mortgage Loan, the Loan and the Junior Mezzanine Loan may be split and severed into additional loans (any such splitting and severing, a “Loan Splitting” and any such severed and split loan, a “Split Loan”). Upon the written request of Lender in connection with any Loan Splitting, Borrower shall deliver to Lender, (i) the Loan Split Documents, (ii) such opinions of counsel reasonably acceptable to the Rating Agencies or potential investors in a Securitization and addressing such matters as such Rating Agencies or potential investors may reasonably require, (iii) endorsements and/or updates to the UCC Title Insurance Policy, and (iv) such other certificates, instruments and documentation as Lender may reasonably determine are necessary or appropriate to effect the Loan Splitting (the items described in subclauses (i) through (iv) collectively hereinafter shall be referred to as the “Splitting Documentation”), which Splitting Documentation shall be in form and substance reasonably acceptable to Lender (subject to Section 9.1.2(b) below). Upon any Loan Splitting, Lender may effect, in its sole discretion, one or more Securitizations of which the Split Loan(s) may be a part.

(b) In furtherance of any Loan Splitting, Lender shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate the Split Loan in respect of the applicable Pledged Company Interests (the “Affected Pledged Company Interests”) and to evidence the same with a new note having a original principal amount equal to the New Note Amount (the “New Note”) and other necessary loan documents (such loan documents, collectively with the New Note and the Note and other Loan Documents, as severed and divided, the “Loan Split Documents”), (ii) segregate the applicable portion of each of the Senior Mezzanine Reserve Funds in respect of the Affected Pledged Company Interests and (iii) take such additional action as is reasonably necessary to effect the Loan Splitting; provided, that (A) the Loan Split Documents, together with the Loan Documents secured by remaining Pledged Company Interest, shall not (1) modify (w) the initial weighted average interest rate payable under the Note, (x) the stated maturity of the Note or (y) any other material economic term of the Loan, as any of the foregoing existed prior to the Loan Splitting, or (2) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents, and (B) the Loan Split Documents shall be substantially in the form of the applicable Loan Documents. The Loan Split Documents may, at Lender’s option, contain provisions that cross-default and/or cross-collateralize the Split Loan with the Loan and/or one or more other Split Loans. Upon a Loan Splitting, the principal amount of the Loan shall be reduced by an amount equal to the aggregate Allocated Loan Amounts of the Individual Properties corresponding to the Affected Pledged Company Interests (the “New Note Amount”), and the original principal amount of the Split Loan, as evidenced by the New Note, shall be equal to the New Note Amount.

(c) Upon the written request of Lender in connection with any Loan Splitting, Borrower shall deliver to Lender (A) evidence that would be reasonably satisfactory to a prudent lender that the Special Purpose Entity nature and bankruptcy remoteness of Borrower following such Loan Splitting have not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Insolvency Opinion or delivery of an Additional Insolvency Opinion, if the same would be reasonably required by a prudent lender in such circumstances), and (B) an opinion of a nationally- recognized tax counsel that such Loan Splitting does not constitute a “significant modification” of the Mortgage Loan under Treasury Regulations Section 1.860G-2(b) nor cause a Securitization Vehicle to fail to qualify as a Grantor Trust, as applicable, or cause a tax to be imposed on a Securitization Vehicle.

(d) Notwithstanding the foregoing, in the event that Lender shall be required to repurchase any portion of the Loan under the operative documents for any Securitization (a “Repurchase”), Lender may effect a Loan Splitting in connection therewith pursuant to, and subject to the terms and provisions of, the foregoing subsections of this Section 9.1.2. In connection with any such Repurchase, Borrower shall reasonably cooperate with Lender to satisfy all requirements necessary in order to obtain a Rating Agency Confirmation with respect to such Loan Splitting in connection with such Repurchase. In the event that (and only in the event that) a Repurchase is required due to any misrepresentation made by Borrower in connection with the Disclosure Documents or indirectly due to a material breach of any representation made by Borrower in this Agreement or the other Loan Documents, Borrower shall pay all third-party expenses incurred in connection with the preparation and delivery of Splitting Documentation and the effectuation of the Repurchase and the related Loan Splitting, notwithstanding the provisions of Section 9.1.4 to the contrary.

9.1.3 Loan/ Mezzanine Loans. Notwithstanding the provisions of Section 9.1 to the contrary, Borrower covenants and agrees that, prior to a Securitization, Lender shall have the right to reallocate the amortization, interest rates and principal balances (including, without limitation, a reallocation of the Allocated Loan Amounts on a pro rata basis) of each of the Loan, the Mortgage Loan and the Junior Mezzanine Loan amongst each other and to require the payment of the Loan, the Mortgage Loan and the Junior Mezzanine Loan in such order of priority as may be designated by Lender such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan; provided, that, Lender agrees that (a) the Loan, the Mortgage Loan and the Junior

Mezzanine Loan shall, at all times prior to the occurrence of an Event of Default (and other than any modifications resulting from the application of any Insurance Proceeds or Condemnation Proceeds to the outstanding principal balance of the Loan, the Mortgage Loan and/or the Junior Mezzanine Loan) have the same weighted average coupon as the weighted average coupon of the Loan, the Mortgage Loan and the Junior Mezzanine Loan on the Closing Date and (b) no such reallocation shall modify the aggregate amortization of principal of the Loan, the Mortgage Loan and the Junior Mezzanine Loan. Borrower shall, as promptly as possible under the circumstances, execute and deliver such amendments to the Loan Documents, the Mortgage Loan Documents and the Junior Mezzanine Loan Documents and other documents as shall reasonably be required by Lender in connection with such reallocation, all in form and substance reasonably satisfactory to Lender and the Rating Agencies, provided that no such amendments or other documents shall modify any provisions of the Loan Documents, the Mortgage Loan Documents or the Junior Mezzanine Loan Documents other than to effectuate such reallocation. In connection with any such reallocation, Borrower shall deliver to Lender (i) opinions of legal counsel with respect to due execution, authority and the enforceability of the Loan Documents, the Mortgage Loan Documents and the Junior Mezzanine Loan Documents, in each case, as amended, and an Additional Insolvency Opinion for the Loan, the Mortgage Loan and the Junior Mezzanine Loan, each in form and substance reasonably acceptable to Lender, any prospective investors in a Securitization and the Rating Agencies, and (ii) applicable endorsements and/or updates to the UCC Title Insurance Policy.

9.1.4 Securitization Costs. All reasonable third-party costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s complying with requests made under this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies and the reasonable fees of any counsel to Borrower that issues any legal opinion required to be delivered by Borrower pursuant to this Section 9.1) shall be paid by Lender, provided that, Borrower and Guarantor shall pay the costs and expenses of Borrower and Guarantor (including the fees and disbursements of legal counsel to Borrower and Guarantor, other than in respect of any legal opinion required to be delivered by Borrower and/or Guarantor pursuant to this Section 9.1) incurred in connection with Borrower’s and Guarantor’s (as applicable) complying with requests made under this Section 9.1.

Section 9.2 Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2)

impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (3) affect the validity or enforceability of the Guaranty or the Environmental Indemnity or any of the rights and remedies of Lender thereunder; (4) impair the right of Lender to obtain the appointment of a receiver; (5) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge Agreement or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Collateral; or (6) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees, costs and expenses reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity, any SPE Constituent Entity, Guarantor or any of their respective Affiliates in connection with the Loan;

(ii) the gross negligence or willful misconduct of Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity, any SPE Constituent Entity, or Guarantor;

(iii) the failure to return, or to reimburse Lender for, all Personal Property removed from any Individual Property by or on behalf of Mortgage Borrower or Borrower and not replaced with Personal Property of the same utility and of the same or greater value;

(iv) material physical waste of any Individual Property by Mortgage Borrower or Borrower;

(v) the removal or disposal of any portion of any Individual Property during the continuance of an Event of Default;

(vi) the misapplication or conversion by Borrower, Mortgage Borrower, Junior Mezzanine Borrower, any SPE Constituent Entity, any Mortgage SPE Constituent Entity, any Junior Mezzanine SPE Constituent Entity, or Guarantor of (A) any Insurance Proceeds paid by reason of any Casualty or proceeds of the EIL Policy, (B) any Awards or other amounts received in connection with a Condemnation, (C) any Rents during the continuance of an Event of Default, (D) any Rents paid more than one (1) month in advance or (E) any Net Liquidation Proceeds After Debt Service;

(vii) any distribution made in violation of Section 5.2.13;

(viii) failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of any Individual Property to the extent that Mortgage Borrower has sufficient revenue from such Individual Property with which to make such payment;

(ix) any security deposits, advance deposits or any other deposits collected with respect to any Individual Property which are not delivered to Lender upon a foreclosure of such Individual Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with (A) the terms of the Mortgage Loan Agreement or (B) the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(x) failure by Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity to comply with any covenant set forth in Section 51.32 hereof (other than to the extent relating to a failure of Mortgage Borrower to comply, on a prospective basis only, with clause (xii) of the definition of Special Purpose Entity in Section 1.1 of the Mortgage Loan Agreement or of Borrower to comply, on a prospective basis only, with clause (xii) of the definition of Special Purpose Entity in Section 1.1 hereof); and

(xi)(A) the termination or cancellation of any Ground Lease or surrender of any Ground Lease Property for any reason or under any circumstances whatsoever or (B) any failure by Borrower to comply with any covenant set forth in Section 5.2.17.

(b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Pledge Agreement or to require that all Collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of: (a) Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity under the Bankruptcy Code in which Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity, any SPE Constituent Entity or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity; (c) Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code; (d) Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity or any Individual Property (or any portion thereof) or the Collateral (or any portion thereof); (e) Borrower, Mortgage Borrower, any Mortgage SPE Constituent Entity or any SPE Constituent Entity making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (ii) if (A) Borrower encumbers the Collateral (or causes the Collateral to be encumbered) by any Lien (other than any Lien that is expressly permitted by this Agreement) or (B) Mortgage Borrower encumbers any Individual Property (or causes any Individual Property to be encumbered) by any Lien (other than Permitted Encumbrances), in either case, without Lender’s prior written consent; or (iii) if Borrower fails to obtain Lender’s prior written consent to any Transfer in any case in which such consent is required to be obtained pursuant to Section 5.2.10 hereof.

Section 9.3 Matters Concerning Manager. If (a) an Event of Default occurs and is continuing, (b) Manager shall become subject to a Bankruptcy Action, or (c) a default occurs under the Management Agreement, then, in the case of any of the foregoing, Borrower shall, at the request of Lender, cause Mortgage Borrower to terminate the Management Agreement and replace the Manager with a Qualified Manager (other than Existing Manager or any Person that is under common Control with Existing Manager or Guarantor) pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then-prevailing market rates.

Section 9.4 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mezzanine loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any cost or expenses relating to the Servicing Agreement or the services provided by Servicer thereunder, including, without limitation, any set-up fees or other initial costs, the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any other fees or expenses required to be borne by, and not reimbursable to, Servicer, provided that, notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer in respect of the protection and preservation of the Properties (including, without limitation, payments of Taxes and Insurance Premiums) and (b) the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and (iii) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement).

ARTICLE X — MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender is required to be reasonable in its determination of whether or not to consent to or approve a certain matter, such provisions shall also be deemed to require that Lender not unreasonably delay or condition such consent or approval.

Section 10.3 Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH COLLATERAL IS LOCATED OR AS OTHERWISE DETERMINED BY APPLICABLE LAW, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL

OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

80 STATE STREET

ALBANY, NEW YORK 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, New York 10179
Attention: Joseph E. Geoghan
Facsimile No.: (212) 272-7047

with a copy to:	JPMorgan Chase Bank, N.A.
4 New York Plaza, 22nd floor
New York, New York 10004
Attention: Nancy Alto
Facsimile No.: (212) 623-4779

and

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: William P. McInerney, Esq.
Facsimile No. (212) 504-6666

If to Borrower, to each Borrower at:	c/o Centro NP LLC
420 Lexington Avenue, 7th Floor
New York, New York 10170
Attention: General Counsel
Facsimile No.: (646) 344-8627

With a copy to:	Skadden, Arps, Slate, Meagher & Flom, LLP
Four Times Square
New York, New York 10036
Attention: Harvey R. Uris, Esq.
Facsimile No.: (917) 777-2212

and	Skadden, Arps, Slate, Meagher & Flom, LLP 155 N. Wacker Drive
Chicago, Illinois 60606
Attention: Matthew A. Shebuski, Esq. Facsimile No.: (312) 407-8593

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7 Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Other than as provided in Section 9.1.4, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees, disbursements and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, the premiums and other costs and expenses associated with the UCC Title Insurance Policy and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third-party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Collateral, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower or Guarantor under this Agreement, the other Loan Documents or with respect to the Collateral (including, without limitation, any fees incurred by a Servicer that is a master servicer in connection with the transfer of the Loan to a Servicer that is a special servicer prior to or following a Default or an Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Senior Mezzanine Debt Service Account.

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner (whether or not arising from a third-party claim) relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents (including, without limitation, any material misstatement or omission in any report, certificate, financial statement or other instrument, agreement or document or other material or information furnished by or on behalf of Borrower pursuant to this Agreement or any other Loan Document), or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c) Other than as provided in Section 9.1.4, Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document, and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan or any of their respective Affiliates shall be subject to the prior written approval of Lender and JPMorgan, in their respective sole discretion.

Section 10.18 Collective Interest in Collateral; Waiver of Marshalling of Assets. (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Collateral and in reliance upon the aggregate of the Collateral taken together being of greater value as collateral security than the sum of the individual Pledged Company Interests taken separately.

(b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Collateral, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure upon all of the Collateral, any equitable right otherwise available to Borrower which would require the separate sale of any part of the Collateral or require Lender to exhaust its remedies against any part of the Collateral or any combination of the Collateral before proceeding against any other part of the Collateral or combination of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Collateral.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, other than Holiday Fenoglio Fowler, L.P. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties hereto or thereto.

Section 10.23 Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person comprising Borrower shall be joint and several. The parties hereto acknowledge that the defined term “Borrower” (as well as the defined term “Collective Group”) has been defined to collectively include each Borrower (and in the case of the Collective Group, defined to collectively include each Borrower and each SPE Constituent Entity). It is the intent of the parties hereto in determining whether there has occurred an event which (i) constitutes a Default or Event of Default or (ii) creates recourse obligations under Section 9.2 hereof, that any such event with respect to any Borrower (or, where applicable, with respect to any single member of the Collective Group) shall be deemed to be such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable, with respect to every Borrower and that every Borrower need not have been involved with the event causing the same in order for such event to be deemed such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable, with respect to every Borrower (and likewise, where applicable, that each member of the Collective Group need not have been involved with such event for the same to be deemed such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable). The term “Collective Group” as used in this Agreement means, collectively, each Borrower and each SPE Constituent Entity.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) upon not less than fifteen (15) Business Days’ prior written notice to Borrower, the right to request and to hold a meeting at Lender’s office in New York, New York no more than four (4) times during any calendar year to consult with an officer of Borrower that is familiar with the financial condition of each Borrower and the operation of the Individual Properties and is otherwise reasonably acceptable to Lender regarding such significant business activities and business and financial developments of Borrower as are specified by Lender in writing in the request for such meeting; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances; and

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower or any Tenants or other occupants of any Individual Property.

The rights described above in this Section 10.24 may be exercised by Lender on behalf of any Person which Controls Lender.

Section 10.25 Waiver of Rights, Defenses and Claims. Borrower hereby unconditionally and irrevocably waives all rights, defenses and claims that Borrower may have based on the fact that certain terms and provisions of the Closing Date Mortgage Loan Agreement and the Mortgage Loan Agreement, including without limitation certain definitions set forth in Section 1.1 of the Closing Date Mortgage Loan Agreement, are incorporated into this Agreement by reference.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

CENTRO NP NEW GARDEN MEZZ 1, LLC,
a Delaware limited liability company

By:	/s/ Steven Siegel
Name:	Steven Siegel
Title:	Executive Vice President

CENTRO NP SENIOR MEZZ HOLDING, LLC, a Delaware limited liability company

By:	/s/ Steven Siegel
Name:	Steven Siegel
Title:	Executive Vice President

ACKNOWLEDGMENT

STATE OF NEW YORK	)
ss.
COUNTY OF NEW YORK)

On the 19 day of July in the year 2010 before me, the undersigned, a Notary Public in and for said State, personally appeared Steven Siegel, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Heather Crawford

Notary Public

HEATHER CRAWFORD

NOTARY PUBLIC, State of New York

No. 01CR6173727

Qualified in New York County

Commission Expires Sept. 4, 2011

ACKNOWLEDGMENT

STATE OF NEW YORK	)
ss.
COUNTY OF NEW YORK)

On the 19 day of July in the year 2010 before me, the undersigned, a Notary Public in and for said State, personally appeared Steven Siegel, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Jessica Buffman

Notary Public

JESSICA BUFFMAN

NOTARY PUBLIC, State of New York

No. 1BU6194621

Qualified in New York County

Commission Expires Oct. 6, 2012

LENDER:

JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America

By:	/s/ Joseph E. Geoghan
Name:	Joseph E. Geoghan
Title:	Managing Director

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On July 19th, 2010, before me Claudia Omari, a notary public for said state, personally appeared Joseph Geoghan personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same as the Managing Director of JPMorgan Chase Bank, N.A., a banking association chartered under the laws of the United States of America, in his authorized capacity on behalf of said banking association and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

/s/ Claudia Omari
Notary:

OFFICIAL SEAL

CLAUDIA OMARI
NOTARY PUBLIC—NEW JERSEY
BERGEN COUNTY
My Comm. Expires Mar. 5, 2013

EXHIBIT A

(CLOSING DATE MORTGAGE LOAN AGREEMENT)

[See attached]

EX. A-1

LOAN AGREEMENT

Dated as of July 28, 2010

Among

THE ENTITIES IDENTIFIED ON THE SIGNATURE PAGES HEREOF AS

BORROWER,

collectively, as Borrower

and

JPMORGAN CHASE BANK, N.A.,

as Lender

-i-

4.1.3 No Conflicts	47
4.1.4 Litigation	47
4.1.5 Agreements	48
4.1.6 Title	48
4.1.7 Solvency	48
4.1.8 Full and Accurate Disclosure	49
4.1.9 No Plan Assets	49
4.1.10 Compliance	49
4.1.11 Financial Information	50
4.1.12 Condemnation	50
4.1.13 Federal Reserve Regulations	50
4.1.14 Utilities and Public Access	50
4.1.15 Not a Foreign Person	51
4.1.16 Separate Lots	51
4.1.17 Assessments	51
4.1.18 Enforceability	51
4.1.19 No Prior Collateral Assignment	51
4.1.20 Insurance	51
4.1.21 Use of Property	51
4.1.22 Certificate of Occupancy; Licenses	51
4.1.23 Flood Zone	52
4.1.24 Physical Condition	52
4.1.25 Boundaries	52
4.1.26 Leases	52
4.1.27 Survey	53
4.1.28 Principal Place of Business; State of Organization	53
4.1.29 Filing and Recording Taxes	53
4.1.30 Special Purpose Entity/Separateness	54
4.1.31 Management Agreement	54
4.1.32 Illegal Activity	54
4.1.33 No Change in Facts or Circumstances; Disclosure	54
4.1.34 Investment Company Act	55
4.1.35 Embargoed Person	55
4.1.36 Cash Management Account	55
4.1.37 Reciprocal Easement Agreement	56
4.1.38 Underwriting Representations	56
4.1.39 Equipment, Fixtures and Personal Property	56
4.1.40 Ground Lease	57
Section 4.2 Survival of Representations	58

ARTICLE V – BORROWER COVENANTS	58
Section 5.1 Affirmative Covenants	58
5.1.1 Existence; Compliance with Legal Requirements	59
5.1.2 Taxes and Other Charges	59
5.1.3 Litigation	60
5.1.4 Access to Properties	60
5.1.5 Notice of Default	60
5.1.6 Cooperate in Legal Proceedings	60

-ii-

5.1.7 Perform Loan Documents	60
5.1.8 Award and Insurance Benefits	61
5.1.9 Further Assurances	61
5.1.10 Supplemental Mortgage Affidavits	61
5.1.11 Financial Reporting	61
5.1.12 Business and Operations	65
5.1.13 Title to the Properties	65
5.1.14 Costs of Enforcement	66
5.1.15 Estoppel Statement	66
5.1.16 Loan Proceeds	66
5.1.17 Intentionally Omitted	66
5.1.18 Confirmation of Representations	66
5.1.19 No Joint Assessment	67
5.1.20 Leasing Matters	67
5.1.21 Alterations	68
5.1.22 Operation of Property	69
5.1.23 Operations and Maintenance Program	70
5.1.24 Mold Mitigation Protocol	70
5.1.25 Updated Appraisals	70
5.1.26 Principal Place of Business, State of Organization	70
5.1.27 Embargoed Person	70
5.1.28 Ground Lease	71
5.1.29 Special Purpose Entity/Separateness	74
Section 5.2 Negative Covenants	74
5.2.1 Operation of Property	75
5.2.2 Liens; Utility and Other Easements	75
5.2.3 Dissolution; Amendment of Organizational Documents	76
5.2.4 Change in Business	76
5.2.5 Debt Cancellation	76
5.2.6 Zoning	77
5.2.7 No Joint Assessment	77
5.2.8 Principal Place of Business and Organization	77
5.2.9 ERISA	77
5.2.10 Transfers	78
5.2.11 Intentionally Omitted	82
5.2.12 REA	82
5.2.13 Ground Lease	82
5.2.14 Leasing Matters	83
5.2.15 EIL Policy	83

ARTICLE VI — INSURANCE; CASUALTY; CONDEMNATION	83
Section 6.1 Insurance	83
Section 6.2 Casualty	87
Section 6.3 Condemnation	88
Section 6.4 Restoration	88

ARTICLE VII — RESERVE FUNDS	93
Section 7.1 Required Repairs	93

-iii-

7.1.1 Deposits	93
7.1.2 Release of Required Repair Reserve Funds	94
7.1.3 Limitations on Required Repairs	94
Section 7.2 Tax and Insurance Reserve Funds	95
7.2.1 Tax and Insurance Reserve Funds	95
7.2.2 Tax Static Reserve Funds	96
Section 7.3 Replacements and Replacement Reserve	97
7.3.1 Replacement Reserve Fund	97
7.3.2 Disbursements from Replacement Reserve Account	97
7.3.3 Balance in the Replacement Reserve Account	99
Section 7.4 Rollover Reserve Account	99
7.4.1 Deposits to Rollover Reserve Funds	99
7.4.2 Withdrawal from Rollover Reserve Fund	99
Section 7.5 Excess Cash Flow Reserve Fund	100
7.5.1 Deposits to Excess Cash Flow Reserve Fund	100
7.5.2 Release of Excess Cash Flow Reserve Fund	101
Section 7.6 Ground Rent Reserve Fund	101
7.6.1 Deposits to Ground Rent Reserve Fund	101
7.6.2 Disbursements from the Ground Rent Reserve Fund	101
7.6.3 Ground Rent Static Reserve Funds	102
Section 7.7 Letter of Credit	103
Section 7.8 Reserve Accounts Generally	104

ARTICLE VIII – DEFAULTS	106
Section 8.1 Event of Default	106
Section 8.2 Remedies	108
Section 8.3 Remedies Cumulative; Waivers	110

ARTICLE IX – SPECIAL PROVISIONS	110
Section 9.1 Securitization	110
9.1.1 Sale of Notes and Securitization	110
9.1.2 Splitting the Loan; Uncross of Properties	113
9.1.3 Loan/Mezzanine Loans	115
9.1.4 Securitization Costs	115
Section 9.2 Exculpation	116
Section 9.3 Matters Concerning Manager	118
Section 9.4 Servicer	118

ARTICLE X – MISCELLANEOUS	118
Section 10.1 Survival	118
Section 10.2 Lender’s Discretion	119
Section 10.3 Governing Law	119
Section 10.4 Modification, Waiver in Writing	120
Section 10.5 Delay Not a Waiver	120
Section 10.6 Notices	121
Section 10.7 Trial by Jury	122
Section 10.8 Headings	122
Section 10.9 Severability	122

-iv-

SCHEDULES AND EXHIBITS

Schedule I	—	Reserved

Schedule II	—	Required Repairs—Deadlines for Completion

Schedule III	—	Organizational Chart of Borrower

Schedule IV	—	Ground Leases

Schedule V	—	Allocated Loan Amounts

Schedule VI	—	Transaction Property

Schedule VII	—	Individual Properties Requiring O&M Agreements

Schedule VIII	—	Individual Properties Requiring Mold & Moisture Protocols

Schedule IX-A	—	Outparcels

Schedule IX-B	—	Partial Release Parcels

Schedule X	—	Prepaid Rent

Schedule XI	—	Tenant Purchase Options and Rights

Schedule XII	—	Exceptions to Ground Lease Representations and Warranties

Schedule XIII	—	Preapproved Alterations

Schedule XIV	—	Predecessors as to Certain Individual Properties

Schedule XV	—	Tenant Termination Rights

Exhibit A	—	Form of Subordination, Non-Disturbance and Attornment Agreement

-v-

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of July 28, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns, “Lender”) and THE ENTITIES IDENTIFIED ON THE SIGNATURE PAGES HEREOF AS BORROWER, each having its principal place of business at 420 Lexington Avenue, New York, New York 10170 (collectively and/or individually as the context may require, “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I — DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accrual Period” shall mean the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar day of such calendar month; provided, however, that the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar day of the calendar month in which the Closing Date occurs.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(d) hereof.

“Affected Properties” shall have the meaning set forth in Section 9.1.2(b) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower, SPE Constituent Entity, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall mean KeyBank National Association or any Replacement Agent.

“Aggregate Material Adverse Effect” shall mean in Lender’s reasonable judgment any event or condition that has a material adverse effect on (a) the use, operation, or value of the Properties taken as a whole, (b) the business, profits, operations or financial condition of Borrower (including, without limitation, Net Operating Income), or (c) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s other obligations under the Loan Documents.

“Aggregate Square Footage” shall mean the aggregate rentable square footage of the Properties (but excluding the rentable square footage of each Release Property that shall have been released from the Lien of the related Mortgage pursuant to Section 2.6 prior to the date of determination).

“Allocated Loan Amount” shall mean, with respect to each Individual Property, the amount set forth on Schedule V hereof. For the avoidance of doubt, no portion of the Loan shall be allocated to any of the Outparcels.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alterations” shall have the meaning set forth in Section 5.1.21(a) hereof.

“Alterations Deposit” shall have the meaning set forth in Section 5.1.21(b) hereof.

“Annual-Basis Ground Rent” shall mean, in respect of each Ground Lease under which Ground Rent is payable on other than a monthly basis, the annual Ground Rent payable thereunder.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by Borrower in accordance with Section 5.1.11(e) hereof for the annual budgeting period.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Assignment of Leases” shall mean, with respect to each Individual Property, that certain first priority Assignment of Leases and Rents, dated as of the Closing Date, from each Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents of such Individual Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the Closing Date, among Lender, Borrower and Manager, as manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Individual Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state or foreign bankruptcy or insolvency law.

“Big Four” shall mean any of the following accounting firms: (a) Deloitte & Touche LLP, (b) Ernst & Young LLP, (c) KPMG LLP and (d) PricewaterhouseCoopers LLP.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with each such Person’s successors and permitted assigns.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of the following are not open for business: (i) national banks in New York, New York, (ii) the New York Stock Exchange, (iii) the Federal Reserve Bank of New York or (iv) provided that Borrower shall have received written notice thereof (which written notice, in the case of any the determination of any Payment Date or the date upon which any other payment hereunder is required to be made pursuant to Section 2.3.2, shall have been delivered to Borrower not less than thirty (30) days prior to such date), (A) the principal place of business of the trustee under a Securitization (or, if no Securitization has occurred, the principal place of business of Lender), (B) the principal place of business of any Servicer or (C) the principal place of business of the Agent, the Lockbox Bank or the financial institution that maintains any Reserve Account.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean the Closing Date Cash Management Agreement or any Replacement Cash Management Agreement, as applicable, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Cure Date” shall mean the first date following the occurrence of a Cash Sweep Event on which no Event of Default or Bankruptcy Action of Borrower or Guarantor or DSCR Trigger Period is continuing, provided that, notwithstanding the foregoing, at such time as three (3) Cash Sweep Cures Dates shall have occurred from time to time during the term of the Loan, any Cash Sweep Period occurring thereafter shall continue until the Maturity Date and no subsequent Cash Sweep Cure Date shall be deemed to have occurred upon the satisfaction of the foregoing conditions or otherwise.

“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower or Guarantor; or (c) a DSCR Trigger Event.

“Cash Sweep Period” shall mean the period commencing on the occurrence of a Cash Sweep Event and terminating on the Cash Sweep Cure Date.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty/Condemnation Prepayment” shall have the meaning set forth in Section 6.4(e) hereof

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof “Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Certificate Administrator” shall mean any certificate administrator, trustee, paying agent or other Person responsible for administering the Securities.

“Certificate of Rent Roll” shall mean a Certificate of Rent Roll, dated as of the Closing Date, certifying and attaching a rent roll for each Individual Property for the month in which the Closing Date occurs.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the Closing Date, by and among Borrower, Lender, Manager, Senior Mezzanine Borrower, Junior Mezzanine Borrower, Senior Mezzanine Lender, Junior Mezzanine Lender and Agent.

“Closing Date DSCR” shall mean 1.66:1.00.

“Closing Date Lockbox Agreement” shall mean that certain Lockbox — Deposit Account Control Agreement dated as of the Closing Date among Borrower, Lender, Manager and Lockbox Bank.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collective Group” shall have the meaning set forth in Section 10.23 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the Closing Date, by and among each Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.1.1(c) hereof.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this. Agreement and the Note, together with all interest accrued and unpaid thereon (including any interest that would accrue on the outstanding principal amount of the Loan through and including the end of any applicable Accrual Period, even if such Accrual Period extends beyond any applicable Payment Date, prepayment date or the Maturity Date), any Yield Maintenance Premium and/or Yield Maintenance Default Premium that, in each case, becomes due pursuant to Section 2.4 hereof, and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the period in question in which:

(a) the numerator is the Net Operating Income (excluding interest on credit accounts) for such period as set forth in the financial statements required hereunder; provided, however, that for the purposes of this definition Net Operating Income shall be determined using the annualized Rents set forth on the rent roll most recently delivered pursuant to Section 5.1.11(d) (as opposed to Rents for the applicable period), and

(b) the denominator is the aggregate amount of (i) Debt Service and (ii) Mezzanine Debt Service for such period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) three percent (3%) above the Interest Rate.

“Disclosure Document(s)” shall mean any written materials used or provided to any prospective investors and/or Rating Agencies in connection with any public offering or private placement of Securities in a Securitization, including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents marketing materials or information provided to prospective investors, in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto, used to offer Securities in connection with a Securitization and designated as a “Disclosure Document” by Lender in its sole and absolute discretion.

“DSCR Trigger Event” shall mean that, as of the date of determination, the Debt Service Coverage Ratio based on the trailing three (3) month period immediately preceding the date of such determination is less than 1.40 to 1.00.

“DSCR Trigger Event Cure” shall mean that the Debt Service Coverage Ratio, as determined as of the first day of each of six (6) consecutive months following the occurrence of the applicable DSCR Trigger Event, based on the trailing three (3) month period immediately preceding the date of each determination, shall be greater than 1.40 to 1.00.

“DSCR Trigger Period” shall mean the period from the date of the occurrence of a DSCR Trigger Event until the date that a DSCR Trigger Event Cure occurs in respect of such DSCR Trigger Event.

“EIL Policy” shall have the meaning set forth in Section 6.1(a)(x) hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s), (b) JPMorgan, provided that the rating by S&P and the other Rating Agencies for JPMorgan’s short term unsecured debt obligations or commercial paper and long term unsecured debt obligations does not decrease below the ratings set forth in subclause (a) hereof, or (c) KeyBank National Association, a national banking association, provided that the short-term unsecured debt obligations or commercial paper of the same are rated at least “A-2” by S&P, “P-2” by Moody’s and “F2” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of the same are rated at least “BBB+” by Fitch and S&P and “A3” by Moody’s).

“Embargoed Person” shall mean any Person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Excess Cash Flow Reserve Funds” shall have the meaning set forth in Section 7.5.1 hereof.

“Excess Net Proceeds” shall have the meaning set forth in Section 6.4(b)(vii) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.1.1(1) hereof.

“Excluded Entity” shall mean Guarantor and any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of Guarantor.

“Existing Management Agreement” shall mean that certain Exclusive Leasing and Management Agreement, dated as of the Closing Date, between Borrower and Existing Manager, pursuant to which Existing Manager is to provide management and other services with respect to the Properties.

“Existing Manager” shall mean, collectively, Centro Super Management Joint Venture 2, LLC, a Delaware limited liability company.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Force Majeure” shall mean any delay caused by reason of strike, lock-out or other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom or other similar causes beyond Borrower’s reasonable control.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust as defined in subpart E, part I of subchapter J of the Code.

“Gross Income from Operations” shall mean, for any period, all income, derived from the ownership and operation of the Properties from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by Tenants under the Leases of any nature but excluding extraordinary non-recurring items of income, Rents from month-to-month Tenants (unless such Tenants have been in occupancy for at least one (1) year) or Tenants that are included in any Bankruptcy Action (unless such Tenants have affirmed their Lease), sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance) and Condemnation Proceeds, and any disbursements to the Borrower or Mezzanine Borrower from the Reserve Accounts or the Mezzanine Reserve Accounts.

“Ground Lease” shall mean each of those certain ground leases more particularly described on Schedule IV hereto, as modified by any agreements executed by the applicable Ground Lessor in favor of Lender, and as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions hereof.

“Ground Lease Property” shall mean, individually or collectively, as the context may dictate, that certain real property demised by each Ground Lease.

“Ground Lessor” shall mean each lessor under a Ground Lease.

“Ground Rent” shall mean the rents that are payable by Borrower, as lessee under each Ground Lease.

“Ground Rent Reserve Account” shall have the meaning set forth in Section 7.6.1 hereof.

“Ground Rent Reserve Funds” shall have the meaning set forth in Section 7.6.1 hereof.

“Ground Rent Static Reserve Account” shall have the meaning set forth in Section 7.6.3.

“Ground Rent Static Reserve Funds” shall have the meaning set forth in Section 7.6.3.

“Guarantor” shall mean Centro NP LLC, a Maryland limited liability company.

“Guarantor Net Worth” shall mean, as of the date of determination, as to Guarantor or any Guarantor Successor, total stockholders’ equity in such Person (taking into account, among other things, all increases or decreases in tax liabilities and contingent liabilities as a result of the applicable consolidation or merger) of such Person, on a consolidated basis, as reasonably determined by Lender based upon the financial statements of such Person for the immediately preceding calendar quarter prepared in accordance with GAAP and audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender (but subject to any deemed approval pursuant to Section 5.2.10(g) hereof). For the avoidance of doubt, in determining the Guarantor Net Worth of any Guarantor Successor, such determination shall be pro forma based upon the financial statements of the Persons comprising such Guarantor Successor upon the consummation of the proposed transaction, in each case, prepared in accordance with GAAP and audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.

“Guarantor Successor” shall mean any Person with which Guarantor or any prior Guarantor Successor is consolidated with, or into which Guarantor or such prior Guarantor Successor is merged (whether or not Guarantor or such prior Guarantor Successor is the surviving Person), in one or more related transactions that satisfy the requirements of a Permitted Guarantor Merger Transaction.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the Closing Date and executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) the face amount of the obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed, provided that “Indebtedness” described in this clause (g) shall not include any Permitted Encumbrances.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean (a) Lender and any designee of Lender, (b) any Affiliate of Lender that has filed any registration statement relating to a Securitization or has acted as the sponsor or depositor in connection with such Securitization, (c) any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in such Securitization, (d) any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in such Securitization, (e) each Person who controls (within the meaning of Section 15 of the Exchange Act) any Person described in any of the foregoing clauses, (f) any Person who is or will have been involved in the origination of the Loan, (g) any Person who is or will have been involved in the servicing of the Loan, (h) any Person in whose name the Liens created by the Mortgages are or will be recorded, (i) any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan evidenced for the benefit of third parties), (j) any Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan, (k) any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business and (1) the respective officers, directors, shareholders, partners, employees, agents, representatives, contractors, subcontractors, Affiliates, participants, successors and assigns of any Person described in any of the foregoing clauses.

“Indemnified Persons” shall have the meaning set forth in Section 9.1.1(c) hereof.

“Independent Director” or “Independent Manager” means a natural person who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or independent managers, another nationally- recognized company reasonably approved by Lender that provides professional independent directors or independent managers and other corporate services in the ordinary course of its business and is not an Affiliate of Borrower or any SPE Constituent Entity, and which natural person is duly appointed as an Independent Director or Independent Manager, as applicable, and is not, and has never been, and will not while serving as an Independent Director or Independent Manager, as applicable, be, any of the following:

(a)	a member, partner, equityholder, manager, director, officer or employee of Borrower, any SPE Constituent Entity or any of their respective Affiliates (other than as an Independent Director or Independent Manager of (i) Borrower or any SPE Constituent Entity or (ii) any Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that (A) such Independent Director or Independent Manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of its business) and (B) the fees that such Independent Director or Independent Manager earns from serving as an Independent Director or Independent Manager of Borrower, each SPE Constituent Entity and any Affiliate of Borrower in any given calendar year constitute, in the aggregate, less than five percent (5%) of the annual income of such Independent Director or Independent Manager for that calendar year;

(b)	a creditor, supplier or service provider (including provider of professional services) to Borrower, any SPE Constituent Entity, or any of their respective Affiliates (other than a nationally-recognized company that routinely provides professional independent directors or independent managers and other corporate services to Borrower, any SPE Constituent Entity or any of their respective Affiliates in the ordinary course of its business);

(c)	a family member of any Person referenced in the foregoing clause (a) that is a natural person; or

(d)	a Person that Controls any Person referenced in any of the foregoing clauses (a), (b) or (c).

The same natural person may not serve as an Independent Director or Independent Manager of any Borrower (or any SPE Constituent Entity) and also of any Mezzanine Borrower (or any Mezzanine SPE Constituent Entity).

“Individual Material Adverse Effect” shall mean, in Lender’s reasonable judgment, in respect of an Individual Property, any event or condition that has a material adverse effect on the use, operation, or value of such Individual Property.

“Individual Property” shall mean each parcel of land and/or leasehold estate, as applicable, the Improvements thereon and all personal property owned by Borrower or leased pursuant to a ground lease by Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of each such Mortgage and referred to therein as the “Property”.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated as of the Closing Date delivered by Edwards Angell Palmer & Dodge LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Insurance Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Interest Rate” shall mean a rate of six and two hundred sixty-eight thousand two hundred ninety-eight millionths percent (6.268298%) per annum.

“JPMorgan” shall mean JPMorgan Chase Bank, N.A., a national banking association, and its successors and assigns.

“Junior Mezzanine Borrower” shall mean, collectively, Centro NP New Garden Mezz 2, LLC, and Centro NP Junior Mezz Holding, LLC, each a Delaware limited liability company, together with their respective successors and permitted assigns.

“Junior Mezzanine Debt” shall have the meaning ascribed to the term “Debt” in the Junior Mezzanine Loan Agreement.

“Junior Mezzanine Debt Service” shall have the meaning ascribed to the term “Debt Service” in the Junior Mezzanine Loan Agreement.

“Junior Mezzanine Debt Service Account” shall have the meaning ascribed to the term “Junior Mezzanine Debt Service Account” in the Junior Mezzanine Loan Agreement.

“Junior Mezzanine Lender” shall mean JPMorgan in its capacity as Lender under the Junior Mezzanine Loan Agreement, together with its successors and assigns in such capacity.

“Junior Mezzanine Loan” shall mean that certain loan made as of the Closing Date by Junior Mezzanine Lender to Junior Mezzanine Borrower in the original principal amount of Forty-Four Million Five Hundred Thousand and No/100 Dollars ($44,500,000.00), and evidenced by the Junior Mezzanine Note and evidenced and secured by the other Junior . Mezzanine Loan Documents.

“Junior Mezzanine Loan Agreement” shall mean that certain Junior Mezzanine Loan Agreement, dated as of the Closing Date, between Junior Mezzanine Borrower and Junior Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Junior Mezzanine Loan Documents” shall have the meaning ascribed to the term “Loan Documents” in the Junior Mezzanine Loan Agreement.

“Junior Mezzanine Note” shall have the meaning ascribed to the term “Note” in the Junior Mezzanine Loan Agreement.

“Junior Mezzanine Reserve Account” shall mean each “Junior Mezzanine Reserve Account” as defined in the Junior Mezzanine Loan Agreement.

“Land” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Tenant is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. Notwithstanding the foregoing, no Ground Lease shall constitute a Lease.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or Alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit having an initial term of not less than one (1) year, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Eligible Institution.

“Liabilities” shall have the meaning set forth in Section 9.1.1(c) hereof.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and evidenced and secured by the Note and the other Loan Documents.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Guaranty, the Assignment of Leases, the O&M Agreement, the Environmental Indemnity, the Assignment of Management Agreement, the Lockbox Agreement, the Cash Management Agreement, the Contribution Agreement and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Split Documents” shall have the meaning set forth in Section 9.1.2(b) hereof.

“Loan Splitting” shall have the meaning set forth in Section 9.1.2(a) hereof.

“Lockbox Account” shall have the meaning set forth in Section 2.7.1 hereof.

“Lockbox Agreement” shall mean the Closing Date Lockbox Agreement or any Replacement Lockbox Agreement, as applicable, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Bank” shall mean KeyBank National Association or any Replacement Lockbox Bank.

“Major Lease” shall mean, with respect to any Individual Property, any (a) Lease (i) covering more than thirty thousand (30,000) square feet at such Individual Property or (ii) entered into by a Tenant that is a Tenant under another Lease at such Individual Property or that is an Affiliate of any other Tenant under a Lease at such Individual Property, if, pursuant to such Leases, such Tenant (or such Tenant and its Affiliate(s)) leases more than thirty thousand (30,000) square feet in the aggregate at the applicable Individual Property or (b) Lease under which the Tenant is an Affiliate of Borrower or Guarantor. Notwithstanding the foregoing, no Permitted Parcel Ground Lease shall constitute a Major Lease.

“Management Agreement” shall mean the Existing Management Agreement or, if the context requires, a Replacement Management Agreement pursuant to which a Qualified Manager is managing one or more of the Individual Properties in accordance with the terms and provisions of this Agreement.

“Manager” shall mean Existing Manager or, if the context requires, a Qualified Manager who is managing one or more of the Individual Properties in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Action” shall mean any Bankruptcy Action or a voluntary dissolution of Borrower or an SPE Constituent Entity.

“Material Lease” shall mean, with respect to any Individual Property, any Lease or Leases (i) with a Tenant that is a nationally or regionally recognized retail chain (as reasonably determined by Lender) or (ii) pursuant to which such Tenant leases more than five thousand (5,000) square feet in the aggregate at such Individual Property.

“Maturity Date” shall mean August 1, 2020, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Borrower” shall mean, individually and collectively, as the context may require, Senior Mezzanine Borrower and Junior Mezzanine Borrower.

“Mezzanine Debt Service” shall mean, with respect to any particular period of time, the sum of (a) the Senior Mezzanine Debt Service and (b) the Junior Mezzanine Debt Service.

“Mezzanine Debt Service Account” shall mean, individually and collectively, as the context may require, the Senior Mezzanine Debt Service Account and the Junior Mezzanine Debt Service Account.

“Mezzanine Lender” shall mean, individually and collectively, as the context may require, Senior Mezzanine Lender and Junior Mezzanine Lender.

“Mezzanine Loan” shall mean, individually and collectively, as the context may require, the Senior Mezzanine Loan and the Junior Mezzanine Loan.

“Mezzanine Loan Agreement” shall mean, individually and collectively, as the context may require, the Senior Mezzanine Loan Agreement and the Junior Mezzanine Loan Agreement.

“Mezzanine Loan Documents” shall mean, individually and collectively, as the context may require, the Senior Mezzanine Loan Documents and the Junior Mezzanine Loan Documents.

“Mezzanine Reserve Accounts” shall mean, individually and collectively, as the context may require, the Senior Mezzanine Reserve Accounts and the Junior Mezzanine Reserve Accounts.

“Mezzanine SPE Constituent Entity” shall mean the Special Purpose Entity that is the general partner of a Mezzanine Borrower, if such Mezzanine Borrower is a limited partnership, or managing member of a Mezzanine Borrower, if such Mezzanine Borrower is a multi-member limited liability company.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000.00).

“Moisture and Mold Mitigation Protocol” shall mean an operations and maintenance plan, that is reasonably satisfactory to Lender, for the prevention and remediation of any mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise) on or at each of the Properties and that pose a threat to human health or the environment or that adversely affect any of the Properties. Any such Moisture and Mold Mitigation Protocol shall include provision for annual site assessments by an engineering firm licensed to conduct such testing, and the preparation by such engineering firm of a report on the results of such testing and any recommendations for removal or other remediation with respect to any such mold, mycotoxins, microbial matter and airborne pathogens.

“Monthly-Basis Ground Rent” shall mean, in respect of each Ground Lease under which Ground Rent is payable on a monthly basis, the aggregate of such monthly Ground Rent payments payable during the twelve (12) months following the date of determination.

“Monthly Debt Service Payment Amount” shall mean a constant monthly payment of Two Million Nine Hundred Ninety-Two Thousand Two and 65/100 Dollars ($2,992,002.65), as the same may be recalculated upon any prepayment of the Loan made pursuant to Section 2.4 hereof to reflect the principal amount of the Loan remaining outstanding after giving effect to such prepayment and the then-remaining amortization term of the Loan (the initial amortization term on the Closing Date being thirty (30) years).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, with respect to each Individual Property, that certain first- priority Mortgage/Deed of Trust/Deed to Secure Debt, Assignment of Leases and Rents, Fixture Filing and Security Agreement and/or Leasehold Mortgage/Deed of Trust/Deed to Secure Debt, Assignment of Leases and Rents, Fixture Filing and Security Agreement, dated as of the Closing Date, executed and delivered by Borrower to Lender as security for the Loan and encumbering an Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” shall mean, with respect to the Properties for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Proceeds Prepayment” shall have the meaning set forth in Section 6.4(e) hereof.

“New Note” shall have the meaning set forth in Section 9.1.2(b) hereof.

“New Note Amount” shall have the meaning set forth in Section 9.1.2(b) hereof.

“Non-Disturbance Agreement” shall have the meaning set forth in Section 5.1.20 hereof.

“Note” shall mean that certain Consolidated, Amended and Restated Promissory Note of even date herewith in the principal amount of Four Hundred Eighty-Five Million and No/100 Dollars ($485,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Agreement” shall mean that certain Operations and Maintenance Agreement dated as of the Closing Date between Lender and each applicable Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner or the managing member of Borrower, as applicable.

“Open Prepayment Date” shall mean February 1, 2020.

“Operating Expenses” shall mean, for any period, the total of all expenditures, of whatever kind during such period relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, Ground Rent, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, assumed management fees in an amount equal to the greater of actual management fees or three and one-half percent (3.5%) of Gross Income from Operations, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments, and other similar costs, but excluding depreciation, income taxes, Debt Service (including amortization, if any), Mezzanine Debt Service, Capital Expenditures and contributions to the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Rollover Reserve Account and any other Reserve Accounts or the Mezzanine Reserve Accounts, and any item of expense which would otherwise be considered an Operating Expense pursuant to this definition but is paid directly by any Tenant.

“Other Charges” shall mean all ground rents (other than Ground Rent), maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Obligations” shall have the meaning as respectively set forth in the Mortgages.

“Other Obligor” and “Other Obligors” shall have the meaning set forth in Section 10.25.

“Outparcel” shall mean each parcel of Land legally described or depicted on Schedule IX-A hereto.

“Parcel Release Amount” shall mean, with respect to each Partial Release Parcel, the amount set forth on Schedule a-B hereto for such Partial Release Parcel.

“Partial Par Prepayment” shall have the meaning set forth in Section 2.4.1(b) hereof.

“Partial Par Prepayment Cap” shall have the meaning set forth in Section 2.4.1(b) hereof.

“Partial Par Prepayment Date” shall mean September 1, 2017.

“Partial Release Parcel” shall mean each parcel of Land legally described or depicted on Schedule IX-B.

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan, or if such day is not a Business Day, then the Business Day immediately preceding such day, commencing on September 1, 2010 and continuing to and including the Maturity Date.

“Permitted Debt” shall mean, collectively (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Mortgages and the other Loan Documents and (b) trade payables incurred in the ordinary course of Borrower’s business, not secured by Liens on any one or more Individual Properties (other than Liens being properly contested in accordance with the provisions of this Agreement), provided that such trade payables in respect of each Individual Property (i) do not exceed three percent (3%) of the Allocated Loan Amount for such Individual Property, (ii) are normal and reasonable under the circumstances, (iii) are payable by or on behalf of Borrower for or in respect of the operation of such Individual Property in the ordinary course of the operation of Borrower’s business or the routine administration of such Borrower’s business, (iv) are paid within sixty (60) days following the date on which such amount is incurred, and (v) are not evidenced by a note. Nothing contained herein shall be deemed to require Borrower to pay any trade payable, so long as Borrower is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (w) no Event of Default shall exist and be continuing hereunder, (x) no Individual Property nor any part thereof or interest therein will be in material danger of being sold, forfeited, or lost, (y) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment any amounts contested, together with all interest and penalties thereon, and (z) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the applicable Title Insurance Policy relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or contested in accordance with the terms hereof, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, (e) all immaterial easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting such Individual Property and that do not materially and adversely affect (i) the ability of Borrower to pay any of its obligations to any Person as and when due, (ii) the marketability of title to such Individual Property, (iii) the fair market value of such Individual Property, or (iv) the use or operation of such Individual Property, and (f) rights of Tenants, as Tenants only.

“Permitted Equipment Transfer” shall mean the Transfer by Borrower of Equipment, Fixtures and/or Personal Property that is either being replaced or that is no longer necessary in connection with the operation of the applicable Individual Property, provided that such Transfer will not (i) materially adversely affect the value of such Individual Property, (ii) impair the utility of such Individual Property or (iii) result in a reduction or abatement of, or right of offset against, the Rents under any Lease in respect of such Individual Property.

“Permitted Guarantor Merger Transaction” shall mean any consolidation or merger of Guarantor or any prior Guarantor Successor with or into any other Person (whether or not Guarantor or such prior Guarantor Successor is the surviving Person), provided that (i) immediately after giving effect to such transaction, (A) no Event of Default exists and (B) the Guarantor Net Worth shall not be less than the Guarantor Net Worth as of the last fiscal quarter of Guarantor or such prior Guarantor Successor, and (ii) either (1) Guarantor or such prior Guarantor Successor, as applicable, is the surviving Person in any such transaction (in which case such Guarantor or such prior Guarantor Successor shall ratify in writing the Guaranty and the Environmental Indemnity) or (2) in the case of any transaction in which the Person formed by or surviving such transaction is other than the Guarantor or such prior Guarantor Successor, as applicable, such surviving Person executes a guaranty in favor of Lender in the form of the Guaranty and an environmental indemnity agreement in favor of Lender in the form of the Environmental Indemnity and otherwise assumes all the obligations of Guarantor or such prior Guarantor Successor, as applicable, under the Loan Documents (including, without limitation, the obligation to continue to maintain the EIL Policy in accordance with Section 6.1(a) hereof) both prospectively and retrospectively (and, upon the execution and delivery thereof, the Guaranty shall be terminated and Guarantor or such prior Guarantor Successor, as applicable, shall be released from all obligations under the other Loan Documents (and Lender shall execute any documentation reasonably requested by Borrower, and prepared by Borrower at Borrower’s sole cost and expense (including, without limitation, Lender’s reasonable legal fees and expenses), in order to evidence the same)), and (D) Borrower shall not have replaced Manager within the six (6) week period prior to such consolidation or merger.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any Certificate Administrator under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Federal National Mortgage Association (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iii) unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements or obligations with maturities of not more than 365 days issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof with maturities of not more than 365 days from the date of acquisition and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities) in its highest rating category; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then-outstanding principal amount of the securities issued by such corporation and held in the accounts established hereunder to exceed ten percent (10%) of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such account; provided, further, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations) of any corporation or other entity organized under the laws of the United States of America or any state thereof payable on demand or on a specified date maturing not more than one year after the date of acquisition thereof) and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities) in its highest rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities) for money market funds; and

(viii) any other demand, money market or time deposit, security, obligation or investment which has been approved as a Permitted Investment in writing by (A) Lender and (B) as to which Borrower has obtained a Rating Agency Confirmation;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment, or (C) such instrument may be redeemed at a price below the purchase price. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

“Permitted Parcel Ground Lease” shall mean any Lease entered into after the Closing Date that constitutes a ground lease pursuant to which premises located wholly within an Outparcel or Partial Release Parcel are demised to a Person that is not an Affiliate of Borrower and which does not obligate Borrower as ground lessor to pay the costs of, or reimburse the applicable ground lessee for the costs of, or perform any Alterations, the aggregate cost of which exceeds the Threshold Amount.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any Transfer of any interest in an Affiliated Manager if, following such Transfer, such Affiliated Manager shall be under common Control with Guarantor, (d) any Transfer permitted without the consent of Lender pursuant to the provisions of Section 5.2.2(b), Section 5.2.10(d) or Section 5.2.10(g), (e) any Lease of space in any of the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (f) any Permitted Equipment Transfer, (g) Permitted Encumbrances, and (h) any direct or indirect pledge (or any Transfer occurring upon the foreclosure of the same or delivery of an assignment in lieu of foreclosure in respect of the same) by (i) Senior Mezzanine Borrower of the direct ownership interests in Borrower and/or each SPE Constituent Entity pursuant to the Senior Mezzanine Loan Agreement and (ii) Junior Mezzanine Borrower of the direct ownership interests in Senior Mezzanine Borrower pursuant to the Junior Mezzanine Loan Agreement.

“Permitted YM Prepayment Date” shall mean September 1, 2012.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the applicable granting clause of the related Mortgage with respect to each Individual Property.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Policy” shall have the meaning set forth in Section 6.1(b) hereof.

“Preapproved Alterations” shall mean the Alterations more particularly described on Schedule XIII hereto.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that, as of the Prepayment Rate Determination Date, has a remaining term to maturity closest to, but not exceeding, the term from the Prepayment Rate Determination Date to the Open Prepayment Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication published by the Board of Governors of the Federal Reserve System, or if such publication becomes unavailable, on the basis of such other publication or statistical guide as Lender may reasonably select.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Provided Information” shall mean any and all financial and other information (including any updates thereto) provided at any time by, or on behalf of, Borrower, SPE Constituent Entity, Guarantor and/or Manager.

“Qualified Manager” shall mean (a) Existing Manager, (b) any Person that is under common Control with Existing Manager or Guarantor and/or (c) is a reputable Person that (i) has at least five (5) years’ experience in the management of commercial retail properties with similar size, scope, class, use and value as the Properties, (ii) has, for at least five (5) years prior to its engagement as property manager, managed at least ten (10) properties similar in size, scope, class, use and value as the Properties which comprise in the aggregate at least one million (1,000,000) leasable square feet of retail shopping centers, and (iii) is not the subject of a Bankruptcy Action, provided, that, if required by Lender following a Securitization, Borrower shall have obtained (i) in the case of the foregoing subclause (c), a Rating Agency Confirmation in respect of the management of the Properties by such Person (and in which event Lender shall be deemed to have consented to such management organization) and (ii) in the case of the foregoing subclause (b) and subclause (c), if such Person is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, and Realpoint or any other nationally recognized statistical rating organization that has been approved by Lender, or that has been engaged by or on behalf of Lender or its designee to rate the Loan to assign a rating to the Loan or the Securities.

“Rating Agency Confirmation” means, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, any Rating Agency elects not to consider whether to grant or withhold such an affirmation, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation, provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.

“REA” or “Reciprocal Easement Agreement” shall mean any reciprocal easement agreement or similar agreement affecting any Individual Property or portion thereof.

“Realpoint” shall mean Realpoint, LLC, a Pennsylvania limited liability company.

“Related Entities” shall have the meaning set forth in Section 5.2.10(e)(v) hereof.

“Release Amount” shall mean, for an Individual Property, the lesser of:

(a) the Debt; or

(b) an amount equal to the Allocated Loan Amount for such Individual Property set forth on Schedule V multiplied by (A) one hundred five percent (105%) to the extent such Allocated Loan Amount plus the aggregate Allocated Loan Amounts paid by Borrower to Lender in connection with releases of Release Properties pursuant to Section 2.6.1 occurring prior to the release of the Individual Property for which the Release Amount is being calculated is less than Seventy-Five Million and No/100 Dollars ($75,000,000.00), and (B) one hundred fifteen percent (115%) to the extent such Allocated Loan Amount plus the aggregate Allocated Loan Amounts paid by Borrower to Lender in connection with releases of Release Properties pursuant to Section 2.6.1 occurring prior to the release of the Individual Property for which the Release Amount is being calculated is equal to or greater than Seventy-Five Million and No/100 Dollars ($75,000,000.00). For the avoidance of doubt, any Parcel Release Amounts paid by Borrower shall not be taken into account in determining whether the aforesaid Seventy-Five Million and No/100 Dollars ($75,000,000.00) threshold shall have been met.

“Release Property” shall have the meaning set forth in Section 2.6.1 hereof.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” (within the meaning of Section 860D of the Code) that holds the Note or a portion thereof.

“Rents” shall mean, with respect to each Individual Property, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, any fees, payments or other compensation from any Tenant relating to or in exchange for the termination of such Tenant’s Lease, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to such Individual Property, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to Manager for the account of

Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Individual Property, and proceeds, if any, from business interruption or other loss of income or rental insurance.

“Replacement Agent” shall mean any successor to KeyBank National Association that is an Eligible Institution and either (a) assumes the obligations of the Agent being replaced under the then-existing Cash Management Agreement or (b) executes and delivers a Replacement Cash Management Agreement, in each case, acting in such Person’s capacity as Agent under the Replacement Cash Management Agreement.

“Replacement Cash Management Agreement” shall mean any cash management agreement entered into by and among Borrower, Lender, Manager, Senior Mezzanine Borrower, Junior Mezzanine Borrower, Lender, Senior Mezzanine Lender, Junior Mezzanine Lender and a Replacement Agent, provided that such cash management agreement is in form and substance substantially similar to the Closing Date Cash Management Agreement or is otherwise in form and substance reasonably acceptable to Lender.

“Replacement Lockbox Bank” shall mean any successor to KeyBank National Association that is an Eligible Institution which maintains and holds the Lockbox Account and either (a) assumes the obligations of the Agent being replaced under the then-existing Lockbox Agreement or (b) executes and delivers a Replacement Lockbox Agreement, in each case, acting in such Person’s capacity as Agent under the Replacement Cash Management Agreement.

“Replacement Lockbox Agreement” shall mean any lockbox agreement entered into by and among Borrower, Manager, Lender and a Replacement Agent, provided that such lockbox agreement is in form and substance substantially similar to the Closing Date Lockbox Agreement or is otherwise in form and substance reasonably acceptable to Lender.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, after a Securitization, may require that Borrower obtain a Rating Agency Confirmation in respect of such management agreement and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Cap” shall mean, as of the date of determination, an amount equal to the Aggregate Square Footage multiplied by Forty Cents ($040), provided that in the event that the Debt Service Coverage Ratio based on the trailing twelve (12) month period immediately preceding such date of determination is equal to or greater than 1.71 to 1.00, the Replacement Reserve Cap shall mean, as of the date of determination, an amount equal to the Aggregate Square Footage multiplied by Twenty Cents ($0.20). The Replacement Reserve Cap as of the Closing Date is Three Million Nine Hundred One Thousand Five Hundred Fifteen ($3,901,515).

“Replacement Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall mean, for each date of determination, one twelfth (1/12) of the amount equal to the Aggregate Square Footage multiplied by Twenty Cents ($0.20).

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Repurchase” shall have the meaning set forth in Section 9.1.2(d) hereof.

“Required Repair Deadline” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Reserve Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Reserve Funds” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Reserve Account, the Tax Static Reserve Account, the Replacement Reserve Account, the Required Repair Reserve Account, the Rollover Reserve Account, the Excess Cash Flow Reserve Account, the Ground Rent Reserve Account, the Ground Rent Static Account and any other escrow account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax Reserve Funds, the Insurance Reserve Funds, the Tax Static Reserve Funds, the Replacement Reserve Funds, the Required Repair Reserve Account, the Rollover Reserve Funds, the Excess Cash Flow Reserve Funds, the Ground Rent Reserve Funds, the Ground Rent Static Funds and any funds deposited into any other Reserve Account.

“Reserve Threshold” shall mean Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

“Reserved Other Charges” shall mean all. Other Charges which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such Alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, (a) Borrower, each SPE Constituent Entity, each Mezzanine Borrower, each Mezzanine SPE Constituent Entity, and any Affiliated Manager and (b) any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of Borrower, any SPE Constituent Entity, any Mezzanine Borrower, any Mezzanine SPE Constituent Entity or any Affiliated Manager, provided that no Excluded Entity shall be a Restricted Party. For the avoidance of doubt in respect of the foregoing subclause (b), notwithstanding anything in this Agreement to the contrary, no notice to or consent of Lender shall be required in connection with the consummation of any Sale or Pledge of a direct or indirect interest in any Excluded Entity.

“Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Cap” shall mean, as of the date of determination, an amount equal to the Aggregate Square Footage multiplied by Ninety-Eight Cents ($0.98), provided that in the event that the Debt Service Coverage Ratio based on the trailing twelve (12) month period immediately preceding such date of determination is equal to or greater than 1.71 to 1.00, the Rollover Reserve Cap shall mean, as of the date of determination, an amount equal to the Aggregate Square Footage multiplied by Forty-Nine Cents ($0.49). The Rollover Reserve Cap as of the Closing Date is Nine Million Five Hundred Fifty-Eight Thousand Seven Hundred Twelve and No/100 Dollars ($9,558,712.00).

“Rollover Reserve Funds” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Monthly Deposit” shall mean, for each date of determination, one twelfth (1/12) of the amount equal to the Aggregate Square Footage multiplied by Forty-Nine Cents ($0.49).

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option to purchase or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1.1 hereof.

“Securitization Vehicle” shall mean the issuer of Certificates in a Securitization.

“Senior Mezzanine Borrower” shall mean, collectively, Centro NP New Garden Mezz 1, LLC and Centro NP Senior Mezz Holding, LLC, each a Delaware limited liability company, together with their respective successors and permitted assigns.

“Senior Mezzanine Debt” shall have the meaning ascribed to the term “Debt” in the Senior Mezzanine Loan Agreement.

“Senior Mezzanine Debt Service” shall have the meaning ascribed to the term “Debt Service” in the Senior Mezzanine Loan Agreement.

“Senior Mezzanine Debt Service Account” shall have the meaning ascribed to the term “Senior Mezzanine Debt Service Account” in the Senior Mezzanine Loan Agreement.

“Senior Mezzanine Lender” shall mean JPMorgan in its capacity as Lender under the Junior Mezzanine Loan Agreement, together with its successors and assigns in such capacity.

“Senior Mezzanine Loan” shall mean that certain loan made as of the Closing Date by Senior Mezzanine Lender to Senior Mezzanine Borrower in the original principal amount of Forty-Four Million Five Hundred Thousand and No/100 Dollars ($44,500,000.00), and evidenced by the Senior Mezzanine Note and evidenced and secured by the other Senior Mezzanine Loan Documents.

“Senior Mezzanine Loan Agreement” shall mean that certain Senior Mezzanine Loan Agreement, dated as of the Closing Date, between Senior Mezzanine Borrower and Senior Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Senior Mezzanine Loan Documents” shall have the meaning ascribed to the term “Loan Documents” in the Senior Mezzanine Loan Agreement.

“Senior Mezzanine Note” shall have the meaning ascribed to the term “Note” in the Senior Mezzanine Loan Agreement.

“Senior Mezzanine Reserve Account” shall mean each “Senior Mezzanine Reserve Account” as defined in the Senior Mezzanine Loan Agreement.

“Servicer” shall have the meaning set forth in Section 9.4 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“SPE Constituent Entity” shall mean the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership, or the managing member of Borrower, if Borrower is a multi-member limited liability company.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements:

(i) is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Properties or its Individual Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Properties in connection with a permitted repayment of the Loan, and transacting any lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (B) in the case of an SPE Constituent Entity, acting as a general partner of the limited partnership that owns any one or more Individual Properties or as member of the limited liability company that owns any one or more Individual Properties and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) has not engaged and shall not engage in any business unrelated to (A) the acquisition, development, ownership, management, leasing or operation of any one or more Individual Properties or (B) in the case of an SPE Constituent Entity, acting as general partner of the limited partnership that owns any one or more Individual Properties or acting as a member of the limited liability company that owns any one or more Individual Properties, as applicable;

(iii) has not owned and shall not own any real property other than, in the case of Borrower, any one or more Individual Properties;

(iv) does not have, shall not have and at no time had any assets other than (A) in the case of Borrower, any one or more Individual Properties and personal property necessary or incidental to its ownership and operation of such Individual Property or Individual Properties or (B) in the case of an SPE Constituent Entity, its partnership interest in the limited partnership or the member interest in the limited liability company that owns any one or more Individual Properties and personal property necessary or incidental to its ownership of such interests;

(v) has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (C) in the case of an SPE Constituent Entity, any transfer of its partnership interest or member interest in Borrower;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition without the prior written consent of Lender;

(vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than one-half of one percent (0.5%);

(viii) if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is an SPE Constituent Entity, with respect to Borrower, unless two (2) Independent Directors shall have consented in writing to such action;

(ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity that is a corporation or a single- member Delaware limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(x) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors, (C) shall not take any Material Action and shall not cause or permit the members or managers of such limited liability company to take any Material Action, either with respect to itself or, if the limited liability company is an SPE Constituent Entity, with respect to Borrower, in each case unless two (2) Independent Directors then serving as managers of the limited liability company shall have consented in writing to such action, and (D) has and shall have two (2) natural persons who are not members of the limited liability company, that have signed its limited liability company agreement and that, under the terms of such limited liability company agreement become a member of the limited liability company immediately prior to the withdrawal or dissolution of the last remaining member of the limited liability company;

(xi) has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate or articles of incorporation or bylaws that, in each case, provide that such entity shall not) (I) dissolve, merge, liquidate, consolidate; (II) sell all or substantially all of its assets; (III) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (IV) without the affirmative vote of two (2) Independent Directors of itself or the consent of an SPE Constituent Entity that is a member or general partner in it: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;

(xii) has at all times been and shall at all times remain solvent and has paid and shall pay its debts and liabilities (including a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require any shareholder, partner or member of such entity, as applicable, to make additional capital contributions to such entity;

(xiii) has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity;

(xiv) has maintained and shall maintain books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv) has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi) except as contemplated herein with respect to each other Borrower, has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person other than as provided in the Loan Documents;

(xvii) has held and shall hold its assets in its own name;

(xviii) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than its Affiliate, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as its agent;

(xix) (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity except as provided herein with respect to each other Borrower;

(xx) has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, if any, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xxi) has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable, that are necessary to comply with the other clauses of this definition;

(xxii) prior to the Closing Date, has not incurred any Indebtedness other than, (A) acquisition financing with respect to the Individual Property or Individual Properties owned by it, (B) construction financing with respect to the Improvements on each such Individual Property and certain off-site improvements required by municipal and other authorities as conditions to the construction of such Improvements, (C) first mortgage financings secured by such Individual Property or Individual Properties, (D) Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (E) Indebtedness incurred in the financing of Equipment and other Personal Property used on such Individual Property or Individual Properties and (F) unsecured trade payables and operational debt not evidenced by a note;

(xxiii) shall have no Indebtedness other than (A) the Loan, (B) Permitted Debt, and (C) such other liabilities that are permitted pursuant to this Agreement;

(xxiv) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, and has not held out and shall not hold out itself or its credit or assets as being available to satisfy the obligations of any other Person, in each case, except as contemplated by this Agreement with respect to each other Borrower or with respect to any co-borrower in connection with any Indebtedness described in clause (xxii) above;

(xxv) has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(xxvi) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates or any guarantor of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) except as contemplated herein with respect to each other Borrower, has not pledged and shall not pledge its assets to secure the obligations of any other Person other than, in the case of Borrower, (A) with respect to loans secured by the Individual Property or Individual Properties owned by it, and/or (B) with respect to any co-borrower in connection with any Indebtedness described in clause (xxii) above, and no such pledge remains outstanding except to Lender to secure the Loan;

(xxix) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person,

(xxx) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii) (xxxi) has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxxiii) other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except (A) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are comparable to those of an arm’s- length transaction with an unrelated third party and (B) in connection with this Agreement;

(xxxiv) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv) if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi) has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents or in connection with any Indebtedness described in clause (xxii) above;

(xxxvii) has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except that an SPE Constituent Entity may acquire and hold its interest in Borrower;

(xxxviii) has complied and shall comply with all of the terms and provisions contained in its organizational documents.

(xxxix) has maintained and shall maintain its bank accounts separate from those of any other Person and has not permitted and shall not permit any Affiliate independent access to its bank accounts (other than Existing Manager, acting in its capacity as agent pursuant to the Management Agreement, or any other Manager that is under common Control with Existing Manager or Guarantor), except as otherwise contemplated by the Loan Documents;

(xl) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and duly qualified in all other jurisdictions where it is required to be qualified in order to do business;

(xli) has no material contingent or actual obligations, other than, in the case of Borrower, material contingent or actual obligations related to the Individual Property or Individual Properties owned by it; and

(xlii) if treated as a “disregarded entity” for tax purposes, does not have and shall not have any obligation to reimburse its equityholders or any of their Affiliates for any taxes that such equityholders or any of their Affiliates may incur as a result of any profits or losses of such entity.

“Split Loan” shall have the meaning set forth in Section 9.1.2(a) hereof.

“Splitting Documentation” shall have the meaning set forth in Section 9.1.2(a) hereof.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Survey” shall mean a survey of the Individual Property in question prepared by a surveyor licensed in the State in which such Individual Property is located and satisfactory to Lender and the company or companies issuing the applicable Title Insurance Policy relating to such Individual Property or any part thereof, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax Bill” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax Static Reserve Account” shall have the meaning set forth in Section 7.2.2 hereof.

“Tax Static Reserve Funds” shall have the meaning set forth in Section 7.2.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Tenant” shall mean any Person with a possessory right to all or any part of an Individual Property pursuant to a Lease.

“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.

“Termination Payment” shall have the meaning set forth in Section 7.4.1 hereof.

“Threshold Amount” shall mean the greater of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) and five percent (5%) of the Allocated Loan Amount for the applicable Individual Property.

“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form reasonably acceptable to Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to such Individual Property and insuring the Lien of the Mortgage encumbering such Individual Property.

“Transaction Property” shall have the meaning set forth in Section 4.1.38(f) hereof.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Transferee’s SPE Constituent Entity” shall mean, in respect of any Transferee, the Special Purpose Entity that is the general partner of such Transferee, if such Transferee is a limited partnership, or managing member of such Transferee, if such Transferee is a multimember limited liability company.

“Transferee’s Sponsors” shall mean, in respect of any Transferee, collectively, (A) such Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which, directly or indirectly, shall own a fifty-one percent (51%) or greater economic and voting interest in such Transferee.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.C.C.” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.

“Yield Maintenance Default Premium” shall mean an amount equal to the greater of (a) five percent (5%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) an amount equal to the quantity “A / B x C” (“A” divided by “B” multiplied by “C”), where “A” is the positive difference, if any, as of the date of determination, between (1) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Open Prepayment Date (with each such assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually) less any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such prepayment is not made on a Payment Date and (2) the outstanding principal amount of the Loan immediately before such prepayment, “B” is the outstanding principal amount of the Loan immediately before such prepayment, and “C” is the outstanding principal balance of the Loan to be prepaid or satisfied.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) an amount equal to the quantity “A / B x C” (“A” divided by “B” multiplied by “C”), where “A” is the positive difference, if any, as of the date of determination, between (1) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Open Prepayment Date (with each such assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually) less any short- term interest paid from the date of prepayment to the next succeeding Payment Date in the event such prepayment is not made on a Payment Date and (2) the outstanding principal amount of the Loan immediately before such prepayment, “B” is the outstanding principal amount of the Loan immediately before such prepayment, and “C” is the outstanding principal balance of the Loan to be prepaid or satisfied.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II — GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to accept, the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. The principal amount of the Loan shall be advanced to Borrower in one advance on the Closing Date. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3 The Note, Mortgages and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgages, the Assignments of Leases and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Properties, (b) pay all past-due basic carrying costs, if any, with respect to the Properties, (c) make deposits into the Reserve Accounts on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Properties and (f) distribute the balance, if any, to Borrower.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, subject to Section 2.2.4, interest on the principal balance of the Loan outstanding from time to time shall accrue at the Interest Rate from (and including) the Closing Date to (but excluding) the Maturity Date.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until (i) in the event of an Event of Default that is non-monetary in nature, the cure of such Event of Default by Borrower or (ii) in the event of an Event of Default that is monetary in nature, the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgages. This Section 2.2.3 shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default, and Lender retains its rights under the Note and this Agreement to accelerate and to continue to demand payment of the Debt during the continuance of any Event of Default.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the initial Accrual Period and (b) on September 1, 2010, and on each Payment Date thereafter up to and including the Maturity Date, the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.

2.3.2 Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and, with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding the Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (excluding the balloon payment due on the Maturity Date) are not paid by Borrower on or before the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. (a) Except as otherwise expressly provided in this Section 2.4, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b) Notwithstanding anything to the contrary herein, from time to time on any Business Day after the Partial Par Prepayment Date through but not including the Open Prepayment Date, and provided no Event of Default is continuing on the date of any such prepayment, a portion of the Debt not to exceed Ninety-Seven Million and No/100 Dollars ($97,000,000.00) in the aggregate (the “Partial Par Prepayment Cap”) may be prepaid, in one or more prepayments (each such prepayment, a “Partial Par Prepayment”), in each case upon not less than thirty (30) days’ and not more than ninety (90) days’ prior written notice to Lender specifying the projected date of such Partial Par Prepayment and the amount of such Partial Par Prepayment, without payment of any Yield Maintenance Premium or other premium or penalty. If any notice of a Partial Par Prepayment pursuant to this Section 2.4.1(b) is given, the related Partial Par Prepayment shall be due and payable on the projected date of such Partial Par Prepayment, provided that Borrower shall have the right to revoke or postpone any such Partial Par Prepayment upon written notice given to Lender not less than three (3) Business Days prior to the projected date of the Partial Par Prepayment (provided, further, that Borrower shall pay all actual out-of-pocket costs and expenses of Lender incurred in reliance upon the projected date of the Partial Par Prepayment). If for any reason Borrower makes a Partial Par Prepayment on a date other than a Payment Date, Borrower shall pay to Lender, in addition to the amount of such Partial Par Prepayment, interest on the amount of such Partial Par Prepayment for the full Accrual Period during which such Partial Par Prepayment occurs.

(c) Notwithstanding anything to the contrary herein but subject to Borrower’s rights pursuant to Section 2.4.1(b) above, from time to time on any Business Day after the Permitted YM Prepayment Date, through but not including the Open Prepayment Date, and provided no Event of Default is continuing on the date of any such prepayment, the Debt may be prepaid in whole or in part upon not less than thirty (30) days’ and not more than ninety (90) days’ prior written notice to Lender specifying the projected date of prepayment and upon payment of an amount equal to the Yield Maintenance Premium, provided that contemporaneously with such prepayment of the Debt, (i) Senior Mezzanine Borrower shall have prepaid all, or in the case of a partial prepayment of the Debt pursuant to this Section 2.4.1(c), a pro-rata portion (based on the outstanding principal balance of the Loan prior to the proposed prepayment, the then-outstanding principal balance of the Senior Mezzanine Loan and the portion of the Debt proposed to be prepaid), of the Senior Mezzanine Debt pursuant to Section 2.4.1(c) of the Senior Mezzanine Loan Agreement and (ii) Junior Mezzanine Borrower shall have prepaid all, or in the case of a partial prepayment of the Debt pursuant to this Section 2.4.1(c), a pro-rata portion (based on the outstanding principal balance of the Loan prior to the proposed prepayment, the then-outstanding principal balance of the Junior Mezzanine Loan and the portion of the Debt proposed to be prepaid), of the Junior Mezzanine Debt pursuant to Section 2.4.1(c) of the Junior Mezzanine Loan Agreement. Lender shall notify Borrower of the amount of the Yield Maintenance Premium. If any notice of prepayment is given, the portion of the Debt that is the subject of such prepayment notice shall be due and payable on the projected date of prepayment, provided that Borrower shall have the right to revoke or postpone any such prepayment upon written notice given to Lender not less than three (3) Business Days prior to the projected date of such prepayment (provided that Borrower shall pay all actual out-of-pocket costs and expenses of Lender incurred in reliance upon the projected date of such prepayment). Lender shall not be obligated to accept any prepayment of all or any portion of the Debt pursuant to this Section 2.4.1(c) unless it is accompanied by the Yield Maintenance Premium due in connection therewith. If for any reason Borrower prepays all or any portion of the Loan on a date other than a Payment Date, Borrower shall pay to Lender, in addition to the Debt (or portion thereof) being prepaid, interest on the Debt or such portion thereof for the full Accrual Period during which such prepayment occurs. For the avoidance of doubt, any prepayment of the Debt made by Borrower on or after the Partial Par Prepayment Date shall be deemed to have been made by Borrower pursuant to Section 2.4.1(b) until such time as the aggregate amount of the Debt prepaid by Borrower pursuant to said Section 2.4.1(b) shall equal the Partial Par Prepayment Cap.

(d) Provided no Event of Default has occurred and is continuing, on the Open Prepayment Date, and on any Business Day thereafter through the Maturity Date, Borrower may, at its option, prepay the Debt in full (but not in part) without payment of any Yield Maintenance Premium or other premium or penalty; provided, however, if for any reason such prepayment is not paid on a regularly-scheduled Payment Date, the Debt shall include interest for the full Accrual Period during which the prepayment occurs. Borrower’s right to prepay the principal balance of the Loan in full pursuant to this subsection shall be subject to Borrower’s submission of a notice to Lender setting forth the projected date of prepayment, which date shall be no less than thirty (30) days from the date of such notice.

2.4.2 Mandatory Prepayments. (a) Each Net Proceeds Prepayment shall be applied in its entirety to the Debt (until paid in full) in any order or priority as Lender may determine in its sole discretion. No Yield Maintenance Premium or other premium or penalty shall be due in connection with any prepayment made pursuant to this Section 2.4.2. The Allocated Loan Amount for the Individual Property with respect to which such Net Proceeds were paid shall be reduced in an amount equal to such prepayment. Borrower shall be entitled to a release of an Individual Property if its Allocated Loan Amount is reduced to zero, provided that Borrower satisfies the requirements of Section 2.6.1(a)(iii) and fy) hereof.

(b) As provided in Section 6.4(e) hereof, each Casualty/Condemnation Prepayment tendered by Borrower to Lender in accordance with said Section 6.4(e) shall be in the amount of the Release Amount in respect of the applicable Individual Property. No Yield Maintenance Premium or other penalty or premium shall be due in connection with any such Casualty/Condemnation Prepayment.

2.4.3 Prepayments After Default. If payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds) during the continuance of an Event of Default, such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment Amount and (b) if occurring (i) prior to the Permitted YM Prepayment Date, deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1(a) hereof, and Borrower shall pay, in addition to the other Debt, an amount equal to the Yield Maintenance Default Premium which shall be applied by Lender to the Debt in such order and priority as Lender shall determine in its sole and absolute discretion, and (ii) on or after the Permitted YM Prepayment Date, deemed a voluntary prepayment by Borrower pursuant to Section 2.4.1(c) hereof, and Borrower shall pay, in addition to the other Debt, an amount equal to the Yield Maintenance Premium which shall be applied by Lender to the Debt in such order and priority as Lender shall determine in its sole and absolute discretion.

Section 2.5 Intentionally Omitted.

Section 2.6 Release of Properties. Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any Individual Property.

2.6.1 Release of Individual Property. (a) After the Permitted YM Prepayment Date, Borrower may obtain the release of an Individual Property from the Lien of the Mortgage thereon and related Loan Documents (each such Individual Property, a “Release Property”) and the release of Borrower’s obligations under the Loan Documents with respect to such Release Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(i) Borrower shall deliver notice to Lender of the proposed release of such Release Property, and no Default or Event of Default shall be continuing at the time such notice is delivered to Lender and on the date that the Release Property is released from the Lien of the Mortgage thereon;

(ii) Borrower shall have paid to Lender (A) the applicable Release Amount and (B) the Yield Maintenance Premium, if applicable (as provided in Section 2.4.1);

(iii) Borrower shall submit to Lender, not less than fifteen (15) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Release Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which such Release Property is located and that would be reasonably satisfactory to a prudent lender. In addition, Borrower shall provide all documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (A) will effect such release in accordance with the terms of this Agreement, and (B) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Individual Properties subject to the Loan Documents not being released);

(iv) After giving effect to such release, as of the date of such release, the Debt Service Coverage Ratio (excluding such Release Property then being released) shall not be less than the greater of (A) the Debt Service Coverage Ratio for the trailing twelve (12) full calendar months as of the date immediately preceding such release and (B) the Closing Date DSCR; provided, however, that, in order to satisfy the Debt Service Coverage Ratio requirement set forth in this clause (iv) Borrower may prepay a portion of the Loan in accordance with Section 2.4.1 hereof and/or one or more Mezzanine Borrowers may prepay all or a portion of the related Mezzanine Loan in accordance with Section 2.4.1 of the applicable Mezzanine Loan Agreement;

(v) Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with any release effectuated pursuant to this Section 2.6.1, and Borrower shall have paid all third-party fees, costs and expenses incurred in connection with any such release, including but not limited to, the current fee being assessed by such Servicer to effect such release and any other charges incurred in connection with the release of any Liens;

(vi) Borrower shall have delivered to Lender (A) evidence that would be reasonably satisfactory to a prudent lender that the Special Purpose Entity nature and bankruptcy remoteness of Borrower following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Insolvency Opinion or delivery of an Additional Insolvency Opinion, if the same would be reasonably required by a prudent lender in such circumstances); and (B) an opinion of a nationally-recognized tax counsel that the release of such Release Property would not constitute a “significant modification” of the Mortgage Loan under Treasury Regulations Section 1.860G-2(b) nor cause a Securitization Vehicle to fail to qualify as a REMIC Trust or a Grantor Trust, as applicable, or a tax to be imposed on a Securitization Vehicle; and

(vii) Borrower shall deliver evidence satisfactory to Lender that each Mezzanine Borrower has otherwise complied with all of the terms and conditions set forth in the applicable Mezzanine Loan Documents in respect of the release of the applicable Individual Property.

(b) Simultaneously with any release of a Release Property in accordance with this Section 2.6.1, any Borrower which, as a result of such release no longer owns any Individual Properties, shall be released from its obligations under the Loan and the Loan Documents other than with respect to any provision of this Agreement and the other Loan Documents which expressly survives the termination of this Agreement and the satisfaction and discharge of the Debt and then only insofar as such liabilities and obligations arise from or relate to such Borrower and/or such Release Property owned by such Borrower.

2.6.2 Releases of Outparcels and Partial Release Parcels. Lender agrees that, upon the request of Borrower, Borrower may obtain the release of individual Outparcels and Partial Release Parcels (from time to time) and the release of Borrower’s obligations under the Loan Documents with respect to each such Outparcel and Partial Release Parcel that is released from time to time as herein provided (other than those expressly stated to survive) upon the satisfaction of each of the following conditions:

(a) Borrower shall deliver notice to Lender of the proposed release of such Outparcel or Partial Release Parcel, and no Default or Event of Default shall be continuing at the time such notice is delivered to Lender and on the date that the Outparcel or Partial Release Parcel is released from the Lien of the Mortgage thereon;

(b) Borrower shall submit to Lender, not less than fifteen (15) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Outparcel or Partial Release Parcel for execution by Lender. Such release shall be in a form reasonably satisfactory to a prudent lender and appropriate in each jurisdiction in which the Individual Property is located.

(c) In the case of any Partial Release Parcel, Borrower shall have paid to Lender the applicable Parcel Release Amount (for the avoidance of doubt, in connection with any release of an Outparcel or a Parcel Release Parcel, Borrower shall not be obligated to pay any Allocated Loan Amount, Release Amount or Yield Maintenance Premium or other prepayment fee or premium in connection therewith except for, in the case of a Partial Release Parcel, the aforesaid Parcel Release Amount);

(d) Prior to the transfer and release of the Outparcel or Partial Release Parcel in question, each applicable municipal authority exercising jurisdiction over such Outparcel or Partial Release Parcel shall have approved a lot-split ordinance or other applicable action under local law dividing the Outparcel or Partial Release Parcel from the remainder of the affected Individual Property, and a separate tax identification number shall have been issued for the Outparcel or Partial Release Parcel in question (with the result that, upon the transfer and release of the Outparcel or Partial Release Parcel in question, no part of the remaining affected Individual Property shall be part of a tax lot which includes any portion of such Outparcel or Partial Release Parcel);

(e) All Legal Requirements applicable to the Outparcel or Partial Release Parcel in question necessary to accomplish the lot split shall have been fulfilled, and all necessary variances, if any, shall have been obtained, and Borrower shall have delivered to Lender either (1) letters or other evidence from the appropriate municipal authorities confirming such compliance with laws, or (2) a zoning report or legal opinion confirming such compliance with laws, in each case in substance reasonably satisfactory to Lender;

(f) As a result of the lot split, the remaining Individual Property (after the release of the Outparcel or Partial Release Parcel in question from such Individual Property) with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation of any Leases and then applicable Legal Requirements and all necessary variances, if any, shall have been obtained and evidence thereof has been delivered to Lender which in form and substance is appropriate for the jurisdiction in which the applicable Outparcel or Partial Release Parcel is located;

(g) If reasonably necessary, appropriate reciprocal easement agreements for the benefit and burden of the remaining Individual Property and the Outparcel or Partial Release Parcel in question regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance that would be reasonably acceptable to an ordinary prudent lender and which easements will not materially adversely affect the remaining Individual Property, shall be declared and recorded, and the remaining Individual Property and the applicable Outparcel or Partial Release Parcel shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the Individual Property;

(h) Borrower shall have delivered to Lender an opinion of a nationally-recognized tax counsel that the release of such Outparcel does not constitute a “significant modification” of the Mortgage Loan under Treasury Regulations Section 1.860G-2(b) nor cause a Securitization Vehicle to fail to qualify as a REMIC Trust or a Grantor Trust, as applicable, or a tax to be imposed on a Securitization Vehicle;

(i) Borrower shall deliver evidence satisfactory to Lender that each Mezzanine Borrower has otherwise complied with all of the terms and conditions set forth in the applicable Mezzanine Loan Documents in respect of the release of the applicable Outparcel or Partial Release Parcel;

Borrower shall have delivered an Officer’s Certificate to the effect that (i), to such officer’s knowledge after diligent inquiry, the conditions in subsection (a)—(i) hereof have occurred or shall occur concurrently with the transfer and release of the applicable Outparcel or Partial Release Parcel and (ii) that the release of the applicable Outparcel or Partial Release Parcel will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents other than the release of the same as to the applicable Outparcel or Partial Release Parcel;

(k) Borrower shall have executed and delivered such other documents and instruments that are reasonably requested by Lender and typical for similar transactions; and

(1) Lender shall have received payment of all Lender’s reasonable out-of-pocket costs and expenses, reasonable counsel fees and disbursements incurred in connection with the release of the Outparcel or Partial Release Parcel from the Lien of the related Mortgage and the review and approval of the documents and information required to be delivered in connection therewith.

In addition, Borrower shall have paid all third-party fees, costs and expenses incurred in connection with the release of the applicable Outparcel or Partial Release Parcel, including but not limited to, the current fee being assessed by such Servicer to effect such release.

2.6.3 Release on Payment in Full. Upon payment in full of the Debt in accordance with the terms and provisions of the Note and this Agreement and the other Loan Documents, Lender shall, upon the written request and at the sole cost and expense (including Lender’s reasonable attorneys’ fees and disbursements) of Borrower, release the Lien of the Mortgage on each Individual Property, in each case not theretofore released.

2.6.4 Release of Reserve Funds. In connection with a release of a Release Property pursuant to this Section 2.6, Lender will return to Borrower a portion of the Reserve Funds (or permit Borrower to deposit replacement Letters of Credit in lieu of any Letters of Credit delivered to Lender in lieu of such Reserve Funds in accordance with Section 7.7) equal to the amount, as determined by Lender in its reasonable discretion, that is allocable to such Release Property, but only to the extent the remaining amount in the applicable Reserve Accounts or the amount of such Letters of Credit with respect to all Individual Properties remaining subject to the Loan Documents exceed the estimated amounts that Lender determines in its reasonable discretion is necessary to satisfy the obligations for which such Reserve Accounts were established or Letters of Credit were deposited. Following the release of a Release Property in accordance with Section 2.6.1, Lender shall adjust the Replacement Reserve Cap, the Rollover Reserve Cap and (if applicable) the other amounts thereafter required to be deposited by Borrower into the Reserve Accounts to reflect amounts required solely for the remaining Individual Properties after giving effect to such release.

2.6.5 Assignments of Mortgages. Upon the request of Borrower in connection with the release of any Release Property pursuant to the provisions of this Agreement, Lender agrees to cooperate, at Borrower’s sole cost and expense (including Lender’s reasonable attorneys’ fees and disbursements), to provide an assignment of the Mortgage with respect to such Release Property without representation or warranty and without recourse in lieu of the release.

Section 2.7 Lockbox Account/Cash Management.

2.7.1 Lockbox Account. (a) Borrower shall establish and, during the term of the Loan, maintain one or more segregated Eligible Accounts (collectively, the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall initially consist of four separate accounts which shall be entitled (A) “Centro NP Holdings 12 SPE, LLC, et al. fbo JPMorgan Chase Bank, N.A., as Lender pursuant to Loan Agreement dated as of July 28, 2010 — Lockbox Account”, (B) “Centro NP Arbor Faire Owner, L.P., et al. fbo JPMorgan Chase Bank, N.A., as Lender pursuant to Loan Agreement dated as of July 28, 2010 — Lockbox Account”, (C) “Centro NP Augusta West Plaza, LLC, et al., as Borrower fbo JPMorgan Chase Bank, N.A., as Lender and pursuant to Loan Agreement dated as of July 28, 2010 — Lockbox Account”, and (D) “Centro NP Holdings 11 SPE, LLC, et al. as Borrower fbo JPMorgan Chase Bank, NA, as Lender and pursuant to Loan Agreement dated as of July 28, 2010 — Lockbox Account”; provided, however, that such Lockbox Account shall have subaccounts thereof which include the name of each applicable Individual Property. Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first-priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 financing statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account. All costs and expenses of establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement shall remain in effect and the Lockbox Account shall remain in existence until the Loan has been repaid in full.

(b) Borrower shall, or shall cause Manager to, as promptly as possible following the Closing Date but in no event later than three (3) Business Days thereafter, deliver Tenant Direction Letters to all Tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents (including, without limitation, all Termination Payments) into the Lockbox Account within one (1) Business Day after receipt thereof.

(c) Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account on each Business Day in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account (other than the reasonable fees of the Lockbox Bank as more particularly described in the Lockbox Agreement) throughout the term of the Loan.

(d) Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in such order and priority as Lender shall determine in its sole discretion.

(e) Funds on deposit in the Lockbox Account shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.

(f) Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC-1 financing statement, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

2.7.2 Cash Management Account. (a) Borrower shall establish and, during the term of the Loan, maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Centro NP Holdings 11 SPE, LLC, et al. as Borrower fbo JPMorgan Chase Bank, N.A., as Lender together with its successors and assigns pursuant to Loan Agreement dated as of July 28,

2010 — Cash Management Account”. Borrower hereby grants to Lender a first-priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first-priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 financing statements and continuations thereof upon Lender’s request therefor. Borrower will not in any way alter or modify the Cash Management Account without the prior written consent of Lender, and Borrower will notify Lender of the account number of the Cash Management Account. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) Upon the occurrence and during the continuance of an Event of Default, all funds on deposit in the Cash Management Account shall be applied by Lender to the payment of the Debt and/or for any other purpose for which such funds may be applied by Lender pursuant to the provisions of any Loan Document, in such order and priority as Lender shall determine, in its sole discretion.

(c) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d) Borrower hereby agrees to cooperate with Lender in connection with any amendment to the Cash Management Agreement that Lender deems necessary for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents.

2.7.3 Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Accounts, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement and the Cash Management Agreement on the dates that each such payment is required, regardless of whether any of such amounts are so applied by Lender.

2.7.4 Distributions to Mezzanine Borrower. All transfers of funds on deposit in the Cash Management Account to the Mezzanine Debt Service Account or otherwise to or for the benefit of Senior Mezzanine Lender, Senior Mezzanine Borrower, Junior Mezzanine Lender or Junior Mezzanine Borrower, pursuant to the Loan Agreement, the Cash Management Agreement or any of the other Loan Documents or Mezzanine Loan Documents are intended by Borrower, Senior Mezzanine Borrower and Junior Mezzanine Borrower to constitute, and shall constitute, distributions from Borrower to Senior Mezzanine Borrower and from Senior Mezzanine Borrower to Junior Mezzanine Borrower, as applicable. No provision of the Loan Documents or the Mezzanine Loan Documents shall create a debtor-creditor relationship between Borrower and either Senior Mezzanine Lender or Junior Mezzanine Lender.

ARTICLE III — CONDITIONS PRECEDENT

Section 3.1 Intentionally Omitted.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the Closing Date that:

4.1.1 Organization. Borrower has been duly organized and is and has been validly existing and is in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is and always has been duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management, leasing and operation of the Properties. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or, to Borrower’s actual knowledge, to which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending against or affecting or, to Borrower’s actual knowledge, threatened against or affecting Borrower, Guarantor, any SPE Constituent Entity or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Guarantor, any SPE Constituent Entity or any Individual Property, would materially adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor, any SPE Constituent Entity or the condition or ownership of any Individual Property.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency that resulted in a judgment against any Borrower or Guarantor or that otherwise affects any Individual Property that has not been paid in full.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower or any Individual Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or, to Borrower’s knowledge, any of the Properties are bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Properties is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents. Each Borrower has no contingent or actual obligations not related to the Individual Property(ies) owned by such Borrower.

4.1.6 Title. Borrower has (a) good and insurable leasehold title to each Ground Lease Property, (b) good and insurable fee simple title to the real property comprising part of each Individual Property (excluding each Ground Lease Property), and (c) good title to the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first-priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. There are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents, and as to which Lender has not otherwise received affirmative insurance in the applicable Title Insurance Policy (in form and substance satisfactory to Lender in all respects). With respect to each Individual Property set forth on Schedule XIV hereto, the Borrower owning such Individual Property (as reflected on said Schedule XIV) took title to the same pursuant to a deed from the Person set opposite such Individual Property in the column entitled “Grantor Entity” on said Schedule XIV, and such grantor entity is the successor by merger or otherwise by operation of law to all right, title and interest therein previously owned by the Person set forth opposite such Individual Property on said Schedule XIV.

4.1.7 Solvency. Borrower has (a) not entered into the transaction contemplated by this Agreement nor executed any Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loan (i) the fair saleable value of Borrower’s assets exceeds Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, (ii) the fair saleable value of Borrower’s assets is greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, and (iii) Borrower’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, any SPE Constituent Entity or Guarantor in the last seven (7) years, and none of Borrower, any SPE Constituent Entity nor Guarantor has, in the last seven (7) years, made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. NOne of Borrower, any SPE Constituent Entity or Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Person’s assets or property, and to Borrower’s actual knowledge no Person is contemplating the filing of any such petition against it or against any SPE Constituent Entity or Guarantor.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, nor as far as Borrower can foresee, might materially and adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower, any SPE Constituent Entity or Guarantor.

4.1.9 No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute , regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance. Borrower and the Properties (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and parking requirements and ratios, except where the failure to comply with such Legal Requirements would not have an Individual Material Adverse Effect on any Individual Property. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s actual knowledge, by any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data (including, without limitation, the statements of cash flow and income and operating expense) that have been delivered to Lender by or at the direction of Borrower or its Affiliates in connection with the Loan (a) are true, complete and correct in all material respects (or, to the extent that any such financial data were incorrect when delivered, the same have been corrected by financial data subsequently delivered to Lender prior to the Closing Date), (b) accurately represent the financial condition of Borrower and the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections are materially inaccurate. Except for Permitted Encumbrances, neither Borrower nor Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on Borrower, Guarantor or any Individual Property or the current operation thereof as a retail shopping center, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower or Guarantor from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened or, to Borrower’s actual knowledge, is contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property other than to the extent that the same do not have an Individual Material Adverse Effect on the Individual Property affected thereby.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. Except if the same do not, in the aggregate in respect of the Individual Property affected thereby, have an Individual Material Adverse Effect on such Individual Property or an Aggregate Material Adverse Effect, (i) as depicted on the Surveys of the Properties delivered to Lender, (A) each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses and (B) all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the applicable Title Insurance Policy and (ii) all roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(0(3) of the Code.

4.1.16 Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17 Assessments. To Borrower’s knowledge, there are no pending or, to Borrower’s actual knowledge, proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments, except to the extent, in each case, such assessments could not reasonably be expected to have an Individual Material Adverse Effect on such Individual Property.

4.1.18 Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower, Manager or Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Collateral Assignment. There are no prior collateral assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certificates evidencing all Policies, which certificates reflect the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such Policies and would have an Individual Material Adverse Effect with respect to any Individual Property or an Aggregate Material Adverse Effect. No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.21 Use of Property. Each Individual Property is used exclusively as a retail shopping center and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Individual Property as a retail shopping center (collectively, the “Licenses”), have been obtained and are in full force and effect to the extent the failure to not have such Licenses would have individually or in the aggregate an Individual Material Adverse Effect on such Individual Property. Borrower shall keep and maintain all Licenses necessary for the operation of each Individual Property as a retail shopping center to the extent the failure to not have such Licenses would have an Individual Material Adverse Effect on such Individual Property. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.

4.1.23 Flood Zone. None of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.

4.1.24 Physical Condition. Except if the same do not, in the aggregate in respect of the Individual Property affected thereby, have an Individual Material Adverse Effect or Aggregate Material Adverse Effect, and except as disclosed in the engineering reports commissioned by Lender in connection with the making of the Loan, to Borrower’s actual knowledge (i) each Individual Property, including, without limitation, all Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (ii) there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which have not been remedied prior to the Closing Date and would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. As depicted on the Surveys of the Properties delivered to Lender, all of the Improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances upon the applicable Individual Property encroach upon any of the Improvements, so as to materially affect the value or marketability of the applicable Individual Property except those which are insured against by the applicable Title Insurance Policy.

4.1.26 Leases. No Individual Property is subject to any leases other than the Leases in respect of such Individual Property that are described in the Certificate of Rent Roll. To Borrower’s knowledge, except as otherwise disclosed on the Certificate of Rent Roll and except for discrepancies which, either individually or in the aggregate would not have an Individual Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect, the rent roll attached to the Certificate of Rent Roll is true, complete and accurate in all respects as of the date of such rent roll. In respect of each Individual Property, (i) Borrower is the owner and lessor of landlord’s interest in the Leases in respect to such Individual Property and (ii) no Person has any possessory interest in such Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases or any Permitted Encumbrances. To Borrower’s knowledge, except as otherwise disclosed on the Certificate of Rent Roll, the current Leases are in full force and effect. None of Manager, Borrower, Guarantor or any Affiliate of Guarantor has received written notice that Borrower (or Borrower’s predecessor-in-interest) is in default under any Lease except for violations or defaults (A) that have been cured or (B) that do not, in the aggregate in respect of any Individual Property, have an Individual Material Adverse Effect on such Individual Property. Except (1) as set forth in the tenant estoppels delivered by Borrower to Lender on or prior to the Closing Date or in the Certificate of Rent Roll and (2) if the same, either individually or in the aggregate, would not have an Individual Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect, as of the Closing Date (a) none of Manager, Borrower (or Borrower’s predecessor-in-interest), Guarantor or any Affiliate of Guarantor has delivered a written notice to a Tenant at any Individual Property that it is in default under its Lease (other than notices relating to defaults that have been cured by such tenant) and no Tenant is in monetary or, to Borrower’s actual knowledge, material non-monetary default under its Lease, (b) all security deposits in respect of each Individual Property are held by Borrower in accordance with applicable law, (c) except as set forth on Schedule X hereto, no Rent has been paid by any Tenant at any Individual Property more than one (1) month in advance of its due date, and (d) all work to be performed by Borrower under each Lease in respect of each Individual Property has been performed as required and has been accepted by the applicable Tenant. As of the Closing Date, except as otherwise disclosed on Schedule XI hereto, no Tenant has a right or option pursuant to its Lease or otherwise to purchase all or any part of the Individual Property to which such Lease relates. Except if the same, either individually or in the aggregate, would not have an Individual Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect, and except as set forth on Schedule XV hereto, as of the Closing Date, no Tenant has a right or option pursuant to its Lease or otherwise to terminate such Lease prior to the scheduled expiration date thereof, other than any such right or option that is conditional upon the occurrence of certain events of circumstances. Borrower has not, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assigned, transferred, encumbered, hypothecated, pledged or granted a security interest in any of the Leases or its interest therein, other than pursuant to the Loan Documents.

4.1.27 Survey. The Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto.

4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business has been for the preceding four months (or, if less, the entire period of the existence of Borrower), and is as of the Closing Date, the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the state of Delaware.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Properties to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid, and, under current Legal Requirements, the Mortgages are enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a) Borrower and each SPE Constituent Entity is a Special Purpose Entity.

(b) The representations and warranties set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any amendment or amendment and restatement of any of Borrower’s organizational documents on or prior to the Closing Date has been accomplished in accordance with, and was permitted by, the relevant provisions of each such organizational document (as the same existed prior to such amendment or amendment and restatement).

(d) All of the stated facts and assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all material respects. Borrower and each SPE Constituent Entity have complied with all of the stated facts and assumptions made with respect to Borrower and each SPE Constituent Entity in the Insolvency Opinion. Borrower and each SPE Constituent Entity have complied with all of the stated facts and assumptions made with respect to Borrower in any Additional Insolvency Opinion. Each entity other than Borrower and each SPE Constituent Entity with respect to which an assumption is made or a fact stated in the Insolvency Opinion and any Additional Insolvency Opinion have complied with all of the assumptions made and facts stated with respect to it in the Insolvency Opinion and any such Additional Insolvency Opinion.

4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32 Illegal Activity. No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. To Borrower’s actual knowledge, all information submitted by and on behalf of Borrower, Guarantor and Manager to Lender and in all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Guarantor and Manager in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. The foregoing representation shall not apply to any such financial information that constitutes projections, provided that Borrower represents and warrants that it has no reason to believe that such projections are materially inaccurate. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has or might have an Individual Material Adverse Effect with respect to any Individual Property or an Aggregate Material Adverse Effect. Borrower, Guarantor and Manager have disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. None of the funds or other assets of Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person. No Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, and none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Cash Management Account.

(a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account or the Cash Management Account;

(b) Each of the Lockbox Account and Cash Management Account constitutes a “deposit account” and/or “securities account” within the meaning of the Uniform Commercial Code as in effect in the State of New York;

(c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities, and Borrower has not consented to the Lockbox Bank or Agent complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender;

(d) The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee; and

(e) None of the Properties are subject to any cash management system (other than pursuant to the Loan Documents), and Borrower has prepared the Tenant Direction Letters, which Tenant Direction Letters (i) direct the Tenants to deposit all Rents directly into the Lockbox Account, (ii) state that any and all existing tenant instruction letters issued in connection with any previous financing are terminated, and (iii) shall be delivered to the Tenants as required by Section 2.7.1(b).

4.1.37 Reciprocal Easement Agreement. To Borrower’s actual knowledge, each Reciprocal Easement Agreement is in full force and effect. Neither the applicable Borrower nor, to Borrower’s actual knowledge, any other party to the Reciprocal Easement Agreement, is in default under any of the material provisions thereof (except for violations or defaults that have been cured or that have not resulted, or would not reasonably be expected to result, individually or in the aggregate, in an Individual Material Adverse Effect). Borrower has not delivered a written notice to any party under a Reciprocal Easement Agreement that it is in default thereunder (other than notices relating to defaults that have been cured by such party) and no such party to a Reciprocal Easement Agreement is in monetary or, to Borrower’s actual knowledge, material non-monetary default under such Reciprocal Easement Agreement (except for defaults that do not have, or would not reasonably be expected to result in, individually or in the aggregate, an Individual Material Adverse Effect on the applicable Individual Property).

4.1.38 Underwriting Representations. Borrower hereby represents, warrants and covenants that, each Borrower:

(a) is and always has been duly formed, validly existing, and in good standing in the state of its organization and in all other jurisdictions where it is qualified to do business;

(b) to Borrower’s actual knowledge, has no judgments or liens of any nature against it except for tax liens not yet due;

(c) is in compliance with all laws, regulations and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;

(d) is not involved in any dispute with any taxing authority;

(e) to Borrower’s knowledge, has paid all taxes which it owes;

(f) has never owned any real property other than the Individual Property or Individual Properties reflected on Schedule VI as being owned by it (individually or collectively, as the context may dictate, the “Transaction Property”), and personal property necessary or incidental to its ownership or operation of the Transaction Property and has never engaged in any business other than the ownership and operation of the Transaction Property;

(g) is not now, nor has ever been, party to any lawsuit, arbitration, summons or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full; and

(h) has no material contingent or actual obligations that are not related to the Transaction Property.

4.1.39 Equipment, Fixtures and Personal Property. Borrower is the owner of all of the Equipment, Fixtures and Personal Property located on or at each Individual Property, other than any such Equipment, Fixtures and Personal Property which have been leased by Borrower as permitted under the terms of this Agreement. All of the Equipment, Fixtures and Personal Property are sufficient to operate each Individual Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.40 Ground Lease. Borrower hereby represents and warrants to Lender the following with respect to each Ground Lease (provided that each such representation and warranty shall be deemed to be qualified by any matters disclosed on Schedule XII hereto):

(a) Recognized Mortgagee. In case of the Ground Lease Property subject to such Ground Lease, Lender is required by such Ground Lease to be recognized by the Ground Lessor thereunder as a permitted mortgagee of the Ground Lease Property.

(b) Recording; Modification. Such Ground Lease (or a memorandum thereof) was recorded in the applicable recording office and with the related recording information respectively set forth on Schedule IV hereto. Such Ground Lease permits the interest of Borrower to be encumbered by a mortgage (provided that such mortgage is at all times subject and subordinate to the Ground Lease) or the Ground Lessor thereunder has approved and consented to the encumbrance of the applicable Ground Lease Property by the related Mortgage. There have not been amendments or modifications to the terms of such Ground Lease since recordation of the same (or a memoranda thereof). Such Ground Lease provides that it may not be terminated, surrendered or amended without the prior written consent of Lender as a mortgagee of the interest of Borrower other than any provisions thereof that provides that the Ground Lessor thereunder may exercise its remedies in accordance with such Ground Lease if the obligations of Borrower under the Ground Lease are not performed or cured by such mortgagee as provided in the Ground Lease.

(c) No Liens. Except for the Permitted Encumbrances and other encumbrances of record, Borrower’s interest in such Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the related Mortgage other than the applicable Ground Lessor’s related fee interest.

(d) Ground Lease Assignable. Borrower’s interest in such Ground Lease is assignable to Lender, the purchaser at any foreclosure sale or the transferee under a deed or assignment in lieu of foreclosure in connection with the foreclosure of the Lien of the related Mortgage or transfer of Borrower’s leasehold estate by deed or assignment in lieu of foreclosure, in each case, without the consent of the Ground Lessor thereunder. After any assignment pursuant to the foregoing, such Ground Lease is further assignable by the applicable transferee and its successors and assigns without the consent of the Ground Lessor thereunder.

(e) Default. Such Ground Lease is in full force and effect. No default has occurred on the part of Borrower under such Ground Lease nor, to Borrower’s actual knowledge, has any default occurred on the part of the Ground Lessor thereunder (except, in each case, any such default which has previously been cured). There exists no condition which, but for the passage of time or the giving of notice, could result in (i) a default by Borrower under the terms of such Ground Lease or (ii) to Borrower’s actual knowledge, a default by the Ground Lessor thereunder under the terms of such Ground Lease.

(f) Notice. Such Ground Lease requires the Ground Lessor thereunder to give Lender as a mortgagee of the interest of Borrower a copy of each notice of default or event of default under such Ground Lease at the same time as it gives notice of default to Borrower, and no such notice of default or event of default shall be deemed effective unless and until a copy thereof shall have been so given to Lender as a mortgagee of the interest of Borrower. Such Ground Lease further requires the Ground Lessor thereunder to give notice to Lender as a mortgagee of the interest of Borrower if such Ground Lease is terminated by reason of an event of default under such Ground Lease.

(g) Cure. Lender as a mortgagee of the interest of Borrower is permitted the opportunity to cure any default by Borrower under such Ground Lease before the Ground Lessor thereunder may terminate such Ground Lease.

(h) Term. Such Ground Lease has a term which extends at least twenty (20) years beyond the Maturity Date (including any unexercised option periods, which may be exercised by Lender upon the terms and subject to the conditions set forth in Section 5.1.28(h) hereof).

(i) New Lease. Such Ground Lease requires the Ground Lessor thereunder to enter into a new lease upon termination of such Ground Lease for any reason, including rejection or disaffirmation of such Ground Lease in a bankruptcy proceeding.

(j) Insurance Proceeds and Condemnation Awards. The terms of such Ground Lease and the related Mortgage, taken together, provide that any related insurance and condemnation proceeds that are paid or awarded with respect to the leasehold interest demised by such Ground Lease will be applied either to the repair or restoration of all or part of the applicable Ground Lease Property or to Lender to apply as otherwise provided in this Agreement.

(k) Subleasing. Such Ground Lease generally permits subleasing by Borrower without the consent of the Ground Lessor thereunder.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V — BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Mortgages encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Properties (and the use thereof), including, without limitation, building and zoning ordinances and codes and certificates of occupancy. There shall never be committed by Borrower, and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and any Individual Property; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Subject to Section 7.2 hereof, Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable. Borrower shall, not later than ten (10) Business Days after receipt of a written request from Lender, deliver to Lender receipts for payment or other evidence reasonably satisfactory to Lender that all Taxes and Other Charges that are due and payable at such time have been duly paid by Borrower prior to delinquency (provided, however, that Lender shall have no right to deliver such written request to Borrower during any period that such Taxes and Other Charges are being paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties (other than any such utilities which are, pursuant to the terms of any Lease, required to be paid by the Tenant thereunder directly to the applicable service provider). After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (f) Borrower shall furnish such security as may be reasonably required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the related Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, any SPE Constituent Entity, Guarantor or any Individual Property which might materially adversely affect the condition of Borrower, any SPE Constituent Entity or Guarantor (financial or otherwise) or business or any Individual Property.

5.1.4 Access to Properties. Subject to the rights of Tenants, Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in the condition of Borrower, any SPE Constituent Entity or Guarantor, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall, in a timely manner, observe, perform and satisfy all the terms, provisions, covenants and conditions of the Loan Documents executed and delivered by, or applicable to, Borrower, and shall pay when due all costs, fees and expenses of Lender, to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender, in accordance with the relevant provisions of this Agreement, the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the reasonable expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Supplemental Mortgage Affidavits. Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages. If at any time Lender determines, based on applicable law, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable recording, stamp and like taxes not having been paid upon the execution and recordation of any Mortgage, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property (as set forth as the Allocated Loan Amount on Schedule V annexed hereto) for which all applicable taxes have been paid to an amount determined by Lender to be equal to the lesser of (a) the greater of the fair market value of the applicable Individual Property (i) as of the Closing Date and (ii) as of the date such supplemental affidavits are to be delivered to Lender, and (b) the amount of the Debt attributable to any such Individual Property (as set forth as the Allocated Loan Amount on Schedule V annexed hereto), and Borrower shall, on demand, pay any additional taxes.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to—be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other consistently applied accounting basis that is acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than twice in any calendar year (unless an Event of Default shall have occurred and be continuing, in which case no such restriction shall apply)) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, within one hundred and twenty (120) days following the end of each Fiscal Year, a complete copy of the annual financial statements of Borrower audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with GAAP (or such other consistently applied accounting basis that is acceptable to Lender) covering the Properties on a combined basis for such Fiscal Year and containing statements of profit and loss for Borrower and the Properties and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for Borrower and the Properties (on a combined basis) for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations, Capital Expenditures (for the avoidance of doubt, not including any contributions to the Replacement Reserve Account or the Required Repair Reserve Account) and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the Properties (on a combined basis) for the prior Fiscal Year, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (iii) a current rent roll for each Individual Property, (iv) a schedule reconciling Net Operating Income to Net Cash Flow for the Properties on a combined basis (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant and (v) an Officer’s Certificate certifying (1) that each annual financial statement, including each of the schedules described in the immediately preceding subclause (iv), present fairly the financial condition and the results of operations of Borrower, Mezzanine Borrower and the Properties being reported upon, (2) that such financial statements and schedules have been prepared in accordance with GAAP and (3) as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. All financial statements of Borrower required pursuant to this Section 5.1.11(b) shall also constitute the financial statements of Mezzanine Borrower.

(c) (i) Prior to the Securitization of the entire Loan, Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month, (A) an operating statement in respect of such calendar month and a calendar year-to-date operating statement (on a combined basis with respect to the Properties), noting Net. Operating Income, Net Cash Flow, Gross Income from Operations, Operating Expenses and Capital Expenditures

(for the avoidance of doubt, not including any contributions to the Replacement Reserve Account and the Required Repair Reserve Account), and containing a comparison of (A) such information for (I) in respect of the operating statement in respect of such calendar month, the same calendar month in the immediately preceding calendar year, and (II) in respect of the operating statement in respect of the calendar year-to-date, the corresponding time period of the immediately preceding calendar year, and (B) budgeted income and expenses and the actual income and expenses for such calendar month, and (C) upon Lender’s request, other information reasonably necessary and sufficient to fairly represent the financial position and results of operation of the Properties (on a combined basis) during such calendar month. Each such monthly report shall be accompanied by an Officer’s Certificate stating that the items provided are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Properties on a combined basis as well as, where applicable, the financial condition and results of operations of each Individual Property, for the applicable calendar month. The reports and statements provided by Borrower pursuant to this Section 5.1.11(c) may be prepared in accordance with the accounting standards otherwise utilized by Borrower on a consistent basis for interim financial reporting and need not be prepared in accordance with GAAP.

(ii) During any Cash Sweep Period (regardless of whether occurring before or after any Securitization of the Loan), Borrower will furnish, or cause to be furnished (without duplication of any item furnished to Lender pursuant to clause (i) above) on or before thirty (30) days after the end of each calendar month, (A) an operating statement in respect of such calendar month and a calendar year-to-date operating statement (on a combined basis with respect to the Properties), (B) a current rent roll for each Individual Property, and (C) upon Lender’s request, other information maintained by Borrower in the ordinary course of business that is reasonably necessary and sufficient to fairly represent the financial position and results of operation of the Properties (on a combined basis) during such calendar month. The reports and statements provided by Borrower pursuant to this Section 5.1.11(c) may be prepared in accordance with the accounting standards otherwise utilized by Borrower on a consistent basis for interim financial reporting and need not be prepared in accordance with GAAP.

(d) Borrower will furnish, or cause to be furnished, to Lender, on or before sixty (60) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Properties on a combined basis as well as, where applicable, the financial condition and results of operations of each Individual Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject period for each Individual Property and (ii) quarterly and year-to-date operating statements prepared for each calendar quarter, noting Net Operating Income, Net Cash Flow, Gross Income from Operations, and Operating Expenses and Capital Expenditures (for the avoidance of doubt, not including any contributions to the Replacement Reserve Account and the Required Repair Reserve Account), and for the Properties (on a combined basis), and, upon Lender’s request, other information reasonably necessary and sufficient to fairly represent the financial position and results of operation of the Properties (on a combined basis) during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses for the applicable calendar quarter, together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender; (iii) a calculation reflecting the annual

Debt Service Coverage Ratio for the immediately preceding three (3), six (6), and twelve (12) month periods as of the last day of such quarter; (iv) a Net Cash Flow Schedule; and (v) for informational purposes only, an accounts receivable report for the Properties. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days unless such amounts are being contested pursuant to the terms hereof. All financial statements of Borrower required pursuant to this Section 5.1.11(d) shall also constitute the financial statements of Mezzanine Borrower.

(e) For each annual budgeting period following the partial annual budgeting period commencing on the Closing Date, Borrower shall submit to Lender an Annual Budget not later than fifteen (15) days prior to the commencement of such annual budgeting period in form reasonably satisfactory to Lender. In respect of the partial annual budgeting period commencing on the Closing Date, Borrower has submitted the existing Annual Budget to Lender on or prior to the Closing Date. The Annual Budget shall be for informational purposes only, provided that, during any Cash Sweep Period, the Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”), which approval shall not be unreasonably withheld or conditioned. Lender shall grant or deny, in writing to Borrower with a reasonable explanation of any objections, any consent required hereunder within fifteen (15) days after the receipt of the applicable proposed Annual Budget. In the event that Lender fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the Annual Budget with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fifteen (15) days from the date Lender receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered. In the event that Lender timely disapproves a proposed Annual Budget in accordance with the foregoing, Borrower shall promptly revise such Annual Budget and resubmit the same to Lender (and each such resubmittal shall be subject to the provisions of this Section 5.1.11(e) as if the applicable proposed Annual Budget were being submitted to Lender for its initial review of the same, provided that the aforesaid fifteen (15) day period shall be ten (10) days in connection with any such resubmittal). Borrower shall promptly revise each proposed Annual Budget and resubmit the same to Lender in accordance with the foregoing until Lender approves the proposed Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, each line item of such Approved Annual Budget shall be increased by five percent (5%) (other than the line items in respect of Taxes, Insurance Premiums and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses). In the event that, during any Cash Sweep Period, Borrower proposes to incur an extraordinary operating expense or capital expense that is not consistent with the Approved Annual Budget (each an “Extraordinary Expense”), Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, such approval not to be unreasonably withheld, conditioned or delayed.

(f) Intentionally omitted.

(g) Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant designated by Lender, provided that such financial and sales information shall be provided by Borrower only if (i) the same is in the possession of Borrower or is otherwise required to be provided by the applicable Tenant pursuant to the terms of its Lease, (ii) Borrower is not prohibited from disclosing the same, whether pursuant to any provisions of the applicable Lease or any other agreement entered into by Borrower and the applicable Tenant prior to the date of Lender’s request, (iii) the same is not publicly available upon reasonable inquiry, and (iv) the Tenant as to which such information is requested is one of the three (3) largest Tenants at the applicable Individual Property, calculated on the basis of aggregate rentable square footage leased by such Tenant and such Tenant’s Affiliates under one or more Leases at such Individual Property.

(h) Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with GAAP (or such other consistently applied accounting basis that is acceptable to Lender), which shall include an annual balance sheet and profit and loss statement of Guarantor.

(i) Any reports, statements or other information required to be delivered under this Agreement shall be delivered in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files), provided that Borrower may elect to provide the same also in paper form and/or on a diskette. Borrower agrees that Lender may disclose information regarding the Properties and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with a Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management, leasing and operation of the Properties. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties. Borrower shall, at all times during the term of the Loan, continue to own or lease all Equipment, Fixtures and Personal Property which are necessary to operate the Properties in the manner in which they are currently operated, provided that the foregoing shall not be deemed to prohibit or restrict any Permitted Equipment Transfer.

5.1.13 Title to the Properties. Borrower will warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages and the Assignments of Leases on the Properties, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees, costs and expenses) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that any Mortgage encumbering one or more Individual Properties is foreclosed in whole or in part or that such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Guarantor or any of their respective constituent Persons or an assignment by Borrower, Guarantor or any of their respective constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees, costs and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within fifteen (15) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided, however, Borrower shall not be required to provide such statement more often than two (2) times in any calendar year.

(b) Upon the written request of Lender (i) prior to the Securitization of the entire Loan, and (ii) at any time that an Event of Default is continuing (whether the same is continuing prior to or following a Securitization), Borrower shall use commercially reasonable efforts to deliver to Lender tenant estoppel certificates from each Tenant, in form and substance reasonably satisfactory to Lender, provided that Borrower shall not be required to deliver such certificates more frequently than once in any calendar year.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Intentionally Omitted.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions or, if any of such representations require qualification on such date, setting forth such qualifications in detail, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, each SPE Constituent Entity and Guarantor as of the date of such Securitization.

5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20 Leasing Matters. (a) Any Major Lease, including any amendment, modification or supplement thereto, executed after the Closing Date shall be subject to the approval of Lender, which approval shall not be unreasonably withheld. Upon request, Borrower shall furnish Lender with executed copies of such Leases as are identified by Lender (including all Leases, if requested by Lender, provided that Borrower shall not be required to deliver copies of all Leases more frequently than two (2) times in any calendar year). All renewals of Leases and all proposed Leases shall provide for rental rates and other terms comparable or superior to then-existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would have any materially adverse effect on Lender’s rights under the Loan Documents or the value of the applicable Individual Property. All Leases executed after the Closing Date shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the Tenant agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Lender, at the request of Borrower, shall enter into a subordination, attornment and non-disturbance agreement in the form attached hereto as Exhibit A (with such modifications thereto as may be reasonably acceptable to Lender) or in such other form that is reasonably satisfactory to Lender and such Tenant (a “Non-Disturbance Agreement”) with any Tenant entering into a Material Lease, including a Major Lease (other than a Lease to an Affiliate of Borrower), after the Closing Date. All actual and reasonable, out-of-pocket costs and expenses of Lender and Servicer in connection with the negotiation, preparation, execution and delivery by Lender and Servicer of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements and the current fee being assessed by Servicer in connection therewith, shall be paid by Borrower.

(b) Borrower shall (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved and (iii) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

(c) Lender shall grant or deny with a reasonable explanation any consent required hereunder within fifteen (15) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fifteen (15) days from the date Lender receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

5.1.21 Alterations. (a) Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements (“Alterations”), including tenant improvements, which consent shall not be unreasonably withheld except with respect to Alterations that would reasonably be expected to result in an Individual Material Adverse Effect on the applicable Individual Property. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any (i) Required Repairs, (ii) Alterations performed pursuant to (A) the provisions of any Major Lease that is approved (or deemed approved) by Lender in accordance with Section 5.1.20 hereof, and (B) any other Lease that is approved in writing by Lender, provided that, in each case, Lender shall have expressly approved the estimated cost and scope of such Alterations at the time Lender approved such Major Lease or other Lease, (iii) Preapproved Alterations, (iv) Alterations to Improvements located wholly on an Outparcel or Partial Release Parcel pursuant to a Permitted Parcel Ground Lease (provided that the cost of such Alterations is borne solely by the applicable Tenant), and (v) Alterations that are not reasonably expected to result in an Individual Material Adverse Effect on the applicable Individual Property, provided that, in the case of Alterations pursuant to the foregoing subclause (v), such Alterations (1) are made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the Closing Date or pursuant to any Major Lease that is approved (or deemed approved) by Lender in accordance with Section 5.1.20, (2) do not adversely affect any structural component of any Improvements and the aggregate cost thereof does not exceed the Threshold Amount, or (3) are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement. Lender shall grant or deny with a reasonable explanation any consent required hereunder within fifteen (15) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender if (x) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (y) Lender does not approve or reject with a reasonable explanation the applicable request within fifteen (15) days from the date Lender receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

(b) If the total unpaid amounts due and payable with respect to Alterations at any Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases and any amounts to be paid in respect of Preapproved Alterations with respect to such Individual Property) shall at any time exceed the Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such excess amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following (as applicable, the “Alterations Deposit”): (I) cash, (II) U.S. Obligations, (III) other securities having , a rating reasonably acceptable to Lender and in respect of which, at Lender’s option, Borrower has obtained a Rating Agency Confirmation from the applicable Rating Agencies or (IV) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Lender and in respect of which, at Lender’s option, Borrower has obtained a Rating Agency Confirmation from the applicable Rating Agencies. Each such Alterations Deposit shall be (A) in an amount equal to the excess of the total unpaid amounts with respect to the applicable Alterations on the applicable Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and (B) disbursed from time to time by Lender to Borrower for completion of the Alterations at the applicable Individual Property upon the satisfaction of the following conditions: (1) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Alterations for which payment is requested, (2) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, and (3) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the Alterations at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, (y) identifying each contractor that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement and (z) stating that each such contractor has been paid in full upon such disbursement. Each Alterations Deposit shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.1.21(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. Upon the completion of the Alterations in respect of which any Alteration Deposit is being held, Lender shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (1) on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default shall be continuing and (2) such request shall be accompanied by an Officer’s Certificate stating that the Alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with Alterations (to the extent not received by Lender in connection with prior disbursement requests) and stating that each contractor providing services in connection with the Alterations has been paid in full.

5.1.22 Operation of Property. (a) Borrower shall cause the Properties to be operated, in all material respects, in accordance with the Management Agreement. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the

Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement (without duplication of any item being delivered to Lender pursuant to Section 5.1.11 hereof); and (iv) enforce the performance and observance in all material respects of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23 Operations and Maintenance Program. Each Borrower that owns an Individual Property identified on Schedule VII shall implement, within no more than ninety (90) days after the Closing Date, and diligently comply in all respects with, the terms, conditions and requirements of an operations and maintenance program, all in accordance with the terms of the applicable O&M Agreements. Each operations and maintenance program adopted by each such Borrower, as aforesaid, shall be in compliance with all applicable Legal Requirements and shall be subject to the reasonable approval of Lender. Each such Borrower shall comply with the recommendations identified in each Phase I environmental assessment for each such Borrower’s Individual Property.

5.1.24 Mold Mitigation Protocol. Each Borrower that owns an Individual Property identified on Schedule VIII shall implement, within no more than ninety (90) days after the Closing Date, and diligently comply in all respects with, the terms, conditions and requirements of a Moisture and Mold Mitigation Protocol for each such Individual Property. Each Moisture and Mold Mitigation Protocol shall be in compliance with all applicable Legal Requirements and shall be subject to the reasonable approval of Lender.

5.1.25 Updated Appraisals. During the continuance of an Event of Default or if Lender otherwise reasonably believes that an Event of Default is imminent, Lender may commission (or Lender may request that Borrower commission directly) an updated appraisal of one or more of the Properties then remaining subject to the Lien of a Mortgage. Borrower shall pay directly or promptly reimburse Lender for, as applicable, the costs and expenses of obtaining all such updated appraisals.

5.1.26 Principal Place of Business, State of Organization. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in each Individual Property as a result of any change in its principal place of business or place of organization. Borrower shall cause its principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, to continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If any Borrower does not now have an organizational identification number and later obtains one, such Borrower promptly shall notify Lender of such organizational identification number.

5.1.27 Embargoed Person. Borrower shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any SPE Constituent Entity and Guarantor shall constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, any SPE Constituent Entity or Guarantor, as applicable, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, any SPE Constituent Entity or Guarantor, as applicable, shall be derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Individual Property to be subject to forfeiture or seizure.

5.1.28 Ground Lease. (a) Borrower shall, at its sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Borrower as lessee under each Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under such Ground Lease).

(b) If Borrower shall be in default under any Ground Lease, then, subject to the terms of such Ground Lease, Borrower shall grant Lender the right (but not the obligation) (i) to cause the default or defaults under such Ground Lease to be remedied and (ii) otherwise exercise any and all rights of Borrower under such Ground Lease, as may be necessary to cure such default or defaults and (iii) subject to the rights of Tenants under the Leases with respect to the applicable Ground Lease Property, to enter all or any portion of the applicable Ground Lease Property, at such times and in such manner as Lender reasonably deems necessary, in order to cure any such default, provided that, in each case, such actions are necessary to protect Lender’s interest in the applicable Ground Lease Property pursuant to the Loan Documents. In the event that a default on the part of the applicable Borrower is continuing under a Ground Lease and Lender has the right to cure the same in accordance with the foregoing, Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may be required to permit Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the applicable Ground Lease Property or to take such other action as may be required in order to enable Lender to effect such cure or remedy. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to protect Lender’s interest in the applicable Ground Lease Property pursuant to the Loan Documents (including, without limitation, the right to effectuate any extension or renewal of such Ground Lease in accordance with Section 5.1.28(h) below and to take any action necessary to cure or remedy the matter in default under such Ground Lease), and the above powers granted to Lender are coupled with an interest and shall be irrevocable.

(c) Any actions or payments of Lender to cure any default by Borrower under a Ground Lease in accordance with Section 5.1.28(b) above shall not remove or waive, as between Borrower and Lender, any Default or Event of Default arising by virtue of such default unless and until Borrower shall have paid to Lender all sums referenced in the immediately succeeding sentence. All sums expended by Lender to cure any default by Borrower under any Ground Lease in accordance with Section 5.1.28(b) shall constitute a portion of the Debt and shall be paid by Borrower to Lender, upon demand, with interest on such sum at the Default Rate from the date such sum is expended to and including the date the reimbursement payment is made to Lender.

(d) Borrower shall notify Lender promptly in writing of (i) the occurrence of any material default by any Ground Lessor of which Borrower is aware, (ii) the occurrence of any event of which Borrower is aware that, with the passage of time or service of notice, or both, would constitute a material default by any Ground Lessor, or (iii) Borrower becoming aware (whether upon the receipt by Borrower of a written notice from any Ground Lessor or otherwise) of the occurrence of (or any claim by a Ground Lessor that there has occurred) any default by Borrower under such Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Borrower under such Ground Lease. Borrower shall promptly deliver to Lender a copy of any written notice of default referenced in the foregoing subclause (iii) unless Lender has advised Borrower that it already received notice of the same from the applicable Ground Lessor.

(e) Within ten (10) days after receipt of a written request from Lender, Borrower shall use commercially reasonable efforts to obtain and furnish to Lender an estoppel certificate of the Ground Lessor under any Ground Lease identified by Lender stating (i) the date through which rent has been paid thereunder, (ii) that such Ground Lessor is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist, setting forth a description of such default and the steps being taken to cure such default and (iii) such other Ground Lessor’s knowledge, Borrower is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist, a description of such default and the steps being taken to cure such default, provided that Borrower shall not be required to deliver such certificates in respect of a particular Ground Lease more frequently than once in any calendar year.

(f) Notwithstanding anything to the contrary contained in this Agreement with respect to any Ground Lease:

(i) The Lien of the related Mortgage attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, including, without limitation, all of Borrower’s rights to remain in possession of applicable Ground Lease Property.

(ii) Borrower shall not, without Lender’s prior written consent, elect to treat any Ground Lease as terminated under subsection 365(h)(1) of the Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

(iii) As security for the Debt, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights to the payment of damages arising as a result of any rejection of a Ground Lease by the applicable Ground Lessor under the Bankruptcy Code. Lender and Borrower shall proceed jointly or in the name of Borrower (as determined by Lender and Borrower upon consultation with each other in good faith) in respect of any claim, suit, action or proceeding relating to the rejection of any Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of any Ground Lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of any Ground Lease as aforesaid shall be applied (1) first, to all reasonable costs and expenses of Lender (including, without limitation, reasonable attorney’s fees and costs) actually incurred in connection with the exercise of any of its rights or remedies pursuant to this Section 5.1.28 and (2) second, to the Debt. The Allocated Loan Amount for the Individual Property with respect to which such rejection damages were paid shall be reduced in an amount equal to the amount applied to the Debt pursuant to the foregoing subclause (2).

(iv) If, pursuant to subsection 365(h) of the Bankruptcy Code, Borrower seeks to offset, against the rent reserved in any Ground Lease, the amount of any damages caused by the nonperformance by the applicable Ground Lessor of any of its obligations thereunder after the rejection by such Ground Lessor of such Ground Lease under the Bankruptcy Code, then Borrower shall not effect any offset of such amounts unless it shall have provided written notice to Lender of its intent to do so and Lender shall have consented thereto (provided that Lender shall be deemed to have consented thereto if is shall fail to object to the same in writing to Borrower within ten (10) days after receipt of the aforesaid written notice from Borrower), in which case Borrower may proceed to offset the amounts set forth in Borrower’s notice.

(v) If any action, proceeding, motion or notice shall be commenced or filed in respect of any Ground Lessor of all or any part of any Ground Lease Property in connection with any case under the Bankruptcy Code, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all reasonable costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the Lien of the Mortgages and the other Loan Documents.

(g) Borrower shall telephonically notify Lender of any filing by or against any Ground Lessor of a petition under the Bankruptcy Code promptly after obtaining knowledge of such filing. Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender a copy of any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

(h) Borrower shall (i) exercise each option or right to renew or extend the term of any Ground Lease in accordance with the terms of such Ground Lease at least one hundred twenty (120) days prior to the last date on which Borrower may exercise such option or right pursuant to the terms of such Ground Lease, (ii) give prompt written notice to Lender upon any such exercise and (iii) execute, acknowledge, deliver and record any document reasonably requested by Lender to evidence the continuation of the Lien of the related Mortgage on the applicable Ground Lease Property during such extended or renewed lease term; provided, however, that

Borrower shall not be required to exercise any particular option or right to renew or extend to the extent Borrower shall have received the prior written consent of Lender to such non-exercise (which consent may be withheld by Lender in its sole and absolute discretion). If Borrower shall fail to deliver to Lender evidence satisfactory to Lender that Borrower has exercised any such option or right that Borrower is required to exercise pursuant to this Section 5.1.28(h) on or prior to the date that is one hundred twenty (120) days prior to the last date on which Borrower may exercise such option or right pursuant to the terms of such Ground Lease, Lender may exercise such option or right as Borrower’s agent and attorney-in-fact as provided in Section 5.1.28(f) above, in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its sole and absolute discretion.

(i) Any acquisition of any Ground Lessor’s interest in any Ground Lease by Borrower or any Affiliate of Borrower shall be accomplished by Borrower or such Affiliate in such a manner so as to avoid a merger of the interests of the lessor under such Ground Lease, and the lessee under such Ground Lease, unless consent to such merger is granted by Lender.

(j) Borrower shall pay all Monthly-Basis Ground Rent as the same become due and payable under the applicable Ground Leases. Borrower shall, not later than ten (10) Business Days after receipt of a written request from Lender, deliver to Lender evidence, reasonably satisfactory to Lender, of payment of the Monthly-Basis Ground Rent in respect of any applicable Ground Lease (provided, however, that Lender shall have no right to deliver such written request to Borrower during any period that such Monthly-Basis Ground Rent is being paid by Lender pursuant to Section 7.6 hereof).

5.1.29 Special Purpose Entity/Separateness. (a) Borrower and each SPE Constituent Entity shall each be and continue to be a Special Purpose Entity.

(b) Borrower and each SPE Constituent Entity will comply with all of the stated facts and assumptions made with respect to Borrower and each SPE Constituent Entity in the Insolvency Opinion. Borrower and each SPE Constituent Entity will comply with all of the stated facts and assumptions made with respect to Borrower in any Additional Insolvency Opinion. Each entity other than Borrower and each SPE Constituent Entity with respect to which an assumption is made or a fact stated in the Insolvency Opinion and any Additional Insolvency Opinion will comply with all of the assumptions made and facts stated with respect to it in the Insolvency Opinion and any such Additional Insolvency Opinion. Borrower covenants that, in connection with any Additional Insolvency Opinion, it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(c) Borrower shall provide Lender with thirty (30) days’ prior written notice prior to the removal of an Independent Director or Independent Manager of Borrower or any SPE Constituent Entity and Borrower shall not remove any such Independent Director or Independent Manager without Cause (as defined in the organizational documents of Borrower or such SPE Constituent Entity, as applicable).

Section 5.2 Negative Covenants. From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgages in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate or cancel the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as (A) the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement (provided that, in the event that such Qualified Manager is an Affiliate of Borrower or Guarantor, Borrower shall deliver an acceptable Additional Insolvency Opinion covering such Qualified Manager if such Qualified Manager was not covered by the Insolvency Opinion) and (B) other than in any case in which the proposed replacement manager is (1) a Person that is under common Control with Existing Manager or (2) a Person that is under common Control with the Guarantor Successor (provided such proposed Replacement Manager constitutes a Qualified Manager under clause (c) of the definition thereof), no Permitted Guarantor Merger Transaction shall have occurred within six (6) weeks prior to the date of such replacement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2 Liens; Utility and Other Easements. (a) Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except Permitted Encumbrances.

(b) Borrower may, without the consent of Lender, (i) make Transfers of immaterial portions of any one or more Individual Properties to Governmental Authorities for dedication or. public use, or to third parties for private use as roadways or for access, ingress or egress, or (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines, telecommunications leases and other utilities, provided that no such conveyance, grant, conveyance or encumbrance shall impair the utility and operation of the affected Individual Property or have an Individual Material Adverse Effect on such Individual Property. In connection with any such grant, conveyance or encumbrance, if requested by Borrower, Lender shall execute and deliver any instrument necessary or reasonably appropriate and in the form reasonably acceptable to the Lender evidencing its consent to such grant, conveyance or encumbrance (and, in the case of any such Transfer as described in the preceding subclause (i), a release of such portion of the Individual Property from the Lien of the applicable Mortgage and, in the case of any easement, covenant, reservation or right-of-way as described in the preceding subclause (ii), the subordination of the Lien of the Mortgage encumbering the affected Individual Property to such easement, covenant, reservation or right-of-way) upon receipt by Lender of:

(A) thirty (30) days’ prior written notice thereof;

(B) a copy of the easement, covenant, reservation or right of way;

(C) an Officer’s Certificate stating (I) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (II) that such Transfer, easement, covenant, reservation or right of way does not have an Individual Material Adverse Effect on the applicable Individual Property; and

(D) reimbursement of all of Lender’s reasonable costs and expenses incurred in connection with such grant, conveyance or encumbrance (and such consent, release of Lien or instrument of subordination).

If Borrower shall receive any consideration in connection with any Transfers or grants consummated in accordance with this Section 5.2.2(b), Borrower shall have the right to use any such consideration in connection with any Alterations performed in connection with such Transfer or grant, provided that, to the extent any such consideration is not used in connection with such Alterations (or any such consideration exceeds the amount required to perform such Alterations), Borrower shall promptly deposit the consideration or such excess amount, as the case may be, into the Cash Management Account.

5.2.3 Dissolution; Amendment of Organizational Documents. Borrower shall not, without obtaining the consent of Lender (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership, leasing, maintenance and operation of the Properties, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause or permit any SPE Constituent Entity to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPE Constituent Entity would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of such SPE Constituent Entity, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 shall be deemed to apply to any Transfers, and for the avoidance of doubt, the rights of Borrower to effectuate Transfers is governed solely by Section 5.2.10 hereof.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance with Section 5.2.14 hereof or forgiveness in the ordinary course of Borrower’s business of Rent in arrears in connection with a settlement with a Tenant under a Lease, provided that in the case of a Major Lease, the amount of Rent so forgiven is less than the aggregate amount of six (6) months’ basic Rent under such Major Lease) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.

5.2.8 Principal Place of Business and Organization. Borrower shall not change (or permit any other Person to change) its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.28 hereof) or its corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent may given or denied in Lender’s sole discretion. Borrower shall not change (or permit any Person to change) the place of its organization from the State of Delaware without the consent of Lender, which consent shall not be unreasonably withheld.

5.2.9 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit .plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members and (if Borrower is a trust) beneficial owners, as applicable, and principals of Borrower in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties.

(b) Without the prior written consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than, in either case, to the extent that such Transfer constitutes a Permitted Transfer. Any Transfer made without Lender’s prior written consent (to the extent that such consent is required pursuant to this Section 5.2.10) shall be null and void. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, the Sale or Pledge of a direct or indirect interest in an Excluded Entity shall not constitute a Transfer and may be effectuated by the applicable Person without the consent of, or any notice to, Lender.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell an Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of an Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d) Notwithstanding the provisions of this Section 5.2.10 but subject to the final two sentences of this Section 5.2.10(d), Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the stock, limited partnership interests or membership interests (provided that, in the case of any multi-member Restricted Party, excluding any interests of the managing member) (as the case may be) in a Restricted Party; provided, however, (i) no such Transfer shall result in the change of Control in a Restricted Party, (ii) as a condition to each such Transfer, Lender shall receive not less than thirty (30) days’ prior written notice of such proposed Transfer, and (iii) if after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and, following a Securitization, acceptable to the Rating Agencies. Notwithstanding anything contained in this Section 5.2.10(d), no Transfer of any direct ownership interests in any Borrower, any SPE Constituent Entity, any Mezzanine Borrower or any Mezzanine SPE Constituent Entity shall be permitted. In addition, at all times, Guarantor must continue to Control Borrower, each SPE Constituent Entity, Mezzanine Borrower and each Mezzanine SPE Constituent Entity and own, directly or indirectly, at least a fifty-one percent (51%) legal and beneficial interest in Borrower, each SPE Constituent Entity, Mezzanine Borrower and each Mezzanine SPE Constituent Entity.

(e) No Transfer of all of the Properties and assumption of the Loan shall occur during the period that is sixty (60) days prior to a Securitization or the period that is sixty (60) days after a Securitization. Otherwise, Lender’s consent to a one (1) time Transfer of all of the Properties and assumption of the entire Loan by the proposed Transferee (the “Transferee”) shall be given in Lender’s sole discretion provided that Lender receives sixty (60) days’ prior written notice of such Transfer and no Event of Default has occurred and is continuing at the time Lender receives such notice and at the time such Transfer is consummated. In determining whether to consent to any proposed Transfer pursuant to this Section 5.2.10(e), Lender may require or consider, without limitation, the following actions and matters:

(i) Borrower shall pay Lender a fee equal to one-half percent (0.5%) of the outstanding principal balance of the Loan at the time of such Transfer;

(ii) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);

(iii) Transferee or Transferee’s Sponsors must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Properties, which expertise shall be reasonably determined by Lender;

(iv) Transferee and Transferee’s Sponsors shall, as of the date of such Transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender;

(v) Transferee, Transferee’s Sponsors and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Sponsors (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vi) Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii) There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Sponsors or any Related Entities which is not reasonably acceptable to Lender;

(viii) Transferee, Transferee’s Sponsors and any Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(ix) Transferee and Transferee’s SPE Constituent Entities must be able to make all of the representations set forth in Sections 4.1.30, 4.1.35, and 4.1.38, and perform all of the covenants set forth in Sections 5.1.27, 5.1.29 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s SPE Constituent Entities shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender, and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(x) Following a Securitization, if required by Lender, Transferee shall be approved by the Rating Agencies rating the Loan, which approval, if required by Lender, shall take the form of a Rating Agency Confirmation with respect to such Transfer;

(xi) Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and the Environmental Indemnity or executed a replacement guaranty and/or environmental indemnity reasonably satisfactory to Lender;

(xii) Borrower shall deliver, at its sole cost and expense, an endorsement to each Title Insurance Policy, as modified by the assumption agreement, confirming the Lien of the Mortgages as a valid first lien on all of the Properties and naming the Transferee as owner of all of the Properties, which endorsements shall insure that, as of the date of the recording of the assumption agreement, the applicable Individual Property shall not be subject to any additional exceptions or Liens other than those contained in the applicable Title Insurance Policy issued on the Closing Date and the Permitted Encumbrances;

(xiii) Each Individual Property shall be managed by Qualified Manager (and, if the Qualified Manager managing any one or more Individual Properties prior to the Transfer is being replaced, the replacement Qualified Manager shall manage such Individual Properties pursuant to a Replacement Management Agreement);

(xiv) Borrower or Transferee, at its sole cost and expense, shall deliver to Lender (A) an Additional Insolvency Opinion in respect of such Transfer satisfactory in form and substance to Lender and (B) a fraudulent conveyance opinion in respect of such Transfer, each of which opinions may be relied upon by Lender and the Rating Agencies with respect to the proposed Transfer; and

(xv) if any Mezzanine Loan is still outstanding, the related Mezzanine Borrower shall have complied with all of the terms and conditions set forth in the related Mezzanine Loan Documents with respect to the Transfer and to effectuate the assumption of such Mezzanine Loan.

Immediately upon the consummation of a Transfer pursuant to this Section 5.2.10(e) (provided that Lender has consented thereto in accordance with the foregoing), each Borrower and Guarantor shall be released from all liability under this Agreement, the Note, the Mortgages and the other Loan Documents accruing after the date of such Transfer (other than to the extent such liability is expressly stated herein to survive). The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof if the same is reasonably requested by Borrower.

(f) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon the consummation of a purported Transfer that is prohibited (and as such, null and void) pursuant to the terms of this Section 5.2.10. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(g) Notwithstanding the provisions of this Section 5.2.10 but subject to the final two sentences of this Section 5.2.10(g), Lender’s consent shall not be required in connection with a Permitted Guarantor Merger Transaction; provided that, (i) Lender shall have received written notice of such proposed Permitted Guarantor Merger Transaction not less than sixty (60) days prior to the effective date thereof, (ii) prior to the effective date of such Permitted Guarantor Merger Transaction, Borrower shall have delivered to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and, following a Securitization, acceptable to the Rating Agencies, and (iii) Lender shall have received such documents, instruments, certificates, assignments and other writings to evidence, preserve and/or protect the Properties as Lender may reasonably require. Lender shall make a determination of the Guarantor Net Worth within fifteen (15) days after the receipt of the required financial statements. In the event that Lender fails to make such determination within said fifteen (15) day period, such failure shall be deemed to be a determination by Lender that the condition set forth in clause (i)(B) of the definition of Permitted Guarantor Merger Transaction shall have been satisfied if (A) Borrower has delivered to Lender the required financial statements, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting acceptance and (B) Lender does not advise Borrower of its determination of the

Guarantor Net Worth within fifteen (15) days from the date Lender receives the financial statements as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered. Notwithstanding anything contained in this Section 5.2.10(g), no Transfer of any direct ownership interests in any Borrower, any SPE Constituent Entity, any Mezzanine Borrower or any Mezzanine SPE Constituent Entity shall be permitted. In addition, at all times, Guarantor (or Guarantor Successor, if Guarantor Successor is the surviving Person with respect to such Permitted Guarantor Merger Transaction) must continue to Control Borrower, each SPE Constituent Entity, each Mezzanine Borrower and each Mezzanine SPE Constituent Entity and own, directly or indirectly, at least a fifty-one percent (51%) legal and beneficial interest in Borrower, each SPE Constituent Entity, each Mezzanine Borrower and each Mezzanine SPE Constituent Entity.

5.2.11 Intentionally Omitted.

5.2.12 REA. Borrower agrees that without the prior consent of Lender, Borrower shall not execute modifications to any REA if such modifications will have an Individual Material Adverse Effect on the affected Individual Property. Without limiting the generality of the foregoing, Borrower shall not, without the prior written consent of Lender, take (and hereby assigns to Lender any right it may have to take) any action to terminate, surrender, or accept any termination or surrender of, any REA. Borrower shall pay all charges and other sums to be paid by Borrower pursuant to the terms of any REA as the same shall become due and payable and prior to the expiration of any applicable grace period therein provided. Borrower shall comply, in all material respects, with all of the terms, covenants and conditions on Borrower’s part to be complied with pursuant to terms of any REA. Borrower shall take all actions as may be necessary from time to time to preserve and maintain the REA’ s in accordance with applicable laws, rules and regulations. Borrower shall enforce, in a commercially reasonably manner, the obligations to be performed by the parties to the REA (other than Borrower). Borrower shall promptly furnish to Lender any notice of default or other communication delivered in connection with any REA by any party to any such REA or any third party other than routine correspondence and invoices. Borrower shall not assign (other than to Lender) or encumber its rights under any REA.

5.2.13 Ground Lease. (a) Borrower shall not waive, excuse, condone or in any way release or discharge any Ground Lessor of or from such Ground Lessor’s material obligations, covenants and/or conditions under the applicable Ground Lease without the prior written consent of Lender (which consent shall not be unreasonably withheld).

(b) Borrower shall not, without Lender’s prior written consent, (i) surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of any Ground Lease, (ii) reject (as debtor in possession in connection with a Bankruptcy Action or otherwise) any Ground Lease or (iii) modify, change, supplement, alter or amend in a manner that is materially adverse to Borrower or the applicable Individual Property, any Ground Lease. Consent by Lender to any particular amendment, change or modification of a Ground Lease shall not be deemed to be a waiver of the right to require consent to future or successive amendments, changes or modifications.

5.2.14 Leasing Matters. Borrower shall not (i) terminate any Lease or accept a surrender by a Tenant of any Lease other than by reason of either (A) a Tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property, or (B) a Tenant pursuant to the exercise by such Tenant of any termination right expressly provided in any existing Lease or any Lease hereafter entered into in compliance with the conditions set forth in Section 5.1.20; provided, however, that no such termination or surrender of any Major Lease will be permitted under the foregoing subclause (A) without the prior written consent of Lender, which consent shall not be unreasonably withheld; (ii) collect any of the Rents more than one (1) month in advance (other than security deposits and estimated additional rent amounts on account of operating expenses, tax and other escalations or pass-throughs); or (iii) execute any other collateral assignments of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (iv) alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of any Individual Property without Lender’s prior written consent.

5.2.15 EIL Policy. Prior to the payment in full of the Debt, Borrower shall not terminate the EIL Policy or enter into or otherwise suffer or permit any modification, amendment (including any endorsement), supplement or replacement thereof or thereto without the prior written consent of Lender.

ARTICLE VI — INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i) comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, (A) except as specifically provided in subclause (D) below in respect of demolition costs and coverage for increased costs of construction, in an amount equal to one hundred percent (100%) of the “Full Replacement Cost”, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings); (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $25,000.00 for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible not to exceed five percent (5%) of the total insurable value of the applicable Individual Property; and (D) if any of the Improvements on any Individual Property or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law and coverage for demolition costs and coverage for increased costs of construction in amounts reasonably acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess amounts as Lender shall require, and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event any Individual Property is located in an area with a high degree of seismic activity; provided that the insurance pursuant to subclauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsections (i), (iii), (iv), (ix) and (xi) of this Section 6.1(a); (C) in an amount equal to one hundred percent (100%) of the aggregate projected gross revenues from the operation of the Properties (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least eighteen (18) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from each Individual Property for the succeeding eighteen (18) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied in Lender’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or Alterations are being made with respect to the Improvements, and only if each of the Individual Property coverage form and the liability insurance coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form including coverage for all insurable hard and soft costs of construction (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsections (i), (ii), (iv), (ix) and (xi) of this Section 6.1(a), (3) including permission to occupy such Individual Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate “per location” and One Million and No/100 Dollars ($1,000,000.00) per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of each Mortgage to the extent the same is available;

(vi) if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(vii) if applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to Lender;

(viii) umbrella and excess liability insurance in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, and including employer liability and automobile liability, if required;

(ix) the insurance required under this Section 6.1(a) shall cover perils of terrorism and acts of terrorism (including, without limitation, domestic, foreign, certified and non-certified as set forth in the Terrorism Risk Insurance Program Reauthorization Act of 2007) and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under this Section 6.1(a) at all times during the term of the Loan;

(x) through the stated policy period as indicated on the declaration sheet for Pollution Legal Liability Select (PLL Select) Policy 27781505 (issued by Chartis Specialty Insurance Company) (such policy, the “EIL Policy”) covering the Properties and naming “JPMorgan Chase Bank, N.A., its successors, assigns and/or affiliates” as a mortgagee insured and additional named insured thereunder; and

(xi) upon sixty (60) days’ written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which such Individual Property is located.

(b) All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A:X” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A” or better by (i) prior to a Securitization, S&P or another Rating Agency selected by Lender, and (ii) from and after a Securitization, S&P and any other Rating Agency rating the Securities (if such Rating Agency also rates the applicable insurance company), provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by insurance companies having a claims paying ability rating of “A” or better by S&P and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P. Borrower shall deliver to Lender (1) within ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”) and (2) within five (5) Business Days of Lender’s request, any other documentation evidencing the Policies (including without limitation certified copies of the Policies) as may be reasonably requested by Lender from time to time.

(c) Any blanket insurance Policy shall be subject to Lender’s prior approval (such approval not to be unreasonably withheld) and shall provide the same protection as would a separate Policy insuring only each Individual Property in compliance with the provisions of Section 6.1(a) hereof. Lender has approved the blanket insurance Policy in effect on the Closing Date.

(d) All Policies of insurance provided for or contemplated by Section 6.1(a) shall name Borrower as the named insured and, in the case of liability coverages (other than the EIL Policy, as to which Lender is the named insured), shall name Lender as the additional insured, as its interests may appear, and all property insurance Policies described in Section 6.1(a) shall name Lender as a mortgagee and loss payee and shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) Each Policy shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or exercise of Lender’s rights or remedies hereunder or any other Loan Document, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) such Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured;

(iii) the issuer thereof shall give written notice to Lender if such Policy has not been renewed thirty (30) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall constitute a portion of the Debt and shall bear interest at the Default Rate. If Borrower fails to maintain any Policy as required pursuant to this Section 6.1, Lender may, at its option, obtain such Policy using such carriers and agencies as Lender shall elect from year to year (until Borrower shall have obtained such Policy in accordance with this Section 6.1) and pay the premiums therefor, and Borrower shall reimburse Lender on demand for any premium so paid, with interest thereon at the Default Rate from the time such premiums are paid by Lender until the same are reimbursed by Borrower, and the amount so owing to Lender shall constitute a portion of the Debt. The insurance obtained by Lender pursuant to the foregoing may, but need not, protect Borrower’s interest, and the same may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with any Individual Property.

(g) In the event of foreclosure of any Mortgage or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning such Individual Property and all proceeds payable thereunder with respect to such Individual Property shall thereupon vest in the purchaser of such foreclosure or Lender or other transferee in the event of such other transfer of title.

Section 6.2 Casualty. If an Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such Alterations as may be reasonably approved by Lender (to the extent approval thereof is required pursuant to Section 5.1.21) and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Threshold Amount, and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings that relate to a Condemnation of a material portion of an Individual Property, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and in the case of such proceedings that relate to a Condemnation of a material portion of an Individual Property, shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a) If the Net Proceeds shall be less than the Threshold Amount and the costs of completing the Restoration shall be less than the Threshold Amount, the Net Proceeds (i) if the same are paid by the insurance company directly to Borrower, may be retained by Borrower or (ii) if the same are paid by the insurance company to Lender, will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Threshold Amount or the costs of completing the Restoration is equal to or greater than the Threshold Amount, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), Section 6.1(a)(ix) and Section 6.1(a)(xi) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration upon the approval of Lender in its reasonable discretion that the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;

(C) Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower and/or Tenant, as applicable under the respective Lease, will make all necessary repairs and restorations thereto at their sole cost and expense;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall expeditiously and diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements; provided that for the purposes of this clause the filing of an application for a building permit shall be deemed to be commencement of the Restoration;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that, subject to Force Majeure, the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the affected Individual Property as nearly as possible to the condition it was in immediately prior to such Casualty or Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G) the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements (including, as a legal non-conforming use);

(H) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the related Improvements;

(I) the Debt Service Coverage Ratio, after giving effect to the Restoration, based on the trailing twelve (12) month period immediately preceding the date of determination in connection with this Section 6.4(b), shall be equal to or greater than 1.20 to 1.00;

(J) Borrower shall deliver, or cause to be delivered, to Lender a detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval in the same manner as each Annual Budget is to be approved by Lender during the continuance of a Cash Sweep Period as provided in Section 5.1.11(e); and

(K) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender or Letter of Credit reasonably satisfactory to Lender delivered to Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the applicable Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable acceptance by Lender and the Casualty Consultant. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Lender shall grant or deny with a reasonable explanation any consent required hereunder within fifteen (15) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fifteen (15) days from the date Lender receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the applicable Title Insurance Policy, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If reasonably required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall, before any further disbursement of the Net Proceeds is made either (A) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender or (B) deliver a Letter of Credit reasonably satisfactory to Lender in an amount equal to the Net Proceeds Deficiency. The Net Proceeds Deficiency deposited with Lender, or a Letter of Credit delivered to Lender, shall be held by Lender and shall be disbursed, or drawn upon, as applicable, for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed, or drawn upon, as applicable, pursuant to this Section 6.4(b) shall constitute additional security for the Debt and the Other Obligations.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) (“Excess Net Proceeds”) and Lender has received evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be (A) deposited in the Cash Management Account and applied in accordance with the Cash Management Agreement or (B) if Borrower shall otherwise elect or if an Event of Default shall have occurred and shall be continuing at the time that Excess Net Proceeds become available, applied as a Net Proceeds Prepayment.

(c) In the event of foreclosure of the Mortgage with respect to an Individual Property, or other transfer of title to an Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(d) Notwithstanding anything to the contrary contained in the Loan Documents, with respect to the disbursement of Insurance Proceeds or Condemnation Proceeds in respect of any Ground Lease Property, the provisions set forth in the applicable Ground Lease shall govern; provided, however, to the extent the compliance by Borrower with the terms and conditions of this Section 6.4 do not create a default under the terms and provisions of the applicable Ground Lease, Borrower shall comply with the terms and provisions of this Section 6.4 and, provided, further, that Borrower shall not grant its consent, approval or waiver with respect to any disbursement of Insurance Proceeds or Condemnation Proceeds in respect of any Ground Lease Property (if such disbursement would violate the terms and provisions of this Section 6.4) as may be requested or required in connection with the terms and provisions of such Ground Lease without first obtaining the written consent, approval, or waiver of Lender.

(e) Lender shall, with reasonable promptness following any Casualty or Condemnation, notify Borrower whether or not Net Proceeds are required to be made available to Borrower for a Restoration pursuant to this Section 6.4 (or, if the same are not required to be made available to Borrower for Restoration pursuant to this Section 6.4, whether Lender will nevertheless make the same available, which election Lender may make in its sole discretion). All Net Proceeds and the Net Proceeds Deficiency not made available for a Restoration pursuant to this Section 6.4 and any Excess Net Proceeds required to be applied in accordance with subclause (B) of Section 6.4(b)(vii) hereof (as applicable, a “Net Proceeds Prepayment”) shall be applied by Lender in accordance with Section 2.4.2 hereof. If any such Net Proceeds Prepayment shall be equal to or greater than sixty percent (60%) of the Release Amount in respect of the applicable Individual Property, Borrower shall have the right, regardless of any restrictions contained in Section 2.4.1 hereof, to prepay the Release Amount of the applicable Individual Property (a “Casualty/Condemnation Prepayment”) and obtain the release of the applicable Individual Property from the Lien of the Mortgage thereon and related Loan Documents, provided that (i) Borrower shall have satisfied the requirements of Section 2.6.1(a)(i), (iii), (v), (vi) and (vii) hereof, (ii) Borrower shall consummate the Casualty/Condemnation Prepayment on or before the second Payment Date occurring following the proposed date of the intended Casualty/Condemnation Prepayment and (iii) Borrower pays to Lender, concurrently with making such Casualty/Condemnation Prepayment, the amounts required pursuant to Section 2.4.2(b) hereof. Notwithstanding anything in Section 6.2 or Section 6.3 to the contrary, Borrower shall not have any obligation to commence Restoration of an Individual Property upon delivery of the written notice required pursuant to Section 2.6.1(a)(i) hereof unless Borrower shall subsequently fail to pay to Lender the amounts required to be paid pursuant to Section 2.4.2(b) hereof.

ARTICLE VII — RESERVE FUNDS

Section 7.1 Required Repairs.

7.1.1 Deposits. On the Closing Date, Borrower has deposited with Lender funds in the amount of Four Million Four Hundred Twenty-Two Thousand Fifty-Five and No/100 Dollars ($4,422,055.00) (the “Required Repair Reserve Funds”), which Required Repair Reserve Funds shall be held by Lender in accordance with Section 7.8 hereof and disbursed to Borrower in accordance with Section 7.1.2 hereof. The account in which the Required Repair Reserve Funds are held shall hereinafter be referred to as the “Required Repair Reserve Account”. Borrower shall perform the repairs (on an Individual Property by Individual Property basis) at the applicable Individual Properties, as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”) (i) in compliance with all applicable Legal Requirements, (ii) in a Lien-free, good and workmanlike manner and (iii) prior to the one (1) year anniversary of the Closing Date (the “Required Repair Deadline”). It shall constitute an Event of Default if Borrower does not complete each Required Repair by the Required Repair Deadline, provided that, if Borrower shall have been unable to complete a Required Repair by the Required Repair Deadline, after using commercially reasonable efforts to do so, the Required Repair Deadline shall be automatically extended solely as to such Required Repair to permit Borrower to complete such Required Repair so long as Borrower is at all times thereafter diligently and expeditiously proceeding to complete the same (provided that such additional period shall not exceed ninety (90) days in respect of any Required Repair). Upon the occurrence of an Event of Default, Lender, at its option, may withdraw all Required Repair Reserve Funds from the Required Repair Reserve Account and apply such funds either to (i) the costs of completion of the Required Repairs or (ii) the Debt, in such order, proportion and priority as Lender may determine in its sole discretion. Notwithstanding the foregoing, if an Event of Default shall occur as a result of a failure by Borrower to timely complete a Required Repair in accordance with the foregoing and (A) Lender shall apply the Required Repair Reserve Funds to the costs of completion of the Required Repairs in accordance with the foregoing, (B) Borrower shall have paid to Lender all costs and expenses incurred by Lender in connection with the completion such Required Repairs and (C) the Required Repair Reserve Funds are sufficient to complete the Required Repairs, the applicable Event of Default shall be deemed to have been cured by Borrower. Lender’s right to withdraw and apply Required Repair Reserve Funds in accordance with the foregoing shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

7.1.2 Release of Required Repair Reserve Funds. Lender shall disburse to Borrower the Required Repair Reserve Funds from the Required Repair Reserve Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made, which written request shall specify the Required Repairs as to which the disbursement is requested, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full from such disbursement, (d) Lender shall have received such other evidence as Lender shall reasonably request in order to confirm the facts stated in the aforesaid Officer’s Certificate and (e) if the costs of the such Required Repairs exceed the Reserve Threshold, such request shall be accompanied by (i) lien waivers or other evidence of payment reasonably satisfactory to Lender, and (ii) at Lender’s option, a title search for the applicable Individual Property indicating that such Individual Property is free from all Liens not previously approved by Lender (other than Permitted Encumbrances). Lender shall not be required to make disbursements from the Required Repair Reserve Account with respect to the Properties (i) more than once per calendar month, and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total remaining amount on deposit in the Required Repair Reserve Account is less than the Minimum Disbursement Amount on the date of the requested disbursement, in which case only one disbursement of the amount remaining in the Required Repair Reserve Account shall be made).

7.1.3 Limitations on Required Repairs. Notwithstanding anything to the contrary in this Agreement (except as set forth in the next succeeding sentence), the Required Repairs shall not be subject to the provisions of Section 5.1.21 or Section 6.4, including, without limitation, (i) any obligation of Borrower to deliver to Lender an Alterations Deposit pursuant to Section 5.1.21 and (ii) any restriction on the ability of Borrower to use Insurance Proceeds for the completion of the Required Repairs to which such Insurance Proceeds relate. In the event that

Borrower shall use Required Repair Reserve Funds to complete Required Repairs at the Individual Property known as Rockland Plaza and located in Nanuet, New York, and such Required Repairs are completed in accordance with the requirements of this Section 7.1, then notwithstanding anything to the contrary in Section 6.4 hereof, Borrower shall be entitled to retain Insurance Proceeds that relate solely to such Required Repairs and shall not be obligated to deposit any portion of such Insurance Proceeds into the Required Repair Reserve Account or otherwise pay over any portion of such Insurance Proceeds to Lender.

Section 7.2 Tax and Insurance Reserve Funds.

7.2.1 Tax and Insurance Reserve Funds. Subject to Section 27.3 hereof, Borrower shall pay to Lender, on each Payment Date occurring (a) at any time that an Event of Default has occurred and is continuing, (b) during any period from and after the date that Borrower shall have failed to provide to Lender, upon Lender’s written request pursuant to Section 5.1.2 hereof, receipts for payment or other evidence reasonably satisfactory to Lender that no Taxes or Reserved Other Charges are then delinquent until Borrower shall have provided such receipts for payment or other evidence or (c) at any time that the Debt Service Coverage Ratio, based on the trailing twelve (12) month period immediately preceding the date of determination, shall then be less than 1.40 to 1.00, one-twelfth (1/12) of the Taxes and Reserved Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months, in each case, in order to accumulate with Lender sufficient funds (taking into account the amount then on deposit in the Tax Static Reserve Account) to pay all such Taxes and Reserved Other Charges at least thirty (30) days prior to their respective due dates (the “Tax Reserve Funds”). In addition, Borrower shall pay to Lender, on each Payment Date occurring (i) at any time that an Event of Default has occurred and is continuing and (ii) at any period during which the Properties are not insured pursuant to a blanket insurance policy covering all properties owned, directly or indirectly, by Guarantor (which policy satisfies the conditions of Section 6.1 hereof and covers substantially all other real property owned by Guarantor, as reasonably demonstrated to Lender), one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the “Insurance Reserve Funds,” and collectively with the Tax Reserve Funds, the “Tax and Insurance Reserve Funds”). The account in which the Tax and Insurance Reserve Funds are held shall hereinafter be referred to as the “Tax and Insurance Reserve Account”. Provided no Event of Default is then continuing, Lender will release to Borrower Tax Reserve Funds sufficient to pay such Taxes, provided that, Borrower shall have delivered to Lender copies of all Tax Bills (defined below) relating to such Taxes (and following payment of such Taxes by Borrower, Borrower shall provide to Lender receipts for payment or other evidence reasonably satisfactory to Lender of such payment). Lender will apply any Insurance Reserve Funds on deposit in the Tax and Insurance Reserve Account to payments of Insurance Premiums and on or prior to the date such payments are due and, upon written request, shall provide to Borrower evidence of such payment. In making any payment from the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (each, a “Tax Bill”) (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If at any time during which Borrower is required to make payments of Tax and Insurance Reserve Funds pursuant to this Section 7.2.1, the amount on deposit in the Tax and Insurance Reserve Account shall exceed the amounts due for Taxes, Reserved Other Charges and/or Insurance Premiums, as applicable, Lender shall, in its sole discretion, either (1) return any excess to Borrower or (2) credit such excess against future payments required to be made by Borrower to the Tax and Insurance Reserve Account pursuant to the provisions of this Section 7.2.1. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Properties. If at the time that Borrower ceases to have an obligation to deposit Tax and Insurance Reserve Funds into the Tax and Insurance Reserve Account pursuant to this Section 7.2.1, there shall remain any amount on deposit in the Tax and Insurance Reserve Account, Lender shall, upon receipt of the written request of Borrower, return such remaining amount to Borrower. If, at any time during which Borrower is required to make payments of Tax and Insurance Reserve Funds pursuant to this Section 7.2.1, Lender reasonably determines that the amount on deposit in the Tax and Insurance Reserve Account is not or will not be sufficient to pay Taxes, Reserved Other Charges and Insurance Premiums, as applicable, by the required payment dates set forth above in this Section 7.2.1, Lender shall notify Borrower in writing of such determination and, commencing with the first Payment Date following the date of Borrower’s receipt of such written notice, Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to fund the deficiency. Any Tax and Insurance Reserve Funds remaining on deposit in the Tax and Insurance Reserve Account after the Debt has been paid in full shall be paid (a) to Senior Mezzanine Lender to be held by Senior Mezzanine Lender pursuant to the Senior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.2.1, (b) if the Senior Mezzanine Loan is no longer outstanding, but the Junior Mezzanine Loan is outstanding, to Junior Mezzanine Lender to be held by Junior Mezzanine Lender pursuant to the Junior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.2.1, or (c) if neither the Senior Mezzanine Loan nor the Junior Mezzanine Loan is then outstanding, to Borrower.

7.2.2 Tax Static Reserve Funds. On the Closing Date, Borrower has deposited with Lender funds in the amount of Four Million Six Hundred Forty-One Thousand One Hundred Thirteen and No/100 Dollars ($4,641,113.00) (the “Tax Static Reserve Funds”), which Tax Static Reserve Funds shall be held by Lender in accordance with Section 7.8 hereof and disbursed to Borrower in accordance with this Section 7.2.2. The account in which the Tax Static Reserve Funds are held shall hereinafter be referred to as the “Tax Static Reserve Account”. Borrower shall not be entitled to any disbursement from the Tax Static Reserve Account prior to the payment in full of the Debt, and the Tax Static Reserve Funds shall constitute additional security for the Debt. On the fifth (5th) anniversary of the Closing Date, the Tax Static Reserve Funds shall be increased or decreased, as applicable, to an amount equal to one-fourth (1/4) of the amount which Lender reasonably determines is required to pay all Taxes and Reserved Other Charges that shall become payable from such date through the date that is one year thereafter. In the event that the Tax Static Reserve Funds are required to be increased in accordance with the foregoing sentence, the additional funds required to be deposited in the Tax Static Reserve Account shall be promptly paid by Borrower to Lender, and in the event that the Tax Static Reserve Funds are required to be decreased in accordance with the foregoing sentence, Lender shall promptly reimburse to Borrower the excess funds on deposit in the Tax Static Reserve Account. Any Tax Static Reserve Funds remaining on deposit in the Tax Static Reserve Account after the Debt has been paid in full shall be paid (a) to Senior Mezzanine Lender to be held by Senior Mezzanine Lender pursuant to the Senior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.2.2, (b) if the Senior Mezzanine Loan is no longer outstanding, but the Junior Mezzanine Loan is outstanding, to Junior Mezzanine Lender to be held by Junior Mezzanine Lender pursuant to the Junior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.2.2, or (c) if neither the Senior Mezzanine Loan nor the Junior Mezzanine Loan is then outstanding, to Borrower.

Section 7.3 Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund. On the Closing Date and, subject to Section 2.7.3 hereof, on each Payment Date thereafter on which the amount of Replacements Reserve Funds (defined below) on deposit in the Replacements Reserve Account (defined below) is less than the Replacements Reserve Cap, Borrower shall pay to Lender the Replacement Reserve Monthly Deposit, if any, which amounts shall be held by Lender in accordance with Section 7.8 hereof and disbursed to Borrower in accordance with Section 7.3.2 in respect of replacements and repairs required to be made to the Properties (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as the “Replacement Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Replacement Reserve Account”. Any amount held in the Replacement Reserve Account and allocated for an Individual Property shall be retained by Lender and credited toward the future Replacement Reserve Monthly Deposits required by Lender hereunder in the event such Individual Property is released from the Lien of the related Mortgage in accordance with Section 2.6 hereof.

7.3.2 Disbursements from Replacement Reserve Account. (a) Lender shall disburse to Borrower the Replacement Reserve Funds (or applicable portion thereof) upon satisfaction by Borrower of each of the following conditions:

(i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Replacements for which payment is requested;

(ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing;

(iii) such request shall be accompanied by an Officer’s Certificate (A) stating that all Replacements (or, in the case of periodic payments approved by Lender pursuant to Section 7.3.2(c) below, the applicable portion of such Replacements) at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable Replacements (or portion thereof, in the case of approved periodic payments), (B) identifying each contractor that supplied materials or labor in connection with the Replacements (or portion thereof, in the case of approved periodic payments) to be funded by the requested disbursement, and (C) stating that each such contractor has been paid in full upon such disbursement (or, in any case in which Borrower has requested that Lender issue joint checks payable to Borrower and such contractor, that each such contractor will be paid in full with the funds to be so disbursed);

(iv) if the costs of the applicable Replacements exceed the Reserve Threshold or in any case in which Borrower has requested that Lender issue joint checks payable to Borrower and the contractor that supplied materials or labor in connection with the Replacements (or portion thereof, in the case of approved periodic payments), such request is accompanied by (X) lien waivers or other evidence of payment reasonably satisfactory to Lender, (Y) at Lender’s request, a title search for the applicable Individual Property indicating that such Individual Property is free from all Liens not previously approved by Lender (other than Permitted Encumbrances);

(v) such request is accompanied by such other evidence as Lender shall reasonably request that the Replacements (or portion thereof, in the case of approved periodic payments) at the applicable Individual Property to be funded by the requested disbursement have been completed and are paid for (or, in any case in which Borrower has requested that Lender issue joint checks payable to Borrower and the contractor that supplied materials or labor in connection with the Replacements (or portion thereof, in the case of approved periodic payments), that the same will be paid for upon such disbursement to Borrower); and

(vi) if the costs of the applicable Replacements exceed the Reserve Threshold, if requested by Lender, the applicable Replacements shall have been inspected by an independent qualified professional selected by Lender, at Borrower’s expense, in order to verify that such Replacements (or portion thereof, in the case of approved periodic payments) have been completed.

(b) Lender shall not be required to make disbursements from the Replacement Reserve Account with respect to the Properties (i) more than once in each calendar month and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount on deposit in the Replacement Reserve Account on the date of the requested disbursement is less than the Minimum Disbursement Amount), in which case only one disbursement of the amount remaining in the Replacement Reserve Account shall be made).

(c) If (i) the cost of a Replacement exceeds the Minimum Disbursement Amount, (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance (such approval not to be unreasonably withheld) such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided that (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the applicable Individual Property and are properly secured or have been installed in the applicable Individual Property, (C) all other conditions to disbursement set forth in this Section 7.3.2 have been satisfied, and (D) funds remaining in the Replacement Reserve Account are, in Lender’s reasonable judgment, sufficient to complete such Replacement and other contemplated Replacements as and when the same are required to be completed.

(d) During the continuance of an Event of Default, Lender may use the Replacement Reserve Funds (or any portion thereof) to complete any Replacements that are then in progress or otherwise apply the same in accordance with Section 7.8(a) hereof, and such rights shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. If Lender shall apply the Replacement Reserve Funds (or any portion thereof)

to complete any Replacements in accordance with the foregoing, (i) Borrower shall indemnify and hold harmless each Indemnified Party from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with any such action taken by Lender, unless the same are solely due to gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party and (ii) Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor or materials in connection with the applicable Replacements (provided, that Lender may pursue such rights and claims only during such time as an Event of Default is continuing).

7.3.3 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from any obligation to repair and maintain the Properties set forth in the Loan Documents. Any Replacement Reserve Funds remaining on deposit in the Replacement Reserve Account after the Debt has been paid in full shall be paid (a) to Senior Mezzanine Lender to be held by Senior Mezzanine Lender pursuant to the Senior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.3, (b) if the Senior Mezzanine Loan is no longer outstanding, but the Junior Mezzanine Loan is outstanding, to Junior Mezzanine Lender to be held by Junior Mezzanine Lender pursuant to the Junior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.3, or (c) if neither the Senior Mezzanine Loan nor the Junior Mezzanine Loan is then outstanding, to Borrower.

Section 7.4 Rollover Reserve Account.

7.4.1 Deposits to Rollover Reserve Funds. On the Closing Date Borrower has deposited with Lender funds in the amount of Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000.00) and, subject to Section 2.7.3 hereof, on each Payment Date thereafter on which the amount of Rollover Reserve Funds (defined below) on deposit in the Rollover Reserve Account (defined below) is less than the Rollover Reserve Cap, Borrower shall pay to Lender the Rollover Reserve Monthly Deposit, if any, which amounts shall be held by Lender in accordance with Section 7.8 hereof and disbursed to Borrower in accordance with Section 7.4.2 in respect of tenant improvement and leasing commission obligations to be incurred following the Closing Date. Amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”. In addition to and not as a substitute for any required Rollover Reserve Monthly Deposit, in accordance with the Cash Management Agreement Borrower shall deposit with Lender as Rollover Reserve Funds all lease termination payments and similar payments required under any Lease to be made by the related Tenant in connection with the termination or non-renewal of such Lease (each, a “Termination Payment”), provided that the amount on deposit in the Rollover Reserve Account is then less than the Rollover Reserve Cap, and provided, further, that Borrower shall be obligated to deposit as Rollover Reserve Funds only such portion of a Termination Payment as is sufficient to increase the funds on deposit in the Rollover Reserve Account to the Rollover Reserve Cap.

7.4.2 Withdrawal from Rollover Reserve Fund. (a) Lender shall disburse to Borrower the Rollover Reserve Funds (or any portion thereof) upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made, which request for payment shall specify the tenant improvement costs and/or leasing commissions for which payment is requested; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing; (iii) with respect to any request for payment relating to tenant improvement costs, Lender shall have received (A) an Officer’s Certificate (1) stating that all tenant improvements at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, (2) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (3) stating that each such Person has been paid in full or will be paid in full upon such disbursement; (iv) with respect to any request for payment relating to tenant improvement costs in excess of the Reserve Threshold, such request is accompanied by (X) lien waivers or other evidence of payment reasonably satisfactory to Lender, (Y) at Lender’s option, a title search for the applicable Individual Property indicating that such Individual Property is free from all Liens not previously approved by Lender (other than Permitted Encumbrances); (v) with respect to any request for payment relating to tenant improvements pursuant to any Lease, as to which the aggregate costs incurred and to be incurred exceeds the Threshold Amount, Lender shall have approved such tenant improvements (including any approval or deemed approval of the same granted pursuant to Section 5.1.21), which approval shall have been deemed given in any case in which Lender shall have approved (or such approval have been deemed to have been given pursuant to Section 5.1.20) the Major Lease pursuant to which such tenant improvement costs have been incurred, provided that the terms of such Major Lease provide for payments of tenant improvement costs by Borrower in an amount not less than the amount requested to be disbursed by Borrower; and (vi) such request is accompanied by such other evidence as Lender shall reasonably request that the tenant improvements at the applicable Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Rollover Reserve Account with respect to the Properties (i) more than once in each calendar month and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount on deposit in the Rollover Reserve Account on the date of the requested disbursement is less than the Minimum Disbursement Amount), in which case only one disbursement of the amount remaining in the Rollover Reserve Account shall be made). Any Rollover Reserve Funds remaining on deposit in the Rollover Reserve Account after the Debt has been paid in full shall be paid (a) to Senior Mezzanine Lender to be held by Senior Mezzanine Lender pursuant to the Senior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.4, (b) if the Senior Mezzanine Loan is no longer outstanding, but the Junior Mezzanine Loan is outstanding, to Junior Mezzanine Lender to be held by Junior Mezzanine Lender pursuant to the Junior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.4, or (c) if neither the Senior Mezzanine Loan nor the Junior Mezzanine Loan is then outstanding, to Borrower.

Section 7.5 Excess Cash Flow Reserve Fund.

7.5.1 Deposits to Excess Cash Flow Reserve Fund. During the continuance of any Cash Sweep Period, all Excess Cash Flow shall be held by Lender as additional security for the Loan, all as more particularly provided in the Cash Management Agreement. The amounts so held by Lender shall be hereinafter referred to as the “Excess Cash Flow Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.5.2 Release of Excess Cash Flow Reserve Fund. Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account on a Cash Sweep Cure Date shall be paid (a) if a “Cash Sweep Period” (as defined in the Senior Mezzanine Loan Agreement) is then continuing, to Senior Mezzanine Lender to be held by Senior Mezzanine Lender pursuant to the Senior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.5, (b) if the Senior Mezzanine Loan is no longer outstanding, but a “Cash Sweep Period” as defined in the Junior Mezzanine Loan Agreement is then continuing, to Junior Mezzanine Lender to be held by Junior Mezzanine Lender pursuant to the Junior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.5 or (c) if neither the Senior Mezzanine Loan nor the Junior Mezzanine Loan is then outstanding, to Borrower. Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account after the Debt has been paid in full shall be paid (1) to Senior Mezzanine Lender to be held by Senior Mezzanine Lender pursuant to the Senior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.5, (2) if the Senior Mezzanine Loan is no longer outstanding, but the Junior Mezzanine Loan is outstanding, to Junior Mezzanine Lender to be held by Junior Mezzanine Lender pursuant to the Junior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.5, or (3) if neither the Senior Mezzanine Loan nor the Junior Mezzanine Loan is then outstanding, to Borrower.

Section 7.6 Ground Rent Reserve Fund.

7.6.1 Deposits to Ground Rent Reserve Fund. On the Closing Date and, subject to Section 2.7.3 hereof, on each Payment Date thereafter, Borrower shall pay to Lender (a) one- twelfth (1/12th) of the Annual-Basis Ground Rent payable by Borrower during the next ensuing twelve (12) months under the applicable Ground Lease and (b) during the continuance of an Event of Default, one-twelfth (1/12th) of the aggregate Monthly-Basis Ground Rent payable by Borrower during the next ensuing twelve (12) months under each applicable Ground Lease, in each case, in order to accumulate with Lender sufficient funds (but taking into account amounts then on deposit in the Ground Rent Static Reserve Fund) to pay all installments of Ground Rent under the applicable Ground Leases at least thirty (30) days prior to the respective due dates thereof. Amounts so deposited shall hereinafter be referred to as the “Ground Rent Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Ground Rent Reserve Account”.

7.6.2 Disbursements from the Ground Rent Reserve Fund. Provided no Event of Default is then continuing, Lender shall apply any Ground Rent Reserve Funds on deposit in the Ground Rent Reserve Account to payments of Ground Rent due under the applicable Ground Leases on or prior to the date such payments are due and, upon written request, shall provide Borrower evidence of such payment. In making any payment from the Ground Rent Reserve Account, Lender may do so according to any bill, statement or estimate procured from the applicable Ground Lessor, without inquiry into the accuracy of such bill, statement or estimate. If the amount on deposit in the Ground Rent Reserve Account shall exceed the aggregate amount of Ground Rent due under the applicable Ground Leases, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments required to be made by Borrower to the Ground Rent Reserve Account pursuant to the provisions of Section 7.6.1 hereof. If, at any time during which Borrower is required to make payments of Ground Rent Reserve Funds in respect of Monthly-Basis Ground Rent pursuant to this Section 7.6.2, Lender reasonably determines that the amount on deposit in the Ground Rent Reserve Account is not or will not be sufficient to pay the Monthly-Basis Ground Rent due under the applicable Ground Leases by the respective due dates thereof, Lender shall notify Borrower in writing of such determination and, commencing with the first Payment Date following the date of Borrower’s receipt of such written notice, Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to fund the deficiency. In the event that Borrower shall cure the Event of Default which gave rise to Borrower’s obligation to pay the Ground Rent Reserve Funds in respect of Monthly-Basis Ground Rent, Lender shall, upon receipt of the written request of Borrower, return to Borrower the portion of the Ground Rent Reserve Funds on deposit in the Ground Rent Reserve Account that are allocable to such Monthly-Basis Ground Rent. Any Ground Lease Reserve Funds remaining on deposit in the Ground Lease Reserve Account after the Debt has been paid in full shall be paid (a) to Senior Mezzanine Lender to be held by Senior Mezzanine Lender pursuant to the Senior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.6.2, (b) if the Senior Mezzanine Loan is no longer outstanding, but the Junior Mezzanine Loan is outstanding, to Junior Mezzanine Lender to be held by Junior Mezzanine Lender pursuant to the Junior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.6.2, or (c) if neither the Senior Mezzanine Loan nor the Junior Mezzanine Loan is then outstanding, to Borrower.

7.6.3 Ground Rent Static Reserve Funds. On the Closing Date, Borrower has deposited with Lender funds in the amount of Thirty-Six Thousand One Hundred Fifty and No/100 Dollars ($36,150.00) (the “Ground Rent Static Reserve Funds”), which Ground Rent Static Reserve Funds shall be held by Lender in accordance with Section 7.8 hereof and disbursed to Borrower in accordance with this Section 7.6.3. The account in which the Ground Rent Static Reserve Funds are held shall hereinafter be referred to as the “Ground Rent Static Reserve Account”. Borrower shall not be entitled to any disbursement from the Ground Rent Static Reserve Account prior to the payment in full of the Debt, and the Ground Rent Static Reserve Funds shall constitute additional security for the Debt. Upon any increases or decreases in Monthly-Basis Ground Rent from time to time, the Ground Rent Static Reserve Funds shall be increased or decreased, as applicable, to an amount equal to one-twelfth (1/12th) of such increased or decreased Monthly-Basis Ground Rent. In the event that the Ground Rent Static Reserve Funds are required to be increased in accordance with the foregoing sentence, the additional funds required to be deposited in the Ground Rent Static Reserve Account shall be promptly paid by Borrower to Lender, and in the event that the Ground Rent Static Reserve Funds are required to be decreased in accordance with the foregoing sentence, Lender shall promptly reimburse to Borrower the excess funds on deposit in the Ground Rent Static Reserve Account. Any Ground Rent Static Reserve Funds remaining on deposit in the Ground Rent Static Reserve Account after the Debt has been paid in full shall be paid (a) to Senior Mezzanine Lender to be held by Senior Mezzanine Lender pursuant to the Senior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.6.3, (b) if the Senior Mezzanine Loan is no longer outstanding, but the Junior Mezzanine Loan is outstanding, to Junior Mezzanine Lender to be held by Junior Mezzanine Lender pursuant to the Junior Mezzanine Loan Agreement for the same purposes as those described in this Section 7.6.3, or (c) if neither the Senior Mezzanine Loan nor the Junior Mezzanine Loan is then outstanding, to Borrower.

Section 7.7 Letter of Credit. (a) In addition to or in lieu of making the payments to the Replacement Reserve Account or the Rollover Reserve Account as set forth in Sections 7.3.1 or 7.4.1, Borrower may from time to time deliver to Lender a Letter of Credit in accordance with the provisions of this Section 7.7. Any Letter of Credit from time to time delivered in lieu of payments to the Replacement Reserve Account or the Rollover Reserve Account shall be for not less than the amount of deposits required to be made by Borrower to such Reserve Account for the twelve (12) calendar months following the date such Letter of Credit is delivered to Lender. If during the term of any Letter of Credit delivered by Borrower pursuant to this Section 7.7, the amount of deposits required to be made by Borrower to the applicable Reserve Account for the twelve (12) calendar months following such date shall increase to an amount exceeding the amount of such Letter of Credit, Borrower shall deliver to Lender an amendment to such Letter of Credit or a replacement Letter of Credit which shall be in an amount not less than the aggregate amount of such deposits required to be made during such twelve (12) calendar month period. In no event shall Borrower be an account party to, or have or incur any reimbursement obligations in connection with, any Letter of Credit.

(b) Borrower shall give Lender no less than ten (10) days’ revocable notice of Borrower’s election to deliver a Letter of Credit on account of the Replacement Reserve Account or the Rollover Reserve Account and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith, if any. Borrower shall not be entitled to draw from any such Letter of Credit. Upon fifteen (15) days’ revocable notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the Replacement Reserve Account or the Rollover Reserve Account pursuant to Section 7.3.1 or 7.4.1, as applicable. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would be on deposit in the Replacement Reserve Account or the Rollover Reserve Account (excluding any interest that may have accrued) if such Letter of Credit had not been delivered.

(c) Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine.

(d) In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (i) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution; provided, however, that in the event Lender receives any notice referred to in subclause (iv) hereof and Lender, in its reasonable discretion, determines that the security intended to be provided to Lender by the related Letter of Credit is not thereby materially jeopardized, Borrower shall have ten (10) Business Days following receipt of notice from Lender in which to deliver to Lender a replacement Letter of Credit issued by an Eligible Institution; provided, further, that in the event Lender draws on any Letter of Credit upon the happening of an event specified in subclause (i), (ii), (iii) or (iv) above (but specifically excluding any draw related to the occurrence of an Event of Default), Lender shall return to Borrower the funds so drawn in the event Borrower provides Lender with a replacement Letter of Credit issued by an Eligible Institution within thirty (30) days following such draw. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in subclause (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

(e) In the event that Borrower elects to deliver a Letter of Credit pursuant to this Section 7.7 for which an Affiliate of Borrower provides collateral, and if such Letter of Credit, together with all outstanding Letters of Credit, is in an aggregate amount equal to or greater than ten percent (10%) of the face amount of the Loan, then Borrower shall deliver an updated Insolvency Opinion reasonably acceptable to Lender which takes into account such Letters of Credit.

Section 7.8 Reserve Accounts Generally. (a) During the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Accounts to the payment of the Debt in any order in its sole discretion.

(b) All interest or other earnings on Reserve Funds shall be added to and become a part of such Reserve Funds and shall be disbursed in the same manner as other monies deposited in the applicable Reserve Account. The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Lender, provided that Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments if (a) such investments are then regularly offered by Lender for accounts of this size, category and type, (b) such investments are permitted by applicable Legal Requirements, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which the applicable Reserve Account was created, and (d) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower. No other investments of the sums on deposit in the Reserve Accounts shall be permitted except as set forth in this Section 7.8(b). Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender.

(c) Servicer shall hold each Reserve Account in trust and for the benefit of Lender and Borrower as provided in the Loan Documents, and each Reserve Account shall be under the sole dominion and control of Lender. Each Reserve Account shall be entitled “JPMorgan Chase Bank, N.A., as Lender and Centro NP Holdings 11 SPE, LLC, et al. as Borrower pursuant to Loan Agreement dated as of July 28, 2010 – Reserve Account”. Lender shall have the sole right to make withdrawals from each Reserve Account.

(d) Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Accounts or the performance of the obligations for which the Reserve Accounts were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(e) Upon the payment in full of the Debt, if any Senior Mezzanine Reserve Account is required to be established and maintained by Senior Mezzanine Borrower in accordance with Article VII of the Senior Mezzanine Loan Agreement, Borrower shall cause any amounts that have been deposited into the applicable Reserve Accounts in accordance with the terms hereof to be transferred to and deposited with Senior Mezzanine Lender in accordance with the terms of Article VII of the Senior Mezzanine Loan Agreement (and Borrower shall execute any and all amendments to the Cash Management Agreement as shall be necessary in connection with establishing and maintaining the applicable Senior Mezzanine Reserve Accounts), and, if any Letters of Credit have been substituted by Borrower for any such amounts deposited in the applicable Reserve Accounts pursuant to this Agreement, then Borrower shall also cause such Letters of Credit to be transferred to Senior Mezzanine Lender to be held by Senior Mezzanine Lender upon the same terms and provisions as set forth in herein.

(f) Upon the payment in full of the Debt, if no Senior Mezzanine Reserve Account is required to be established or maintained by Senior Mezzanine Borrower in accordance with Article VII of the Senior Mezzanine Loan Agreement, but any Junior Mezzanine Reserve Account is required to be established or maintained by Junior Mezzanine Borrower in accordance with Article VII of the Junior Mezzanine Loan Agreement, Borrower shall cause any amounts that have been deposited into the applicable Reserve Accounts in accordance with the terms hereof to be transferred to and deposited with Junior Mezzanine Lender in accordance with the terms of Article VII of the Junior Mezzanine Loan Agreement (and Borrower shall execute any and all amendments to the Cash Management Agreement as shall be necessary in connection with establishing and maintaining the applicable Junior Mezzanine Reserve Accounts), and, if any Letters of Credit have been substituted by Borrower for any such amounts deposited in the applicable Reserve Accounts pursuant to this Agreement, then Borrower shall also cause such Letters of Credit to be transferred to Junior Mezzanine Lender to be held by Junior Mezzanine Lender upon the same terms and provisions as set forth in herein.

ARTICLE VIII — DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any Monthly Debt Service Payment Amount is not paid on or before when due, (B) the Debt is not paid in full on the Maturity Date or (C) any other portion of the Debt not specified in the foregoing subclause (A) or subclause (B) is not paid on or prior to the date when the same is due with such failure continuing for five (5) Business Days after Lender delivers written notice thereof to Borrower;

(ii) if any of the Taxes or Other Charges are not paid when the same become delinquent, subject to Borrower’s rights to contest same as provided herein;

(iii) if the Policies are not kept in full force and effect;

(iv) if Borrower shall fail to deliver to Lender certificates of insurance evidencing the Policies and such other documentation as reasonably requested by Lender in respect of the Policies within the applicable time periods set forth in Section 6.1(b) hereof;

(v) if any Transfer is consummated in violation of the provisions of Section 5.2.10 hereof;

(vi) if any representation or warranty made by Borrower herein or by Borrower or Guarantor in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document or other materials or information furnished to Lender shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made;

(vii) if Borrower or any SPE Constituent Entity shall make an assignment for the benefit of creditors;

(viii) if a receiver, liquidator or trustee shall be appointed for Borrower or any SPE Constituent Entity or if Borrower or any SPE Constituent Entity shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code shall be filed by or against, consented to, or acquiesced in by, Borrower or any SPE Constituent Entity, or if any proceeding for the dissolution or liquidation of Borrower or any SPE Constituent Entity shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any SPE Constituent Entity upon the same not being discharged, stayed or dismissed within ninety (90) days;

(ix) only upon the declaration by Lender that the same constitutes an Event of Default (which declaration may be made by Lender in its sole discretion) if (A) Guarantor or any other guarantor or indemnitor under any guaranty or indemnity that may be entered into in respect of the Loan following the Closing Date shall make an assignment for the benefit of creditors or if, (B) a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or any such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if (C) any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code shall be filed by or against, consented to, or acquiesced in by, Guarantor or any such other guarantor or indemnitor, or if (D) any proceeding for the dissolution or liquidation of Guarantor or any such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(x) if Borrower or Guarantor attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(xi) if Borrower breaches any covenant contained in Section 5.1.29 hereof, provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after such breach occurs, and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;

(xii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xiii) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xiv) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xv) if a default has occurred and continues beyond any applicable cure period under any REA;

(xvi) if Borrower shall breach any of the other terms, covenants or conditions of this Agreement not specified in clauses (i) to (xv) above, and such Default shall continue for ten (10) days after written notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xvii) if there shall be any default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; or

(xviii) if (A) there shall be any default by the applicable Borrower under any Ground Lease beyond any applicable cure periods contained therein (unless waived by the applicable Ground Lessor), (B) there occurs any event or condition that gives the Ground Lessor under any Ground Lease a right to terminate or cancel such Ground Lease and such event or condition is not cured within any applicable cure period under such Ground Lease (unless waived by the applicable Ground Lessor), (C) any Ground Lease Property shall be surrendered or any Ground Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever, or (D) any of the terms, covenants or conditions of any Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the prior written consent of Lender to the extent that the same is required by the terms of this Agreement.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (x) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (x) ( above, the Debt and the Other Obligations shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and the Mortgages have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose any or all of the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion. During the continuance of any Event of Default pursuant to clause (i) of Section 8.1 or any other monetary Event of Default, Lender may foreclose any or all of the Mortgages to recover the applicable delinquent payments. If, pursuant to its rights set forth in Section 8.1(b), Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose any or all of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other portions of the Debt as Lender may elect. Notwithstanding any partial foreclosures, the Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to execute the Severed Loan Documents (Borrower ratifying all that its said attorney shall do by virtue thereof); provided, however, that Lender shall not make or execute any such Severed Loan Documents under such power until the expiration of three (3) days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under the aforesaid power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents, and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered by Lender in connection with the exercise of its remedies under this Section 8.2 may be applied by Lender toward the payment of Debt in such order and priority as Lender shall determine in its sole and absolute discretion.

(e) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX — SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization. (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).

(b) At the request of Lender prior to a Securitization of the entire Loan, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall (i) use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or (ii) take other actions reasonably required by Lender, in each case, in order to (A) comply with disclosure laws applicable to any such Securitization, (B) satisfy inquiries from one or more Rating Agencies relating to any such Securitization, (C) satisfy requests from actual or potential investors or other interested parties (including any holder of an interest in a Mezzanine Loan or other loan subordinate to the Loan created or entered into in connection with any structural changes to the Loan and the Mezzanine Loan contemplated by this Section 9.1) in any such Securitization, or (D) satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Lender shall have the right to provide to prospective investors in any Securitization and the Rating Agencies any information in its possession (including, without limitation, financial statements) relating to Borrower, any SPE Constituent Entity, Guarantor, Mezzanine Borrower, the Properties and any Tenant. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Properties may be included in Disclosure Documents. Borrower agrees that each of Borrower, each SPE Constituent Entity, Guarantor, Mezzanine Borrower and their respective officers and representatives, shall, at Lender’s request, cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization.

(c) Lender shall cause to be delivered to Borrower the Disclosure Documents for review and comment by Borrower not less than five (5) Business Days prior to the date upon which Borrower is otherwise required to confirm such Disclosure Documents. Borrower agrees to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) each of Borrower, each SPE Constituent Entity and Guarantor has, at Lender’s request in connection with each Securitization, reviewed the sections of the Disclosure Documents entitled “Risk Factors,” “Description of the Properties,” “Description of the Borrowers,” “Description of the Management Agreements,” “Description of the Mortgage Loan,” “Description of the Mezzanine Loan,” and “Certain Legal Aspects of the Mortgage Loan” as the same relate to Borrower, each SPE Constituent Entity, Guarantor, Manager, Mezzanine Borrower (and/or the respective Affiliates of the foregoing), the Properties and the Loan (collectively with the Provided Information, the “Covered Disclosure Information”), and (B) the factual statements and representations contained in such sections do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, JPMorgan (whether or not it is the Lender), any Affiliate of JPMorgan that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of JPMorgan that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, reasonable costs or expenses (including, without limitation, reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject (whether or not arising from any third-party claim) insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading, and (iii) agreeing to reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described, in clause (i) above is provided.

(d) In connection with filings under the Exchange Act, Borrower jointly and severally agrees to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure

Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(e) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Borrower, notify such Borrower in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Borrower shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.1 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Borrower shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.1. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Borrower thereof, such Borrower shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Borrower to the Indemnified Person of its election to assume the defense of such claim or action, such Borrower shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof.

(f) Without the prior consent of JPMorgan (which consent shall not be unreasonably withheld), no Borrower shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such Borrower shall have given JPMorgan reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as Borrower has complied with its obligations to defend and indemnify hereunder, such Borrower shall not be liable for any settlement made by any Indemnified Person without the consent of such Borrower (which consent shall not be unreasonably withheld).

(g) Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 9.1 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.1), then Borrower, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of Borrower, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.1, no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation.

(h) Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 9.1 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. Borrower further agrees that the Indemnified Persons are intended third party beneficiaries under this Section 9.1.

(i) The liabilities and obligations of the Indemnified Persons and Borrower under this Section 9.1 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(j) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

(k) Borrower shall execute such amendments to the Loan Documents as are necessary to reflect any structural changes to the Loan that are requested by Lender in writing from time to time prior to a Securitization. Such structural changes may involve, without limitation, (i) the delivery by Borrower of one or more new component notes to replace the original note or the modification of the original note to reflect multiple components of the Loan (which new notes or modified note may have different interest rates and amortization schedules), and (ii) the creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers); provided, however, that (A) no amendment to the Loan Documents or new notes, modified notes or mezzanine notes shall (x) modify (1) the initial weighted average interest rate payable under the Note, (2) the stated maturity of the Note, (3) the aggregate amortization of principal of the Note, or (4) any other material economic term of the Loan, or (y) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents and (B) any documents evidencing any new mezzanine loans shall be substantially in the form of the Mezzanine Loan Documents. In connection with the foregoing, Borrower shall (1) modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans and (2) deliver such opinions of counsel reasonably acceptable to the Rating Agencies or potential investors in a Securitization and addressing such matters as such Rating Agencies or potential investors may reasonably require.

(l) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (as applicable, the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Documents or any filing pursuant to the Exchange Act in connection with a Securitization.

9.1.2 Splitting the Loan; Uncross of Properties. (a) Without limitation to Section 9.1.1(b) above, at the election of Lender (in its sole discretion) at any time prior to a Securitization, the Loan and the Mezzanine Loan may be split and severed into additional loans (any such splitting and severing, a “Loan Splitting” and any such severed and split loan, a “Split Loan”). Upon the written request of Lender in connection with any Loan Splitting, Borrower shall deliver to Lender, (i) the Loan Split Documents, (ii) such opinions of counsel reasonably acceptable to the

Rating Agencies or potential investors in a Securitization and addressing such matters as such Rating Agencies or potential investors may reasonably require, (iii) endorsements and/or updates to the Title Insurance Policies, and (iv) such other certificates, instruments and documentation as Lender may reasonably determine are necessary or appropriate to effect the Loan Splitting (the items described in subclauses (i) through (iv) collectively hereinafter shall be referred to as the “Splitting Documentation”), which Splitting Documentation shall be in form and substance reasonably acceptable to Lender (subject to Section 9.1.2(b) below). Upon any Loan Splitting, Lender may effect, in its sole discretion, one or more Securitizations of which the Split Loan(s) may be a part.

(b) In furtherance of any Loan Splitting, Lender shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate the Split Loan to the applicable Individual Properties (the “Affected Properties”) and to evidence the same with a new note having a original principal amount equal to the New Note Amount (the “New Note”) and other necessary loan documents (such loan documents, collectively with the New Note and the Note and other Loan Documents, as severed and divided, the “Loan Split Documents”), (ii) segregate the applicable portion of each of the Reserve Accounts relating to the Affected Properties and (iii) take such additional action as is reasonably necessary to effect the Loan Splitting; provided, that (A) the Loan Split Documents, together with the Loan Documents secured by the remaining Individual Properties, shall not (1) modify (w) the initial weighted average interest rate payable under the Note, (x) the stated maturity of the Note, (y) the aggregate amortization of principal of the Note, or (z) any other material economic term of the Loan, as any of the foregoing existed prior to the Loan Splitting, or (2) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents, and (B) the Loan Split Documents shall be substantially in the form of the applicable Loan Documents. The Loan Split Documents may, at Lender’s option, contain provisions that cross-default and/or cross-collateralize the Split Loan with the Loan and/or one or more other Split Loans. Upon a Loan Splitting, the principal amount of the Loan shall be reduced by an amount equal to the aggregate Allocated Loan Amounts of the Affected Properties (the “New Note Amount”), and the original principal amount of the Split Loan, as evidenced by the New Note, shall be equal to the New Note Amount.

(c) Upon the written request of Lender in connection with any Loan Splitting, Borrower shall deliver to Lender (A) evidence that would be reasonably satisfactory to a prudent lender that the Special Purpose Entity nature and bankruptcy remoteness of Borrower following such Loan Splitting have not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Insolvency Opinion or delivery of an Additional Insolvency Opinion, if the same would be reasonably required by a prudent lender in such circumstances), and (B) an opinion of a nationally- recognized tax counsel that such Loan Splitting does not constitute a “significant modification” of the Mortgage Loan under Treasury Regulations Section 1.860G-2(b) nor cause a Securitization Vehicle to fail to qualify as a REMIC Trust or a Grantor Trust, as applicable, or a tax to be imposed on a Securitization Vehicle.

(d) Notwithstanding the foregoing, in the event that Lender shall be required to repurchase any portion of the Loan under the operative documents for any Securitization (a “Repurchase”), Lender may effect a Loan Splitting in connection therewith pursuant to, and subject to the terms and provisions of, the foregoing subsections of this Section 9.1.2. In connection with any such Repurchase, Borrower shall reasonably cooperate with Lender to satisfy all requirements necessary in order to obtain a Rating Agency Confirmation with respect to such Loan Splitting in connection with such Repurchase. In the event that (and only in the event that) a Repurchase is required due to any misrepresentation made by Borrower in connection with the Disclosure Documents or indirectly due to a material breach of any representation made by Borrower in this Agreement or the other Loan Documents, Borrower shall pay all third-party expenses incurred in connection with the preparation and delivery of Splitting Documentation and the effectuation of the Repurchase and the related Loan Splitting, notwithstanding the provisions of Section 9.1.4 to the contrary.

9.1.3 Loan/Mezzanine Loans. Notwithstanding the provisions of Section 9.1 to the contrary, Borrower covenants and agrees that, prior to a Securitization, Lender shall have the right to reallocate the amortization, interest rates and principal balances (including, without limitation, a reallocation of the Allocated Loan Amounts on a pro rata basis) of each of the Loan and each Mezzanine Loan amongst each other and to require the payment of the Loan and each Mezzanine Loan in such order of priority as may be designated by Lender such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan; provided, that, Lender agrees that (a) the Loan and the Mezzanine Loan shall, at all times prior to the occurrence of an Event of Default (and other than any modifications resulting from the application of any Insurance Proceeds or Condemnation Proceeds to the outstanding principal balance of the Loan and/or the Mezzanine Loan) have the same weighted average coupon as the weighted average coupon of the Loan and the Mezzanine Loan on the Closing Date and (b) no such reallocation shall modify the aggregate amortization of principal of the Loan and the Mezzanine Loan. Borrower shall, as promptly as possible under the circumstances, execute and deliver such amendments to the Loan Documents and the Mezzanine Loan Documents and other documents as shall reasonably be required by Lender in connection with such reallocation, all in form and substance reasonably satisfactory to Lender and the Rating Agencies, provided that no such amendments or other documents shall modify any provisions of the Loan Documents or the Mezzanine Loan Documents other than to effectuate such reallocation. In connection with any such reallocation, Borrower shall deliver to Lender opinions of legal counsel with respect to due execution, authority and the enforceability of the Loan Documents and the Mezzanine Loan Documents, in each case, as amended, and an Additional Insolvency Opinion for the Loan and the Mezzanine Loan, each in form and substance reasonably acceptable to Lender, any prospective investors in a Securitization and the Rating Agencies.

9.1.4 Securitization Costs. All reasonable third-party costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s complying with requests made under this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies and the reasonable fees of any counsel to Borrower that issues any legal opinion required to be delivered by Borrower pursuant to this Section 9.1) shall be paid by Lender, provided that, Borrower and Guarantor shall pay the costs and expenses of Borrower and Guarantor (including the fees and disbursements of legal counsel to Borrower and Guarantor, other than in respect of any legal opinion required to be delivered by Borrower and Guarantor pursuant to this Section 9.1) incurred in connection with Borrower’s and Guarantor’s (as applicable) complying with requests made under this Section 9.1.

Section 9.2 Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this. Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (c) affect the validity or enforceability of the Guaranty or the Environmental Indemnity or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Properties; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees, costs and expenses reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower, any SPE Constituent Entity, Guarantor or Mezzanine Borrower or any of their respective Affiliates in connection with the Loan;

(ii) the gross negligence or willful misconduct of Borrower, any SPE Constituent Entity, Guarantor or Mezzanine Borrower;

(iii) the failure to return, or to reimburse Lender for, all Personal Property removed from any Individual Property by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value;

(iv) material physical waste of any Individual Property by Borrower;

(v) the removal or disposal of any portion of any Individual Property during the continuance of an Event of Default;

(vi) the misapplication or conversion by Borrower, any SPE Constituent Entity, Guarantor or Mezzanine Borrower of (A) any Insurance Proceeds paid by reason of any Casualty or proceeds of the EIL Policy, (B) any Awards or other amounts received in connection with a Condemnation, (C) any Rents during the continuance of an Event of Default, or (D) any Rents paid more than one (1) month in advance;

(vii) failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of any Individual Property to the extent that Borrower has sufficient revenue from such Individual Property with which to make such payment;

(viii) any security deposits, advance deposits or any other deposits collected with respect to any Individual Property which are not delivered to Lender upon a foreclosure of such Individual Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(ix) failure by Borrower, any SPE Constituent Entity or Mezzanine Borrower to comply with any covenant set forth in Section 5.1.29 hereof (other than to the extent relating to a failure to comply, on a prospective basis only, with clause (xii) of the definition of Special Purpose Entity in Section 1.1); and

(x) (A) the termination or cancellation of any Ground Lease or surrender of any Ground Lease Property for any reason or under any circumstances whatsoever or (B) any failure by Borrower to comply with any covenant set forth in Section 5.2.13.

(b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of: (a) Borrower or any SPE Constituent Entity filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against Borrower or any SPE Constituent Entity under the Bankruptcy Code in which Borrower, any SPE Constituent Entity or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or any SPE Constituent Entity from any Person; (c) Borrower or any SPE Constituent Entity filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code; (d) Borrower or any SPE Constituent Entity consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any SPE Constituent Entity or any Individual Property (or portion thereof); (e) Borrower or any SPE Constituent Entity making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (ii) if Borrower encumbers any Individual Property (or causes any Individual Property to be encumbered) by any Lien (other than a Permitted Encumbrance) without Lender’s prior written consent; or (iii) if Borrower fails to obtain Lender’s prior written consent to any Transfer in any case in which such consent is required to be obtained pursuant to Section 5.2.10 hereof.

Section 9.3 Matters Concerning Manager. If (a) an Event of Default occurs and is continuing, (b) Manager shall become subject to a Bankruptcy Action, or (c) a default occurs under the Management Agreement, then, in the case of any of the foregoing, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager (other than Existing Manager or any Person that is under common Control with Existing Manager or Guarantor) pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then-prevailing market rates.

Section 9.4 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender, and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, trust and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any cost or expenses relating to the Servicing Agreement or the services provided by Servicer thereunder, including, without limitation, any set-up fees or other initial costs, the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any other fees or expenses required to be borne by, and not reimbursable to, Servicer, provided that, notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer in respect of the protection and preservation of the Properties (including, without limitation, payments of Taxes and Insurance Premiums) and (b) the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and (iii) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement).

ARTICLE X — MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender is required to be reasonable in its determination of whether or not to consent to or approve a certain matter, such provisions shall also be deemed to require that Lender not unreasonably delay or condition such consent or approval.

Section 10.3 Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

80 STATE STREET

ALBANY, NEW YORK 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND MD SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	JPMorgan Chase Bank, N.A.

383 Madison Avenue

New York, New York 10179

Attention: Joseph E. Geoghan

Facsimile No.: (212) 272-7047

with a copy to:	JPMorgan Chase Bank, N.A.

4 New York Plaza, 22nd floor

New York, New York 10004

Attention: Nancy Alto

Facsimile No.: (212) 623-4779

and

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: William P. McInerney, Esq.

Facsimile No. (212) 504-6666

        If to Borrower, to

each Borrower at:	c/o Centro NP LLC

420 Lexington Avenue, 7th Floor

New York, New York 10170

Attention: General Counsel

Facsimile No.: (646) 344-8627

With a copy to:	Skadden, Arps, Slate, Meagher & Flom, LLP

Four Times Square

New York, New York 10036

Attention: Harvey R. Uris, Esq.

Facsimile No.: (917) 777-2212

and

Skadden, Arps, Slate, Meagher & Flom, LLP

155 N. Wacker Drive

Chicago, Illinois 60606

Attention: Matthew A. Shebuski, Esq.

Facsimile No.: (312) 407-8593

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7 Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Other than as provided in Section 9.1.4, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees, disbursements and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, the premiums and other costs and expenses associated with the Title Insurance Policy and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third-party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower or Guarantor under this Agreement, the other Loan Documents or with respect to the Properties (including, without limitation, any fees incurred by a Servicer that is a master servicer in connection with the transfer of the Loan to a Servicer that is a special servicer prior to or following a Default or an Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or the Cash Management Account, as applicable.

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner (whether or not arising from a third-party claim) relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents (including, without limitation, any material misstatement or omission in any report, certificate, financial statement or other instrument, agreement or document or other materials or information furnished by or on behalf of Borrower pursuant to this Agreement or any other Loan Document), or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c) Other than as provided in Section 9.1.4, Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document, and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan or any of their respective Affiliates shall be subject to the prior written approval of Lender and JPMorgan, in their respective sole discretion.

Section 10.18 Cross-Collateralization; Waiver of Marshalling of Assets. (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Subject to Section 9.1.2, Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) upon the occurrence of any Event of Default, an event of default shall be deemed to have occurred under each of the Mortgages regardless of whether the event constituting such Event of Default related to any particular Individual Property; (ii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iii) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of any Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to

Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, other than Holliday Fenoglio Fowler, L.P. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties hereto or thereto.

Section 10.23 Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person comprising Borrower shall be joint and several. The parties hereto acknowledge that the defined term “Borrower” (as well as the defined term “Collective Group”) has been defined to collectively include each Borrower (and in the case of the Collective Group, defined to collectively include each Borrower and each SPE Constituent Entity). It is the intent of the parties hereto in determining whether there has occurred an event which (i) constitutes a Default or Event of Default or (ii) creates recourse obligations under Section 9.2 hereof, that any such event with respect to any Borrower (or, where applicable, with respect to any single member of the Collective Group) shall be deemed to be such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable, with respect to every Borrower and that every Borrower need not have been involved with the event causing the same in order for such event to be deemed such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable, with respect to every Borrower (and likewise, where applicable, that each member of the Collective Group need not have been involved with such event for the same to be deemed such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable). The term “Collective Group” as used in this Agreement means, collectively, each Borrower and each SPE Constituent Entity.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) upon not less than fifteen (15) Business Days’ prior written notice to Borrower, the right to request and to hold a meeting at Lender’s office in New York, New York no more than four (4) times during any calendar year to consult with an officer of Borrower that is familiar with the financial condition of each Borrower and the operation of the Individual Properties and is otherwise reasonably acceptable to Lender regarding such significant business activities and business and financial developments of Borrower as are specified by Lender in writing in the request for such meeting; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances; and

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower or any Tenants or other occupants of any Individual Property.

The rights described above in this Section 10.24 may be exercised by Lender on behalf of any Person which Controls Lender.

Section 10.25 Additional California Waivers.

In the event that (and only in the event that) any court of competent jurisdiction determines that, notwithstanding the terms and provisions of Section 10.3 hereof, the laws of the State of California shall govern in any respect the interpretation or enforcement of all or any portion of this Agreement, then the following terms and provisions of this Section 10.25 shall apply:

(a) Each Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2810 and agrees that by doing so, such Borrower shall be liable even if each other Borrower (each, an “Other Obligor” and, collectively, the “Other Obligors”) had no liability at the time of execution of, or thereafter ceases to be liable under, the Note, the Loan Agreement, the Mortgages or any other Loan Document. Each Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so, each Borrower’s liability may be larger in amount and more burdensome than that of any Other Obligor. Borrower waives all rights to require Lender to pursue any other remedy it may have against any Other Obligor, or any shareholder, member or partner of any Other Obligor, including any and all benefits under California Civil Code Section 2845, 2849 and 2850. Each Borrower further waives any rights, defenses and benefits that may be derived from Sections 2787 to 2855, inclusive, of the California Civil Code or comparable provisions of the laws of any other jurisdiction and further waives all other suretyship defenses such Borrower would otherwise have under the laws of the State of California or any other jurisdiction.

(b) During the continuance of an Event of Default, Lender, in its sole discretion, without prior notice to or consent of any Borrower, may elect to: (i) foreclose, either judicially or nonjudicially, against the Properties or any other collateral for the Loan or any portion thereof, (ii) accept a transfer of the Properties or any other collateral for the Loan or any portion thereof in lieu of foreclosure, (iii) compromise or adjust the Loan or any part of it or make any other accommodation with any Other Obligor or any Borrower, or (iv) exercise any other remedy provided for in Section 8.2 above against any Other Obligor, any Borrower or the Properties or any other collateral for the Loan or any portion thereof. No such action by Lender shall release or limit the liability of any Borrower, each of which shall remain liable under this Agreement after the action, even if the effect of the action is to deprive any Borrower of any subrogation rights, rights of indemnity or other rights to collect reimbursement from any Other Obligor for any sums paid to Lender, whether contractual or arising by operation of law or otherwise. Borrower expressly agrees that, except as required by applicable law, under no circumstances shall it be deemed to have any right, title, interest or claim in or to the Properties or any other collateral for the Loan or any portion thereof to the extent held by Lender or any third party after any foreclosure or transfer in lieu of foreclosure in respect thereof.

(c) Regardless of whether any Borrower may have made any payments to Lender, each Borrower hereby waives: (A) all rights of subrogation, indemnification, contribution and any other rights to collect reimbursement from any Other Obligor or any other party for any sums paid to Lender, whether contractual or arising by operation of law (including the United States Bankruptcy Code or any successor or similar statute) or otherwise, (B) all rights to enforce any remedy that Lender may have against any Other Obligor and (C) all rights to participate in any collateral now or hereafter held by Lender as security for the Debt. The waivers given in this subsection (c) shall be effective until the Debt has been fully repaid.

(d) Each Borrower waives all rights and defenses arising out of an election of remedies by Lender, even in the event that such election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, shall destroy any of Borrower’s rights of subrogation and reimbursement against any Other Obligor by operation of Section 580d of the California Code of Civil Procedure or otherwise. To the extent permitted by applicable law, each Borrower further waives any right to a fair value hearing under California Code of Civil Procedure Section 580a or any other similar law to determine the size of any deficiency owing (for which any Other Obligor would be liable hereunder) following a non-judicial foreclosure sale.

(e) Without limiting the foregoing or anything else contained in this Agreement, to the extent permitted by applicable law, each Borrower waives all rights and defenses that such Borrower may have because the Loan is secured by real property. This means, among other things:

(i) That Lender may collect from each Borrower without first foreclosing on any real property collateral or personal property collateral pledged by any Other Obligor; and

(ii) If Lender forecloses on any real property collateral pledged by any Other Obligor: (x) the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (y) Lender may collect from each Borrower even if Lender, by foreclosing on the real property collateral, has destroyed any right that any Borrower may have to collect from any Other Obligor.

This subsection (e) is an unconditional and irrevocable waiver of any rights and defenses that any Borrower may have because the Loan is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(f) Each Borrower waives all rights and defenses arising out of any failure of Lender to disclose to any Borrower any information relating to the financial condition, operations, properties or prospects of any Other Obligor now or in the future known to Lender (each Borrower waiving any duty on the part of the Lender to disclose such information).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

[BORROWER], a[ ]

By:
Name:
Title:

[Signatures continue on the following page]

[JPM – Centro Portfolio – Loan Agreement]

STATE OF	)
	)	ss.:
COUNTY OF	)

On                     , 2010, before me,                      , a notary public for said state, personally appeared Steven Siegel, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same as the Executive Vice President of each entity upon behalf of which he acted, in his authorized capacity on behalf of each said entity and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary:

“[JPM - Centro Portfolio - Loan Agreement]”

LENDER: JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America

By:
Name:
Title:

“[JPM - Centro Portfolio - Loan Agreement]”

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On                     , 2010, before me,                      a notary public for said state, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same as the                      of JPMorgan Chase Bank, N.A., a banking association chartered under the laws of the United States of America, in his authorized capacity on behalf of said banking association and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary:

[End of signatures]

[JPM – Centro Portfolio – Loan Agreement]

EXHIBIT A

(FORM OF SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT)

(See attached)

EXH. A-1

JPMORGAN CHASE BANK, N.A.

(Lender)

- and -

[                                         ]

(Tenant)

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

Dated: as of [                    ], 2010

Location: [            ]

Section:

Block:

Lot:

County:

PREPARED BY AND UPON

RECORDATION RETURN TO:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: William P. McInerney, Esq.

EXH. A-2

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of the [__] day of [            ], 2010 by and between JPMORGAN CHASE BANK, N.A. (“Lender”), and [            ], [            ], having an address at              (“Tenant”).

RECITALS:

A. Lender has made (or will make) a loan (the “Loan”) to Landlord (defined below), which Loan is given pursuant to the terms and conditions of certain loan documents between Lender and Landlord (collectively, including, without limitation, the Mortgage (defined below), the “Loan Documents”). The Loan is secured by a certain mortgage, deed of trust or deed to secure debt, as applicable, given by Landlord for the benefit of Lender (the “Mortgage”), which encumbers the [fee/ground leasehold] estate of Landlord in certain premises described in Exhibit A attached hereto (the “Property”);

Tenant occupies a portion of the Property under and pursuant to the provisions of a certain lease dated [                    ] between [                    ], as landlord (“Landlord”), and Tenant, as tenant (the “Lease”); and

B. Tenant has agreed to subordinate the Lease to the Mortgage and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

AGREEMENT:

For good and valuable consideration, Tenant and Lender agree as follows:

1. Subordination. Tenant agrees that the Lease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to the Mortgage and to the lien thereof and all terms, covenants and conditions set forth in the Mortgage and the other Loan Documents including without limitation all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby with the same force and effect as if the Mortgage and the other Loan Documents had been executed, delivered and (in the case of the Mortgage) recorded prior to the execution and delivery of the Lease.

2. Non-Disturbance. Lender agrees that if any action or proceeding is commenced by Lender for the foreclosure of the Mortgage or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding shall be made subject to all rights of Tenant under the Lease except as set forth in Section 3 below, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights (a) the term of the Lease shall have commenced pursuant to the provisions thereof, (b) Tenant shall be in possession

EXH. A-3

of the premises demised under the Lease, (c) the Lease shall be in full force and effect and (d) Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant’s part to be observed or performed beyond the expiration of any applicable notice or grace periods.

3. Attornment. Lender and Tenant agree that upon the conveyance of the Property by reason of the foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, the Lease shall not be terminated or affected thereby (at the option of the transferee of the Property (the “Transferee”) if the conditions set forth in Section 2 above have not been met at the time of such transfer) but shall continue in full force and effect as a direct lease between the Transferee and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to the Transferee and the Transferee shall accept such attornment, whereupon, subject to the observance and performance by Tenant of all the terms, covenants and conditions of the Lease on the part of Tenant to be observed and performed, Transferee shall recognize the leasehold estate of Tenant under all of the terms, covenants and conditions of the Lease with the same force and effect as if Transferee were the lessor under the Lease; provided, however, that Transferee shall not be: (a) obligated to complete any construction work required to be done by Landlord pursuant to the provisions of the Lease or to reimburse Tenant for any construction work done by Tenant, (b) liable (i) for Landlord’s failure to perform any of its obligations under the Lease which have accrued prior to the date on which the Transferee shall become the owner of the Property, or (ii) for any act or omission of Landlord, whether prior to or after such foreclosure or sale, (c) required to make any repairs to the Property or to the premises demised under the Lease required as a result of fire, or other casualty or by reason of condemnation unless the Transferee shall be obligated under the Lease to make such repairs and shall have received sufficient casualty insurance proceeds or condemnation awards to finance the completion of such repairs, (d) required to make any capital improvements to the Property or to the premises demised under the Lease which Landlord may have agreed to make, but had not completed, or to perform or provide any services not related to possession or quiet enjoyment of the premises demised under the Lease, (e) subject to any offsets, defenses, abatements or counterclaims which shall have accrued to Tenant against Landlord prior to the date upon which the Transferee shall become the owner of the Property, (f) liable for the return of rental security deposits, if any, paid by Tenant to Landlord in accordance with the Lease unless such sums are actually received by the Transferee, (g) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any prior Landlord unless (i) such sums are actually received by the Transferee or (ii) such prepayment shall have been expressly approved of by the Transferee, (h) bound to make any payment to Tenant which was required under the Lease, or otherwise, to be made prior to the time the Transferee succeeded to Landlord’s interest, (i) bound by any agreement amending, modifying or terminating the Lease made without the Lender’s prior written consent prior to the time the Transferee succeeded to Landlord’s interest or (j) bound by any assignment of the Lease or sublease of the Property, or any portion thereof, made prior to the time the Transferee succeeded to Landlord’s interest other than if pursuant to the provisions of the Lease.

4. Notice to Tenant. After notice is given to Tenant by Lender to the effect that an event of default on the part of the Landlord is continuing under the Loan Documents and that the rentals under the Lease should be paid to Lender pursuant to the terms of

EXH. A-4

the assignment of leases and rents executed and delivered by Landlord to Lender in connection therewith, Tenant shall thereafter pay to Lender or as directed by the Lender, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Lender and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.

5. Lender’s Consent. Tenant shall not, without obtaining the prior written consent of Lender, (a) voluntarily surrender the premises demised under the Lease or terminate the Lease without cause or shorten the term thereof unless pursuant to the exercise by Tenant of a termination right expressly provided in the Lease (any such right, a “Termination Right”) (or enter into any agreement to do the foregoing), or (b) assign the Lease or sublet the premises demised under the Lease or any part thereof other than pursuant to the provisions of the Lease; and any such termination, voluntary surrender, assignment or subletting, without Lender’s prior consent, shall not be binding upon Lender. Tenant shall not, without obtaining the prior written consent of the Lender, prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due dates thereof (other than security deposits and estimated additional rent amounts on account of operating expenses, tax and other escalations or pass-throughs).

6. Lender to Receive Notices. Tenant shall provide Lender with copies of all written notices sent to Landlord pursuant to the Lease simultaneously with the transmission of such notices to the Landlord. Tenant shall notify Lender of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease or to an abatement of the rents, additional rents or other sums payable thereunder, and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof or of such an abatement shall be effective unless Lender shall have received notice of default giving rise to such cancellation or abatement and shall have failed within thirty (30) days after receipt of such notice to cure such default, or if such default cannot be cured within thirty (30) days, shall have failed within sixty (60) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default.

7. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Tenant:	[ ]
[ ]
[ ]
Attention: [ ]
Facsimile No. [ ]

With a copy to:	[ ]
[ ]
[ ]
Attention: [ ]
Facsimile No. [ ]

EXH. A-5

If to Lender:	JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, New York 10179
Attention: Joseph E. Geoghan
Facsimile No.: (212) 272-7047

With a copy to:	JPMorgan Chase Bank, N.A.
4 New York Plaza, 22nd floor
New York, New York 10004
Attention: Nancy Alto
Facsimile No.: (212) 623-4779

and

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: William P. McInerney, Esq.
Facsimile No. (212) 504-6666

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

8. Joint and Several Liability. If Tenant consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Lender and Tenant and their respective successors and assigns.

9. Definitions. The term “Lender” as used herein shall include the successors and assigns of Lender and any person, party or entity which shall become the owner of the Property by reason of a foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise. The term “Landlord” as used herein shall mean and include the present landlord under the Lease and such landlord’s predecessors and successors in interest under the Lease, but shall not mean or include Lender. The term “Property” as used herein shall mean the Property, the improvements now or hereafter located thereon and the estates therein encumbered by the Mortgage.

EXH. A-6

10. No Oral Modifications. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.

11. Governing Law. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State where the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State where the Property is located.

12. Inapplicable Provisions. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

13. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

14. Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

15. Transfer of Loan. Lender may sell, transfer and deliver the note evidencing the Loan and assign the Mortgage, this Agreement and the other documents executed in connection therewith to one or more investors in the secondary mortgage market (“Investors”). In connection with such sale, Lender may retain or assign responsibility for servicing the loan, including the Mortgage, this Agreement and the other documents executed in connection therewith, or may delegate some or all of such responsibility and/or obligations to a servicer including, but not limited to, any subservicer or master servicer, on behalf of the Investors. All references to Lender herein shall refer to and include any such servicer to the extent applicable.

16. Further Acts. Tenant will, at the cost of Tenant, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts and assurances as Lender shall, from time to time, require, for the better assuring and confirming unto Lender the property and rights hereby intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement, or for complying with all applicable laws.

17. Limitations on Lender’s Liability. Tenant acknowledges that Lender is obligated only to Landlord to make the Loan upon the terms and subject to the conditions set forth in the Loan Documents. In no event shall Lender or any purchaser of the Property at foreclosure sale or any grantee of the Property named in a deed-in-lieu of foreclosure, nor any heir, legal representative, successor, or assignee of Lender or any such purchaser or grantee (collectively the Lender, such purchaser, grantee, heir, legal representative, successor or assignee, the “Subsequent Landlord”) have any personal liability for the obligations of Landlord under the Lease and should the Subsequent Landlord succeed to the interests of the Landlord under the Lease, Tenant shall look only to the estate and property of any such

EXH. A-7

Subsequent Landlord in the Property for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by any Subsequent Landlord as landlord under the Lease, and no other property or assets of any Subsequent Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease; provided, however, that the Tenant may exercise any other right or remedy provided thereby or by law in the event of any failure by Subsequent Landlord to perform any such material obligation.

[Signatures appear on the following page]

EXH. A-8

IN WITNESS WHEREOF, Lender and Tenant have duly executed this Agreement as of the date first above written.

LENDER:

JPMORGAN CHASE BANK, N.A., a national banking association

By:
Name:
Title:

EXH. A-9

TENANT:

a

By:
Name:
Title:

The undersigned accepts and agrees to the provisions of Section 4 hereof:

LANDLORD:

, a

By:
Name:
Title:

EXH. A-10

ACKNOWLEDGMENTS

[INSERT STATE-SPECIFIC ACKNOWLEDGMENT]

EXH. A-11

EXHIBIT A

LEGAL DESCRIPTION

EXH. A-12